     As filed with the Securities and Exchange Commission on July 29, 1999.
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ----------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                               ----------------
                      INTERTRUST TECHNOLOGIES CORPORATION
             (Exact Name of Registrant as Specified in its Charter)
                               ----------------
         Delaware                     7371                   52-1672106
     (State or Other      (Primary Standard Industrial    (I.R.S. Employer
     Jurisdiction of      Classification Code Number)  Identification Number)
     Incorporation or
      Organization)

                    460 Oakmead Parkway, Sunnyvale, CA 94086
                                 (408) 222-6100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ----------------
                                  Victor Shear
               Chief Executive Officer and Chairman of the Board
                      InterTrust Technologies Corporation
                    460 Oakmead Parkway, Sunnyvale, CA 94086
                                 (408) 222-6100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
     Robert V. Gunderson, Jr., Esq.            Laird H. Simons III, Esq.
          Bennett L. Yee, Esq.               Katherine Tallman Schuda, Esq.
     William E. Growney, Jr., Esq.               Tyler R. Cozzens, Esq.
           Amy S. Cohen, Esq.                   Pamela A. Sergeeff, Esq.
        Margaret E. Paige, Esq.                    Fenwick & West LLP
        Gunderson Dettmer Stough                  Two Palo Alto Square
  Villeneuve Franklin & Hachigian, LLP        Palo Alto, California 94306
         155 Constitution Drive                      (650) 494-0600
      Menlo Park, California 94025
             (650) 321-2400
                               ----------------

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [_]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    Title of Each Class of            Proposed Maximum
 Securities to be Registered    Aggregate Offering Price (1)    Amount of Registration Fee
------------------------------------------------------------------------------------------
Common Stock, $0.001 par
 value.......................           $85,000,000                      $23,630

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o).

                               ----------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JULY 29, 1999

                                         Shares


                              [LOGO OF INTERTRUST]

                      InterTrust Technologies Corporation

                                  Common Stock

                                   --------

  Prior to this offering, there has been no public market for the common stock.
The initial public offering price is expected to be between $      and $
per share. We have applied to list the common stock on The Nasdaq Stock Market's National Market under the symbol "ITRU."

  The underwriters have an option to purchase a maximum of           additional
shares to cover over-allotments of shares.

  Investing in the common stock involves risks. See "Risk Factors" on page 7.

                                                                       Proceeds to
                                                         Underwriting   InterTrust
                                              Price to   Discounts and Technologies
                                               Public     Commissions  Corporation
                                            ------------ ------------- ------------
Per Share..................................     $             $            $
Total......................................    $             $            $

  Delivery of the shares of common stock will be made on or about          ,
1999.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

                        J.P. Morgan & Co.

                                        Salomon Smith Barney

                                                      SoundView Technology Group

                The date of this prospectus is          , 1999.

Narrative Description of Inside Front Cover

A roughly sketched drawing of a three dimensional box over which appears the following text and graphics. At the top appears the heading "THE METATRUST UTILTY." Below, the logos of "Universal Music Group," "PublishOne" and "BMG" appear next to the caption "Content & Distribution;" the logos of "SAIC", "Portal," "Harris", "IIS" and "dts" appear next to the caption "Marketing Alliances;" the logos of "Music Match," "MediaScience," and "Diamond Multimedia" appear next to the caption "Technology;" and the logos of "reciprocal," "Nat West," and "Mitsubishi Corporation" appear next to the caption "Commerce Services." At the bottom of the page, right justified, is the InterTrust logo above the caption "The MetaTrust Utility; Leading Digital Rights Management."

Narrative Description of Gate Fold

Heading Bottom Left Justified InterTrust logo above the caption "The MetaTrust Utility; Leading Digital Rights Management;" centered heading at the top of the page of "Digital Rights Management for Global Commerce."

There is a large platform with a waffle-like pattern suspended in space. The platform is labeled "The MetaTrust Utility." In the center of the platform are two buildings. The building on the left is marked with the symbol "$" in a circle. The building on the right is marked with the letter "i" in a circle. Above the buildings is the caption "Commerce Services Provider" and a bulleted list that reads: "Processes financial and usage transactions;" "Supports online and offline transactions;" and "Deploys and manages InterRights Points."

From the building on the left, two arrows marked with the symbol "$" in a circle point to captions off the bottom of the platform that read "Partners" and "InterTrust", respectively. To the right of the arrows is the caption "InterTrust Revenues = % of value of all goods and services sold in system."

Also from the building on the left, an arrow marked with the symbol "$" in a circle and the letter "i" in a circle points to a human figure next to a computer monitor showing a three-dimensional cube on its screen. Below is a sphere with three arrows meeting in its center. Above is the heading "Publisher" above a bulleted list that reads: "Creates usage rule;" "Associates rules with content;" and "Packages into DigiBox Container." Below is the caption "InterRights Point."

Above and to the left is a list under the heading "Target Markets." Below the heading is the following: the symbol for musical notes in a circle to the left of the caption "Music;" a drawing of a strip of film inside a circle to the left of the caption "Videos;" a drawing of a video game joystick to the left of the caption "Games;" a drawing of an arrow pointing down inside a circle to the left of the caption "Software;" a drawing of a financial chart inside a circle to the left of the caption "Business/Financial Information;" a drawing of sheets of paper inside a circle to the left of the caption "Publishing;" a drawing of a graduate's cap inside a circle to the left of the caption "Education;" a drawing of a cross inside a circle to the left of the caption "Healthcare;" and a drawing of two arrows pointing in two different directions inside a circle to the left of the caption "Enterprise."

From the computer monitor an arrow points to the right. In the middle of the arrow is a three dimensional cube. Beneath the cube is the caption "Content and rules." Above the cube is the heading "DigiBox Container" and a bulleted list that reads "Protects content" and "Reduces piracy". The arrow points to a sphere with three arrows meeting in its center. To the right of the sphere is a web browser labeled "WWW." To the right of the web browser is a compact disk and a floppy disk. Above the grouping is the heading "Distributor" above a bulleted list that reads "Adds rules" and "Sells protected content." Below is the caption "InterRights Point."

From the floppy disk, an arrow points down and to the right. In the middle of the arrow is a three dimensional cube. Beneath the cube is the caption "Content and rules." Above the cube is the heading "DigiBox Container" and a bulleted list that reads "Over Internet" and "On CD and DVD." To the right of the cube is the caption "User" and a bulleted list that reads "Sees personalized offers;" "Purchases online and offline;" and "Uses content according to rules." The arrow points to a sphere with three arrows meeting in its center. To the left of the sphere is the caption "InterRights Point." To the right of the sphere is
a human figure.   An arrow points from the figure to a group of three human
figures. In the middle of the arrow is a three dimensional cube. Beneath the cube is the caption "Content and rules." Above the cube is the heading "DigiBox Container." Next to each of the three human figure are spheres with three arrows meeting in their centers. Below the cube is the caption "Superdistribution" and a bulleted list that reads "Forwards content and rules;" "Encourages purchase and redistribution;" and "Transforms copying into sales channel."

From the human figure, an arrow points downward and to the left. In the middle of the arrow is a three dimensional cube. Beneath the cube is the caption "Payment and usage information." Above the cube is the heading "DigiBox Container". The arrow points to a sphere with three arrows meeting in its center. Below the sphere is the caption "InterRights Point." To the left of the sphere is the building marked with the letter "i" in a circle.

                                 ------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   4
Risk Factors.............................................................   7
Special Note Regarding Forward-Looking Statements........................  24
Use of Proceeds..........................................................  25
Dividend Policy..........................................................  25
Capitalization...........................................................  26
Dilution.................................................................  27
Selected Consolidated Financial Data.....................................  28
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  29
Business.................................................................  40

                                                                            Page
                                                                            ----
Management.................................................................  60
Related-Party Transactions.................................................  71
Principal Stockholders.....................................................  73
Description of Capital Stock...............................................  75
Shares Eligible for Future Sale............................................  78
Underwriting...............................................................  80
Notice to Canadian Residents...............................................  82
Legal Matters..............................................................  83
Experts....................................................................  83
Where You Can Find More Information........................................  83
Index to Consolidated Financial Statements................................. F-1

                                 ------------

   You should rely only on information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.


   Except as otherwise indicated, information in this prospectus is based on the following assumptions:

  . redesignation of our class A voting common stock to common stock;

  . conversion of all outstanding shares of preferred stock and class B non-voting common stock into shares of common stock upon the closing of this offering;

  . exercise of outstanding warrants to purchase 21,692 shares of our common stock;

  . the filing of our Sixth Amended and Restated Certificate of Incorporation in the state of Delaware after completion of this offering; and

  . no exercise of the underwriters' over-allotment option.


                     Dealer Prospectus Delivery Obligation

   Until          , 1999 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information regarding InterTrust and the common stock being sold in this offering in our consolidated financial statements and notes appearing elsewhere in this prospectus and our risk factors beginning on page 7.

                      InterTrust Technologies Corporation

   We have developed a general-purpose digital rights management (DRM) platform that serves as a foundation for providers of digital information, technology, and commerce services to participate in a global e-commerce system. We license our DRM platform as software and tools to partners to build digital commerce services and applications. Collectively, these partners will offer commercial products and services that will form a global commerce system we have branded the "MetaTrust Utility." We maintain the MetaTrust Utility's foundation and will receive from our partners a small percentage of the value of goods and services that run through the system.

   DRM technologies protect and manage the rights and interests in digital information. While the Internet and the music industry have dramatized the need for protection and management of digital information, DRM is needed by any industry that distributes information that can be put into digital form. These types of information include music, videos, software, games, publishing, business information, and images.

   DRM applies to more than content industries. Organizations and individuals want to protect the vast amount of proprietary and personal information, including trade secrets, supply chain and product information, and financial and medical records, that are digitized on computers, sent over networks, and stored in various locations. DRM is also useful for protecting rights as these information flows become more automated, in trading, brokering, regulatory compliance, and other industries.

   Our technology enables all these industries, organizations, and individuals, and each of their constituencies, to protect and manage their rights and interests in digital information. Holders of these rights and interests can easily associate usage rules with the digital information. These rules may represent requirements regarding ownership, access, payment, promotion, warranty, privacy, and other elements of commerce in information. These rules can also persistently apply throughout the lifecycle of the information. When these rights and rules are based on a common foundation, they can form the basis for a global system for digital commerce.

   We believe our DRM platform represents a new computing technology that addresses a key threat to digital commerce--the threat of a user who has been authorized to receive and decrypt digital information and then seeks to use it in an unauthorized way. Our DRM platform enables automation of many aspects relating to the secure commercial exchange of information and can allow digital commerce to be conducted more efficiently.

   Our platform provides the following benefits:

  . Robust Security--Digital information is protected and managed in accordance with associated rules;

  . Persistent Protection and Management--Both the information itself and the rules regarding its use may be continually protected, whether the user is online or offline;

  . Flexible Business Models--Digital information providers can develop their own commercial models with fully programmable rules that can be changed or modified, even after the information is distributed;

  . Superdistribution--Users of digital information, if permitted, can forward that content to others who can use the forwarded information according to the associated rules;

  . Multiple Content and Media Types--Our platform can be used for most content types and for multiple means of digital distribution;

  . Efficient Transaction Processing--Processing partners can take advantage of significant increases in efficiency, including offline processing, immediate payment across a value chain, and automated application of rules;

  . New Advertising Models--The ability to operate offline and securely store and forward collected data enables new cost effective ways to generate revenue from advertising; and

  . Personalized Marketing--Marketing organizations can use many different aspects of our platform to identify and profile individual consumers, and match them with content, offers, and ads, subject to their consent and privacy rights.

   Our partners are: BMG Entertainment Storage Media, Computacenter, Diamond Multimedia Systems, Mediascience, Mitsubishi Corporation, MusicMatch, National Westminster Bank, PublishOne, Reciprocal, and Universal Music Group. We have alliances with Digital Theater Systems, Fraunhofer Institut, Harris Corporation, Portal Software, and SAIC. Some of our partners are in, or are about to enter, commercial trials, and we expect applications and services to be commercially available in the MetaTrust Utility in 2000.

   Our goal is to empower multiple providers of content, technology, and commerce services to build a global system for digital commerce based on our DRM platform. The key elements of our strategy are to: expand our key strategic partnerships; promote widespread deployment of our technology; leverage our neutral MetaTrust Utility model; and maintain our technology lead.

                                ----------------

   We were incorporated in Delaware in January 1990. Our principal executive offices are located at 460 Oakmead Parkway, Sunnyvale, California 94086, and our telephone number is (408) 222-6100.

   InterTrust, DigiBox, and our company logo are our registered trademarks. MetaTrust, MetaTrust Utility, InterRights, Powerchord, RightsWallet, and TrustMail are our trademarks. This prospectus also contains trademarks of other companies.

                                  THE OFFERING

 Common stock offered by us.................           shares
 Common stock to be outstanding after the              shares. This is based
  offering.................................. on the number of shares outstanding as of June 30, 1999.
                                             This number excludes 6,741,411
                                             shares of common stock issuable
                                             upon exercise of outstanding
                                             options as of June 30, 1999 at a
                                             weighted average exercise price
                                             of $1.91 per share. This number
                                             also excludes 311,016 shares of
                                             common stock issuable upon the
                                             exercise of a warrant outstanding
                                             as of June 30, 1999.
 Over-allotment option......................           shares
 Use of proceeds............................ Working capital and general corporate purposes. See "Use of
                                             Proceeds."
 Dividend policy............................ Currently, we do not anticipate paying cash dividends.
 Proposed Nasdaq National Market symbol..... ITRU

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

                                                                            Six Months
                                  Years Ended December 31,                Ended June 30,
                          ---------------------------------------------  -----------------
                           1994     1995     1996      1997      1998     1998      1999
                          -------  -------  -------  --------  --------  -------  --------
Consolidated Statements
 of Operations Data:
Total revenues..........  $   850  $    --  $    25  $  1,100  $    152  $    50  $    486
Loss from operations....   (1,549)  (3,423)  (8,140)  (11,938)  (19,667)  (9,369)  (11,613)
Net loss................   (1,588)  (3,583)  (7,960)  (11,709)  (19,662)  (9,378)  (11,411)
Basic and diluted net
 loss per share.........  $ (0.16) $ (0.35) $ (0.67) $  (0.86) $  (1.41) $ (0.68) $  (0.75)
                          =======  =======  =======  ========  ========  =======  ========
Shares used in computing
 basic and diluted net
 loss per share.........    9,645   10,223   11,913    13,639    13,966   13,777    15,307
                          =======  =======  =======  ========  ========  =======  ========
Pro forma basic and
 diluted net loss per
 share..................                                       $  (0.91)          $  (0.43)
                                                               ========           ========
Shares used in computing
 pro forma basic and
 diluted net loss per
 share..................                                         21,688             26,808
                                                               ========           ========

                                                           June 30, 1999
                                                   -----------------------------
                                                   Actual  Pro Forma As Adjusted
                                                   ------- --------- -----------
Consolidated Balance Sheet Data:
Cash and cash equivalents......................... $15,295  $31,053
Working capital...................................   3,423   20,181
Total assets......................................  17,220   32,978
Total stockholders' equity........................   4,645   21,403

--------

   The pro forma column in the consolidated balance sheet data table above reflects the completion of the sale of 1,309,700 shares of Series E preferred stock for approximately $15.7 million in cash and the conversion of a $1.0 million promissory note into 83,333 shares of Series E preferred stock in July 1999, the exercise of warrants to purchase 21,692 shares of common stock and the conversion of all outstanding shares of preferred stock and class B non-voting common stock into common stock upon completion of this offering.

   The as adjusted column in the consolidated balance sheet data table above
reflects our sale of           shares of common stock in this offering, at an
assumed initial public offering price of $       per share, and after deducting
estimated underwriting discounts and commissions and offering expenses payable by us.

                                  RISK FACTORS

   This offering and an investment in our common stock involve a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus before investing in our common stock. Our business and results of operations could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business

Our business model is new and unproven, and we may not succeed in generating sufficient revenue to sustain or grow our business.

   Our business model is new and unproven. The success of our business depends upon our ability to generate transaction fees from our licensees in the form of a percentage of fees paid by users or charged by our licensees in commercial transactions and services that use our technology and sales of products incorporating our technology. For this, we plan to rely exclusively on our licensees and their customers to use our technology in the distribution of their products and services. To date, our licensees have not used our technology in the commercial distribution of their products and we have not received any transaction fees under this business model. Applications and services based on our technology might not be commercially released by our licensees or, if commercially released, the volume of products and services distributed using our technology may be too small to support or grow our business. While some companies have licensed our technology, other companies may wish to use other technology based on different business models, including the payment of a one-time license fee without sharing in the ongoing revenues generated by use of the technology. While we expect to generate the majority of our revenues in the future from transaction fees, we currently derive all of our revenues from initial license fees and support fees. Our initial license fees vary depending on the scope of the license and other commitments by our partners. We may in the future decide to reduce or eliminate some fees.

Our quarterly operating results are volatile and difficult to predict. If we fail to meet the expectations of public market analysts or investors, the market price of our common stock may decrease significantly.

   Our quarterly operating results have varied significantly in the past and will likely vary significantly in the future. We believe that period-to-period comparisons of our operating results are not meaningful and should not be relied upon as indicators of future performance. Our operating results will likely fall below the expectations of securities analysts or investors in some future quarter or quarters. Our failure to meet these expectations would likely cause the market price of our common stock to decline.

   Our quarterly operating results may vary depending on a number of factors, including:

  . demand for digital goods and services;

  . demand for our Commerce software product;

  . our ability to maintain and establish relationships with leading providers of content, technology, and commerce services;

  . our ability to establish relationships with licensees that generate sufficient revenue;

  . volume and timing of licensing our Commerce software and services;

  . reliability and quality of our Commerce software;

  . actions taken by our competitors, including new product introductions and enhancements;

  . establishment and compliance with emerging standards for selling and distributing digital goods and services;

  . our ability to develop, introduce, and market new products and enhancements to our existing products on a timely basis;

  . nature and types of our licensing arrangements;

  . changes in our pricing policies or those of our competitors;

  . market acceptance of our technology;

  . ability and timing of our licensees and their customers to commercialize our technology;

  . our ability to expand our sales, product development, marketing, and corporate development operations, including hiring additional personnel in these organizations;

  . our ability to control costs;

  . delays or reductions in spending for, or the implementation of, application software by our potential customers as companies attempt to stabilize their computer systems before January 1, 2000 in order to reduce the risk of computer system problems associated with Year 2000 issues;

  . technological changes in our markets;

  . deferrals of customer orders in anticipation of product enhancements or new products;

  . customer budget cycles and changes in these budget cycles; and

  . general economic factors.

Our future revenues are unpredictable and we expect our quarterly operating results to fluctuate, which could cause our stock price to decline.

   We cannot accurately forecast our revenues in any given period because we have only recently released our Commerce software for pilot programs, and the markets in which we compete are emerging. Currently, we rely on initial license fees and support fees from licensing software for all of our revenues. Our revenues could fall short of our expectations if we experience delays in licensing our Commerce software. In the future, we expect to generate the majority of our revenues from transaction fees. We have not received any transaction fees to date. As a result of these factors, it is difficult for us to predict the amount and timing of future revenues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Quarterly Results of Operations."

   Our licensees are required to pay amounts due to us at specified periods, depending on the licensing arrangement. Accordingly, we recognize revenues from these companies when the amounts due are known, which will generally be in the quarter subsequent to the transaction. Furthermore, our licensees are not required to provide us detail on the types of customers and fees that they receive from these customers. Therefore, we have limited and delayed insight on consumer trends and sales which also makes our future revenues unpredictable.

Variations in the volume of sales of digital content and services over the Internet will cause fluctuations in our operating results, which could cause our stock price to decline.

   Our success depends on receiving transaction fees. These fees will be a percentage of fees paid by users or charged by our licensees from transactions and services that use our technology, and sales of products incorporating our technology. To date, we have not received any transaction fees and do not expect to generate any transaction fees in 1999, if ever. If we do receive transaction fees in the future, the amount of these fees in any given quarter will depend on how quickly our technology is deployed and the volume of digital commerce transactions that occur using our product. Variations of these factors could affect our quarterly operating results. As a result, we may be particularly affected by changes in general economic conditions that would cause declines in the level of electronic commerce.

   Because the timing of deployment and digital commerce using our technology is outside of our control, it will be difficult for us to make accurate quarterly revenue projections even if our technology is deployed commercially by our licensees. If our revenue projections are not accurate for a particular quarter, our actual operating results for that quarter could fall below the expectations of analysts and investors. Our failure to meet these expectations would likely cause the market price of our common stock to decline.

We have a history of losses and we expect our operating expenses and losses to increase significantly.

   Our failure to significantly increase our revenues would seriously harm our business. We have experienced operating losses in each quarterly and annual period since inception and we expect to incur significant and increasing losses in the future. We incurred net losses of $8.0 million in 1996, $11.7 million in 1997, $19.7 million in 1998, and $11.4 million for the six months ending June 30, 1999. As of June 30, 1999, we had an accumulated deficit of $56.9 million. We expect to significantly increase our research and development, sales and marketing, and general and administrative expenses. With these additional expenses, we must significantly increase our revenues in order to become profitable. As a result, we expect to incur significant losses for the foreseeable future. To date, we have recognized minimal revenues from the license of our software and have received no transaction fees. Our expense levels are relatively fixed and are based, in part, on expectations as to future revenues. We expect our revenues to vary. If revenue levels fall below our expectations, our net loss will increase because only a small portion of our expenses varies with our revenues. We may never achieve profitability, and if we do, we cannot ensure that we will sustain or increase it. For a more detailed description of our operating results, please see "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We depend solely on third parties to deploy our technology and to create a market for digital commerce.

   To be successful, we must establish and maintain relationships with leading content, technology, and commerce service providers. These relationships are critical to our success because we rely on them to:

  . deploy our technology;

  . develop an infrastructure for the sale and delivery of digital goods and services;

  . generate transaction fees from the sale of digital content and services;

  . develop and deploy new applications; and

  . promote brand preference for InterTrust products and services and the MetaTrust Utility.

   In particular, we have devoted a significant portion of our resources on developing relationships in the music industry. As a result, we are subject to substantial risk if we do not succeed in maintaining our existing relationships and adding new ones in the future.

   Our licensees might not be able to expand their technology infrastructure to meet the complex demands for developing an infrastructure for the sale and delivery of digital goods and services. Adding this new capacity will be expensive and our licensees might not be able to do so successfully. In addition, if our licensees are unable to protect their computer systems from physical damage, power loss, telecommunications failures, viruses, or other malicious acts, we could suffer temporary or long-term interruptions in the delivery and use of our technology by consumers. If our licensees are unable to maintain or expand their technology infrastructure, the delivery of digital content using our technology could be interrupted, and our business and operating results could be harmed.

If our third party relationships are not successful, we may not generate sufficient revenues to sustain or grow our business.

   We have limited experience in establishing and maintaining ongoing relationships with our current licensees. If we lose any of these relationships or if these licensees fail to actively pursue additional business relationships and partnerships, we may not be able to execute our business plan and our business and operating results would suffer significantly. Use of our platform and services may not increase even if we establish and maintain these relationships.

We need to significantly increase the number of companies that license our technology to sustain and grow our business.

   Our success depends on significantly increasing the number of companies that license our technology and use it for the sale and management of digital information and services. We have not yet attracted, and may not in the future be able to attract, a sufficient number of these companies. As of June 30, 1999, only ten companies had licensed our software. Our ability to attract new licensees will depend on a variety of factors, including the performance, reliability, security, scalability--in other words, the ability to rapidly increase deployment size from a limited number of end-users to a very large number of end-users--and cost-effectiveness of our software and services as well as our ability to effectively market our product and services. Our ability to attract new licensees will also depend on the performance of our initial licensees and the overall success of the MetaTrust Utility. Many potential licensees may resist working with us until our, and our licensees', applications and services have been successfully introduced and have achieved market acceptance. In addition, our licensees might in the future adopt digital rights management products of other companies, including products that may compete with our product. Some of our current and future licensees may also decide to develop products that compete with our products. Our licensees could give higher priority to the products of other companies or to their own products than they give to our products. Moreover, we may not be able to establish relationships with important potential customers if we have already established relationships with their competitors.

   Some of our current and future licensees may decide to compete with us. In addition, we may not be able to establish relationships with important participants in particular industries if we have already established relationships with their competitors. Therefore, it is important that we are perceived as independent of any particular customer or licensee. We might not be perceived as a neutral and trusted technology and service provider. In addition, to maintain the trusted operation of the MetaTrust Utility, we require that products and services operating within the MetaTrust Utility comply with specifications administered by us. Potential licensees may be unwilling to be subject to the control of these specifications.

   We may not be able to attract a critical mass of licensees who will develop products and establish clearinghouses, and our licensees may not achieve the widespread deployment of users we believe is necessary for us to become successful. In the future, if applications based on our product are commercially deployed, we expect revenue from the license of our products will decrease as a percentage of revenue. We intend to generate substantially all our future revenue from transaction-based fees. Consequently, any significant shortfall in the number of users, clearinghouses or transactions occurring over our platform would harm our operating results.

The long and complex process of licensing our Commerce software could delay the deployment of our technology and harm our business.

   Licensing our Commerce software is a long and complex process. Before committing to license our product, our licensees must generally consider a wide range of issues including product benefits, installation and infrastructure requirements, ability to work with existing computer systems, ability to support a large user base, functionality, security, and reliability. Furthermore, because digital rights management solutions are relatively new, many companies will be addressing these issues for the first time. As a result, deploying our technology requires us to educate potential licensees of its uses and benefits. The process of entering into a licensing agreement with a company typically involves lengthy negotiations. Entering into a licensing agreement also involves a significant commitment of resources by our licensees and is influenced by their budget cycles. In many cases, these companies must change established business practices and conduct business in new ways. As a result of our long sales cycle, which in the past has generally ranged from six months to 18 months, it is difficult for us to predict the quarter in which a particular prospect will sign a license agreement. To the extent that initial license fees are postponed, our quarterly operating results may be harmed.

Because our technology must be integrated into the products and services of our licensees, there will be significant delay between licensing the software and our licensees' commercial deployment of their products and services.

   Because of the platform nature of our software, after our technology is licensed, our licensees undertake a lengthy process of integration into their existing systems or a new system. Our success depends upon the deployment of our technology by a potential licensee in the use and sale of digital content. None of our licensees have commercially deployed our product and only some of our licensees who have integrated our Commerce software into their system are currently using our Commerce software in a pilot program for evaluation before commercial deployment. The timing of commercial deployment depends upon:

  . the complexity of the licensee's intended application and the necessary development efforts;

  . the technical and engineering capabilities of our licensees;

  . the relative importance of digital rights management to the licensee's business;

  . the success of licensees in signing up customers;

  . ability of our licensees to successfully develop and deploy pilots to test their desired commercial implementation of our software;

  . the business plans and objectives of our licensees in deploying products based on our technology;

  . our licensees' budgetary constraints; and

  . the efforts of our partner development and training and support organizations in providing technical support to our licensees.

   Because of the number of factors influencing the integration and deployment processes, we expect that the period between entering into a licensing arrangement and the time our licensee commercially deploys applications based on our Commerce software will vary widely.

Our Commerce software has only recently been used by our licensees in pilot programs making evaluation of our business and prospects difficult.

   We began offering the general availability release of our Commerce software in December 1998, and released version 1.2 in May 1999. Our licensees' applications and services based on our Commerce software are in development or have only been released for evaluation in very limited pilot programs. None of our licensee applications or services has been deployed commercially. It is possible that our licensees may uncover serious technical and other problems resulting in the delay or failure of the commercial deployment of our licensees' implementation of our Commerce software, including problems relating to security, scalability, fault tolerance, and interoperability of our software or the combination of our software with our licensees' software. Accordingly, evaluation of our business and prospects is difficult. We may not successfully address any of these challenges and the failure to do so would seriously harm our business and operating results. In addition, because we have only released our Commerce software for pre-commercial evaluation, we have limited insight into trends that may emerge and affect our business.

Security breaches of our software and our licensees' software could harm our business.

   The secure transmission and trusted management of proprietary or confidential information over the Internet is essential to establish and maintain confidence in our Commerce software and the software and services developed using our software. Therefore, security concerns and security breaches of our and our licensees' software could harm our business and operating results. Advances in computer capabilities, new discoveries, or other developments could result in a compromise or breach of the security technology that we and our licensees use to protect customer digital content and transaction data. A party that is able to circumvent our security systems could steal digital content, customer data or other proprietary information or cause interruptions in ours and our licensees' operations. Security breaches could damage our reputation and expose us to a risk of loss or litigation. Our insurance policies carry low coverage limits, which may not be adequate to reimburse us for losses caused by security breaches. We cannot guarantee that our security measures will prevent security breaches.

Cryptography technology is subject to security risks.

   Our and our licensees' software and services depend in part on cryptography technology. The security depends on the integrity of a user's private key and that it is not stolen or otherwise compromised. Should an easy method for circumventing or compromising this technology be developed, then the security of encryption products utilizing this technology would be reduced or eliminated. Any significant advances in techniques for attacking cryptographic systems could also render some or all of our and our licensees' software and services obsolete or unmarketable. Current or future governmental regulation regarding the use, scope, and strength of cryptography could also limit our and our licensees' ability to develop and distribute software with encryption strong enough to maintain the integrity of keys against compromise. In the past there have been public announcements of the successful decoding of certain cryptographic messages and of the potential misappropriation of keys. This type of publicity could also harm public perception of the effectiveness of the cryptography technology included in our Commerce software and our licensees' applications and services and could harm our business.

Defects in our software and the software of our licensees could harm our business.

   Complex software products like ours often contain errors or defects, including errors relating to security, particularly when first introduced or when new versions or enhancements are released. Commerce 1.2 has only recently been released for limited pilot programs and is being evaluated by our licensees. Defects or errors in current or future products could result in delayed or failed deployment of our technology, lost revenues or a delay in or failure to achieve market acceptance, any of which would seriously harm our business and operating results.

   Furthermore, our strategy is to have our licensees and other third parties deploy our technology for use in commercial transactions with their digital content. If their products and services contain errors or defects, it could seriously undermine the perceived trust and security needed for a commercial system and could delay or prevent market acceptance of digital commerce resulting in serious harm to our business and operating results. Because this is a system used for commerce, we believe the standards for reliability and performance will be very high.

   The deployment and use of our products expose us to substantial risks of product liability claims potentially because our products are expected to be used in sensitive and valuable digital commerce transactions and potentially because we require our partners to comply with our specifications. We could be subject to potential liability claims and third party liability claims related to the MetaTrust Utility and products and services purchased using our technology. Although our license agreements typically contain provisions designed to limit our exposure to potential product liability claims, it is possible that these limitations of liability provisions may not be effective as a result of existing or future laws or unfavorable judicial decisions. A product liability claim brought against us, even if not successful, would likely be time consuming and costly to defend and could significantly harm our business and operating results.

We rely on third-party software and applications.

   We integrate third-party software as a component of our software. As a result, we face a number of challenges in integrating these technologies into our Commerce software and any future releases of our Commerce software. We would be seriously harmed if the providers from whom we license software ceased to deliver and support reliable products, enhance their current products or respond to emerging industry standards. In addition, the third-party software may not continue to be available to us on commercially reasonable terms or at all. The loss of, or inability to maintain or obtain this software, could result in shipment delays or reductions. Furthermore, we might be forced to limit the features available in our current or future product offerings. Either alternative could seriously harm our business and operating results.

Year 2000 issues could harm our business.

   We are in the process of assessing any Year 2000 issues with the computer communications, software, and security systems that we use to deliver and manage our software and services and to manage our internal operations. If our systems do not operate properly with date calculations involving the Year 2000 and subsequent dates, we could incur unanticipated expenses to remedy any problems, which could seriously harm our business and operating results. We may also experience reduced sales of our software and services as current or potential customers reduce their budgets for management products due to increased expenditures on their own Year 2000 compliance efforts. To the extent our Commerce software is embedded with other companies' products that are not Year 2000 compliant, our reputation in the marketplace and use of our technology by our partners could be harmed, both of which would harm our business and operating results.

   Our efforts to address Year 2000 issues are described in more detail in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of Year 2000."

The market for digital rights management will be subject to rapid technological change and new product introductions and enhancement that we may not be able to address. We need to develop and introduce new products, technologies, and services.

   The market for digital rights management solutions is fragmented and marked by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, and changes in customer demands. There is currently no standard for digital rights and digital rights management. New products based on new technologies or new industry standards can quickly render existing products obsolete and unmarketable. Any delays in our ability to develop and release enhanced or new products could seriously harm our business and operating results. Our technology is complex and new products and product enhancements can require long development and testing periods. In the past we have experienced delays in new product releases, and we may experience similar delays in the future. Our failure to conform to prevailing standards, anticipate changes in standards or develop and sell new product releases on a timely basis could harm our business and operating results. Our future success will depend on our ability to develop and introduce, in response to customer and market demands, new releases of our Commerce software which offer features and functionality that we do not currently provide.

Our markets are rapidly evolving and we may not be able to compete successfully.

   Our markets are new, rapidly evolving, and highly competitive, and we expect this competition to persist and intensify in the future. Our failure to maintain and enhance our competitive position could seriously harm our business and operating results. We encounter current or potential competition from a number of sources, including:

  . providers of secure digital distribution technology like AT&T, IBM, Microsoft, Liquid Audio, Preview Software, and Xerox;

  . providers of hardware-based content metering and copy protection systems, including the 4C Entity (IBM, Intel, Matsushita, Toshiba), Sony, and Wave Systems; and

  . operating system manufacturers, including Microsoft or Sun Microsystems, that may develop or license digital rights management solutions for inclusion in their operating systems.

   Potential competitors may bundle their products or incorporate a digital rights management component into existing products in a manner that discourages users from purchasing our products. For example, we expect that future releases of Microsoft's Windows operating system, which manages the programs on a computer, will include components addressing digital rights management functions. Furthermore, new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can.

   Furthermore, in order to be successful in this emerging market, we must be able to differentiate ourselves from our competitors through our product and service offerings and the brand name recognition of our software and services, as well as through our licensees and the MetaTrust Utility. We may not be successful in differentiating ourselves or achieving widespread market acceptance of our products and services and our licensees' products and services. Furthermore, enterprises that have already invested substantial resources in other methods of deploying and managing their applications and services may be reluctant or slow to adopt a new approach that may replace, limit, or compete with their existing systems. The market for our digital rights management products will also depend upon the cost and effectiveness of our products, the development of alternative standards or technologies for the management of digital rights and the uncertainty in the market place created by alternative approaches to rights management.

   Some of our competitors have longer operating histories and significantly greater financial, technical, marketing, and other resources than we do. Many of these companies have more extensive customer bases and broader partner relationships that they could leverage, including relationships with many of our current and potential partners. These companies also have significantly more established customer support and professional services organizations than we do. In addition, these companies may adopt aggressive pricing policies. For a more detailed description of our competitive position, including some of our competitors and competitive products, please see "Business--Competition."

We and our licensees may be found to infringe proprietary rights of others.

   Digital rights management is an emerging field in which we expect a number of companies to create, and pursue patent protection for, inventions and technologies. Other companies, including our competitors, may obtain patents or other proprietary rights that would prevent, or limit or interfere with our ability to make, use or sell our products. In the past, we have received notices alleging potential infringement by us of the proprietary rights of others. In January 1996, we received a letter from an attorney representing E-Data Corporation containing an allegation of infringement of a patent E-Data allegedly owns. We exchanged correspondence with E-Data's attorneys ending in September 1996. We have not heard from any representative of E-Data since that time. In November 1997, we received a letter from representatives of TAU Systems Corporation informing us of two patents held by TAU Systems. In the letter, the representatives stated their opinion that our Commerce software contained various elements recited in the two patents and requested that we discuss licensing the technology of these patents. We responded to the letter stating that although we had not undertaken a detailed review of the patents, we were unaware of any of our products having one of the elements required by the patent claims. We have not received any further correspondence from TAU Systems. In the future we or our licensees could be found to infringe upon the patent rights of E-Data, TAU Systems, or other companies. Furthermore, companies in the software market are increasingly bringing suits alleging infringement of their proprietary rights, particularly patent rights. We and our licensees could incur substantial costs to defend or settle any litigation, and intellectual property litigation could force us to do one or more of the following:

  . cease selling, incorporating, or using products or services that incorporate the challenged intellectual property;

  . obtain a license from the holder of the infringed intellectual property right; and

  . redesign products or services.

   Our licensees' products and services may be subject to a claim of patent infringement independent of any infringement by our software.

   We and our licensees might not be able to redesign our products and services or obtain a license on commercially reasonable terms from the holders of any potentially infringed intellectual property.

Any successful claim of infringement against us or our licensees and our or their failure or inability to license the infringed technology on commercially reasonable terms would seriously harm our business and operating results. In addition, we may be required to indemnify our licensees for some third party claims of infringement.

Protection of our intellectual property is limited.

   Our success and ability to compete are substantially dependent on our proprietary technology and trademarks, which we attempt to protect through a combination of patent, copyright, trade secret, and trademark laws, as well as confidentiality procedures and contractual provisions.

   Our patent applications or trademark registrations may not be approved. Moreover, even if approved, they may not provide us with any competitive advantage or may be challenged by third parties. If challenged, any of our patents might not be upheld or their claims could be narrowed. Legal standards relating to the validity, enforceability, and scope of intellectual property rights generally, and in Internet-related industries specifically, are uncertain and still evolving, and the future viability or value of any of our intellectual property rights is uncertain. Any litigation surrounding our rights could force us to divert important financial and other resources away from our business operations. In addition, we sell our products internationally, and the laws of many countries do not protect our proprietary rights as well as the laws of the United States. See "Business--Intellectual Property."

   These legal protections afford only limited protection. Any steps we take to protect our intellectual property may be inadequate, time consuming, and expensive. Furthermore, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property. Also, our competitors may independently develop similar technology, duplicate our products, or design around our patents or our other intellectual property.

We must retain and attract key personnel.

   Our success depends largely on the skills, experience, and performance of the members of our senior management and other key personnel, including our chairman of the board and chief executive officer, Victor Shear. We have recently hired new managers and key personnel and we intend to continue to hire these personnel. We might be unable to assimilate our recently hired key personnel or be unable to locate, hire, and retain additional qualified key personnel.

   None of our senior management or other key personnel is bound to be employed for any specific time period. If we lose one or more of these key employees, our business and operating results could be seriously harmed. In addition, our future success will depend largely on our ability to continue attracting and retaining highly skilled personnel. Like other companies in the San Francisco Bay Area, we face intense competition for qualified personnel. For a more detailed description of our management personnel, please see "Management."

We need to develop and expand our sales and marketing capabilities.

   We need to expand our sales and marketing operations in order to increase market awareness of digital rights management and our Commerce software, in addition to the products and services of our licensees and the MetaTrust Utility. However, competition for qualified sales and marketing personnel is intense and we may not be able to hire enough qualified individuals in the future. Our products and services require a sophisticated sales and marketing effort targeted at senior management of our prospective licensees. New hires require extensive training and typically take at least four to six months to achieve full productivity. In addition, we have limited experience marketing our products broadly to a large number of potential partners. For additional information regarding our marketing operations please see "Business--Sales and Partner Development."

We need to expand our partner development, training, and support organizations.

   We may not be able to attract, train or retain the number of highly qualified partner development, and training and support services personnel that our business needs. We believe that growth in our software licensing depends on our ability to provide our customers with professional support services. As a result, we plan to increase the number of our support personnel to meet these needs. However, competition for qualified services personnel is intense. For additional information regarding our support services please see "Business-- Training and Support."

We must manage our growth and expansion.

   Our historical growth has placed, and any further growth is likely to continue to place, a significant strain on our resources. Any failure to manage growth effectively could seriously harm our business and operating results. We have grown from 88 employees at December 31, 1997 to 138 employees at June 30, 1999. To be successful, we will need to implement additional management information systems, improve our operating, administrative, financial and accounting systems and controls, train new employees, and maintain close coordination among our executive, engineering, accounting, finance, marketing, and operations organizations. In addition, our growth has resulted, and any future growth will result, in increased responsibilities for management personnel.

Expanding internationally is expensive; we may receive no benefit from our expansion.

   We plan to increase our international sales force and operations. However, we may not be successful in increasing our international partnering relationships. In addition, our international business activities are subject to a variety of risks, including the adoption of laws, currency fluctuations, actions by third parties, and political and economic conditions that could restrict or eliminate our ability to do business in foreign jurisdictions. To date, we have not adopted a hedging program to protect us from risks associated with foreign currency fluctuations.

Industry Related Risks

We are susceptible to significant risk in the music industry.

   We currently devote a significant portion of our time, resources, and attention pursuing partnerships and business within the music industry. As a result, we are subject to substantial market risk with respect to the degree of success of digital music commerce over the Internet. Because of our transaction fee-based business model, our revenues and success will rely primarily upon the volume of electronic commerce transactions that occur using our platform. A number of factors outside of our control with respect to the music industry could cause our revenues and stock price to fluctuate. These factors include:

  . slow market adoption and growth of sales of digitally downloaded recorded music through the Internet;

  . competition for consumers from traditional retailers of music;

  . music content providers' ability to attract significant music artists, record labels, and recordings to be distributed in their format;

  . development and adoption of compression technology to facilitate digital delivery of music; and

  . development and adoption of consumer devices that are able to play downloaded digital music.

Use of the Internet for commercial distribution of digital content might not be widely accepted.

   Rapid growth in the use of and interest in the Internet for electronic business has occurred only recently. As a result, acceptance and use may not continue to develop at historical rates, and a sufficiently broad base of consumers may not adopt, and continue to use, the Internet and other online services as a medium for digital commerce. Demand and market acceptance for recently introduced digital content and services over the Internet are subject to a high level of uncertainty, and there are few proven products and services.

   We depend on the widespread acceptance of commerce in digital information over the Internet, through DVD, and other means. These methods for distribution of digital information may not be commercially accepted for a number of reasons, including:

  . failure to adequately develop the necessary infrastructure for communication of digital information and for payment processing;

  . failure to develop or deploy enabling technologies, including compression or broadband technology necessary for distribution of particular digital content over the Internet;

  . reduced demand for paid digital content due to the widespread availability of free content online;

  . insufficient speed, access, and server reliability;

  . public perception of the security and confidentiality of digital information and the confidentiality of its providers and users;

  . development of competing technologies; and

  . delays in the development of new standards and protocols necessary to handle increased Internet activity.

   In addition, consumers generally are concerned with security and privacy on the Internet and any publicized security problems could inhibit the growth of the Internet as a means of conducting commercial transactions. Our business and operating results would be seriously harmed if digital content providers become unwilling to sell content over the Internet or if consumers become unwilling to transmit confidential information online.

   If commerce in digital information is not accepted for any reason, our business and operating results will be seriously harmed.

The market for digital rights management may not widely develop.

   The market for digital rights management has only recently begun to develop and is rapidly evolving. A viable market for our products may not emerge or be sustainable. Consumers may not accept protected digital content because, to date, they have been able to download content for free and use or distribute it without restriction. In addition, lengthy download time for content and technical difficulties may discourage consumer acceptance. If the digital rights management market fails to develop, or develops more slowly than expected, our business and operating results would be seriously harmed.

If standards for digital rights management are not adopted, confusion among content providers, distributors, and consumers may depress the level of electronic commerce.

   If standards for digital rights management are not adopted or complied with, content providers may delay distributing content until they are confident that the technology by which the content is to be distributed will be commercially accepted. Standards for the distribution of various digital content might not develop or might be found to violate antitrust laws or "fair use" policies. In addition, the failure to develop a standard among device manufacturers may affect the market for digital goods and services. As a result, consumers may delay purchasing products and services that include our technology if they are uncertain of commercial acceptance of the standards with which our technology complies. Accordingly, if a standard format for the secure delivery of content on the Internet is not adopted, or if the standards are not compatible with our digital rights management technology, our business and operating results would likely be harmed. If a competitor were to establish the dominant industry standard, our business and operating results would likely be harmed.

We may face increased governmental regulation and legal uncertainties that could increase our costs and provide a barrier of doing business.

   Exports of software products utilizing encryption technology are generally restricted by the United States and various foreign governments. Although we have obtained approval to export our Commerce software, the list of products and countries for which export approval is required could be revised in the future to include more products and related services that include encryption technology. If we do not obtain required approvals we may not be able to license our software in international markets.

   To date, communications and commerce on the Internet have not been highly regulated. However, Congress has held hearings on whether to regulate providers of services and transactions in the electronic commerce market. It is possible that Congress or individual states could enact laws regulating Internet commerce that address issues including user privacy, pricing, and the characteristics and quality of products and services. In addition, several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers in a manner similar to long distance telephone carriers and to impose access fees on these companies. This could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues including property ownership, libel, and personal privacy apply to the Internet. Any new laws or regulations relating to the Internet could harm our business.

   As of October 1998, the European Union has adopted a Privacy Directive that regulates the collection and use of information that can be associated with specific individuals. These regulations may inhibit or prohibit the collection and sharing of personal information in ways that could harm our partners or us. The globalization of Internet commerce may be harmed by these and similar regulations since the EU Privacy Directive prohibits transmission of personal information outside the European Union unless the receiving country has enacted individual privacy protection laws at least as strong as those enacted by the EU Privacy Directive. The United States and the European Union have not yet resolved this matter and they may not do so, if ever, in a manner favorable to our licensees or us.

Imposition of sales and other taxes on electronic commerce transactions may hinder electronic commerce.

   The taxation of commerce activities in connection with the Internet has not been established and may change in the future and may vary from jurisdiction to jurisdiction. One or more states or foreign countries may seek to impose sales or other charges on foreign companies that engage in or facilitate electronic commerce. A number of proposals have been made at the local, state, and foreign level that would impose additional taxes on the sale of products and services through the Internet. These proposals, if adopted, could substantially impair the growth of electronic commerce and could significantly harm our business and operating results. Moreover, if any state our foreign country were to successfully assert that we should collect sales or other taxes on the exchange of products and services through the Internet, our business may be harmed.

   In 1998, Congress passed the Internet Freedom Act, which imposes a three-year moratorium on state and local taxes on Internet-based transactions. We cannot assure you that this moratorium will be extended. Failure to renew this moratorium would allow various states to impose taxes on electronic commerce, which may harm our business.

Risks Related to this Offering

Our stock price may be particularly volatile because of the industry we are in.

   The stock market in general has recently experienced extreme price and volume fluctuations. In addition, the market prices of securities of technology companies, particularly Internet-related companies, have been extremely volatile, and have experienced fluctuations that have often been unrelated to or disproportionate to the operating performance of these companies. These broad market fluctuations could adversely affect the market price of our common stock.

Our securities have no prior market and our stock price may decline after the offering.

   Before this offering, there has not been a public market for our common stock and the trading market price of our common stock may decline below the initial public offering price. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. In addition, an active public market for our common stock may not develop or be sustained after this offering.

We might be the target of class action litigation due to stock price volatility.

   In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, which could harm our business and operating results.

We may need to raise additional funds in the future.

   We expect the net proceeds from this offering to be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. After that, we may need to raise additional funds, and additional financing may not be available on favorable terms, if at all. This could seriously harm our business and operating results. Furthermore, if we issue additional equity securities, stockholders may experience dilution, and the new equity securities could have rights senior to those of existing holders of our common stock. If we need to raise funds and cannot do so on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities, or respond to competitive pressures or unanticipated requirements. For a discussion regarding our use of proceeds from this offering, dilution and our working capital, please see "Use of Proceeds," "Dilution" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

We are significantly influenced by existing stockholders.

   On completion of this offering, executive officers, key employees and directors, and their affiliates will beneficially own, in the aggregate,
approximately     % of our outstanding common stock (assuming no exercise of the underwriters' over-allotment option). In addition, if two of our existing stockholders exercise their right to buy in this offering in full, the
percentage will increase to     %. As a result, these stockholders will be able
to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could have the effect of delaying or preventing a third party from acquiring control over us. For information regarding the ownership of our outstanding stock by our executive officers and directors and their affiliates, please see "Principal Stockholders."

We have implemented anti-takeover provisions that could make it more difficult to acquire us.

   Our certificate of incorporation, our bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

  . authorizing the issuance of shares of "blank check" preferred stock;

  . prohibiting stockholder action by written consent; and

  . limitations on stockholders' ability to call special stockholder meetings.

   For information regarding these and other provisions, please see "Description of Capital Stock." We are also currently considering other anti-takeover measures, including a stockholders' rights plan.

Substantial sales of our common stock could depress our stock price.

   If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. Based on shares outstanding as of June 30, 1999, upon completion of
this offering, we will have outstanding         shares of common stock. Other
than the shares of common stock sold in this offering, shares will be eligible for sale in the public market immediately. Our stockholders will be subject to agreements with the underwriters or us that restrict their ability to transfer their stock for 180 days from the date of this prospectus. After these
agreements expire, an additional         shares will be eligible for sale in
the public market. For a detailed discussion of the shares eligible for future sale, please see "Shares Eligible for Future Sale."

As a new investor, you will incur substantial dilution as a result of this offering and future equity issuances.

   The initial public offering price is substantially higher than the book value per share of our outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate substantial
dilution of $      a share. In addition, we have issued options to acquire
common stock at prices significantly below the initial public offering price. To the extent outstanding options are ultimately exercised, there will be further dilution to investors in this offering. We have in the past and may in the future issue equity securities to our partners. Any issuances to these partners may cause further dilution to investors in this offering. For a discussion regarding dilution in this offering, please see "Dilution."

We have broad discretion to use the proceeds from this offering for purposes that you may not agree, and we may not be successful in investing these proceeds.

   We plan to use the proceeds from this offering for general corporate purposes. Therefore, we will have broad discretion as to how we will spend the proceeds, and stockholders may not agree with the ways in which we use the proceeds. We may not be successful in investing the proceeds from this offering, in our operations or external investments, to yield a favorable return.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements. These statements relate to future events or our future business or financial performance. In some cases, you can identify forward-looking statements by terminology; for instance, may, will, should, expect, plan, anticipate, believe, estimate, predict, potential, or continue, the negative of these terms, or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the Risk Factors section. These factors may cause our actual results to differ materially from any forward-looking statement.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

                                USE OF PROCEEDS

   Our net proceeds from the sale of the           shares of common stock we
are offering are estimated to be $      million, after deducting estimated
underwriting discounts and commissions and offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that our
net proceeds will be approximately $       million. We expect to use the net
proceeds for general corporate purposes, including working capital. A portion of the net proceeds may also be used for the acquisition of businesses, products and technologies that are complementary to ours. We have no current agreements or commitments for acquisitions of complementary businesses, products or technologies. Pending these uses, we will invest the net proceeds of this offering in investment grade and interest-bearing securities.

                                DIVIDEND POLICY

   We have not paid any cash dividends since inception and do not currently intend to pay any cash dividends.

                                 CAPITALIZATION

   The following table sets forth the following information:

  . our actual capitalization as of June 30, 1999;

  . our pro forma capitalization as of June 30, 1999, after giving effect to the sale of 1,309,700 shares of Series E preferred stock for approximately $15.7 million in cash and the conversion of a $1.0 million promissory note into 83,333 shares of Series E preferred stock in July 1999, the exercise of warrants to purchase 21,692 shares of common stock, and the conversion of all outstanding shares of preferred stock and class B non-voting common stock into common stock; and

  . our pro forma as adjusted capitalization as of June 30, 1999, to reflect our receipt of the estimated net proceeds from our sale of shares of common stock in this offering, after deducting the estimated underwriting discounts and commissions and offering expenses, the filing of a new certificate of incorporation after the closing of this offering.

   This table excludes the following shares:

  . 6,741,411 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 1999 at a weighted average exercise price of $1.91 per share;

  . 138,124 shares of common stock available for issuance as of June 30, 1999 under our 1995 Stock Plan;

  . 311,016 shares of common stock issuable upon the exercise of a warrant outstanding as of June 30, 1999;

  . 1,900,000 shares of common stock available for issuance under our 1999
    Equity Incentive Plan;

  . 350,000 shares of common stock available for issuance under our 1999
    Employee Stock Purchase Plan; and

  . 350,000 shares of common stock available for issuance under our 1999 Non-
    Employee Directors Option Plan.

   See "Management--Employee Benefit Plans" and Notes 4 and 7 of Notes to Consolidated Financial Statements for a description of our equity plans.

                                                        June 30, 1999
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                 (in thousands, except share
                                                     and per share data)
Convertible promissory note...................  $  1,000  $     --    $     --
                                                --------  --------    --------
Stockholders' equity:
 Convertible preferred stock, $.001 par value,
  20,000,000 shares authorized, 12,492,410
  shares outstanding actual; 20,000,000 shares
  authorized, no shares outstanding pro forma;
  10,000,000 shares authorized, no shares
  outstanding pro forma as adjusted...........        12        --          --
 Class A voting common stock, $.001 par value,
  50,000,000 shares authorized, 15,003,082
  shares outstanding actual; 50,000,000 shares
  authorized, 31,251,085 shares outstanding
  pro forma; 120,000,000 shares authorized,
            shares outstanding pro forma as
  adjusted....................................        15        31
 Class B non-voting common stock, $.001 par
  value, 20,000,000 shares authorized,
  2,340,868 shares outstanding actual;
  20,000,000 shares authorized, no shares
  outstanding pro forma; no shares authorized,
  no shares outstanding pro forma as
  adjusted....................................         2        --          --
Additional paid-in capital....................    65,801    82,557
Deferred compensation.........................    (4,078)   (4,078)     (4,078)
Notes receivable from stockholders............      (236)     (236)       (236)
Accumulated deficit...........................   (56,871)  (56,871)    (56,871)
                                                --------  --------    --------
Total stockholders' equity....................     4,645    21,403
                                                --------  --------    --------
Total capitalization..........................  $  5,645  $ 21,403    $
                                                ========  ========    ========

                                    DILUTION

   Our pro forma net tangible book value as of June 30, 1999 was $21.4 million, or approximately $0.68 per share. Net tangible book value per share represents the amount of stockholders' equity, less intangible assets, divided by 31,251,085 shares of common stock outstanding after giving effect to the sale of 1,309,700 shares of Series E preferred stock for approximately $15.7 million in cash and the conversion of a $1.0 million promissory note into 83,333 shares of Series E preferred stock in July 1999, the exercise of warrants to purchase 21,692 shares of common stock and the conversion of all outstanding shares of preferred stock and class B non-voting common stock into shares of common stock upon completion of this offering.

   Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after completion of this offering. After giving effect to our
sale of           shares of common stock in this offering at an assumed initial
public offering price of $      per share and after deducting the estimated
underwriting discounts and commissions and offering expenses, our net tangible
book value as of June 30, 1999 would have been $      million or $      per
share. This represents an immediate increase in net tangible book value of
$      per share to existing stockholders and an immediate dilution in net
tangible book value of $      per share to purchasers of common stock in the
offering, as illustrated in the following table:

   Assumed initial public offering price per share.................        $
     Pro forma net tangible book value per share as of June 30,
      1999.........................................................  $0.68
     Increase per share attributable to new investors..............
                                                                     -----
   Pro forma net tangible book value per share after the offering..
                                                                           ----
   Dilution per share to new investors.............................        $
                                                                           ====

   The following table presents on a pro forma basis as of June 30, 1999, after giving effect to the sale of 1,309,700 shares of Series E preferred stock for approximately $15.7 million in cash and the conversion of a $1.0 million promissory note into 83,333 shares of Series E preferred stock in July 1999, the exercise of warrants to purchase 21,692 shares of common stock and the conversion of all outstanding shares of preferred stock and class B non-voting common stock into common stock upon completion of this offering, the differences between the existing stockholders and the purchasers of shares in the offering with respect to the number of shares purchased from us, the total consideration paid and the average price paid per share:

                                 Shares Purchased  Total Consideration  Average
                                ------------------ ------------------- Price Per
                                  Number   Percent   Amount    Percent   Share
                                ---------- ------- ----------- ------- ---------
   Existing stockholders....... 31,251,085       % $77,960,000       %   $2.49
   New stockholders............                                          $
                                ----------  -----  -----------  -----
     Totals....................             100.0%              100.0%
                                ==========  =====  ===========  =====

   As of June 30, 1999, there were options outstanding to purchase a total of 6,741,411 shares of common stock at a weighted average exercise price of $1.91 per share. In addition, as of June 30, 1999, there was a warrant outstanding to purchase 311,016 shares of common stock. To the extent these outstanding options or warrants are exercised, there will be further dilution to new investors. For a description of our equity plans, please see "Management-- Employee Benefit Plans" and Notes 4 and 7 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected consolidated financial data should be read in conjunction with, and are qualified by reference to, the consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1996, 1997 and 1998, and the consolidated balance sheet data at December 31, 1997 and 1998 are derived from our consolidated financial statements which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1994 and 1995, and the consolidated balance sheet data at December 31, 1994, 1995 and 1996 are derived from our consolidated financial statements not included in this prospectus which have been audited by Ernst & Young LLP, independent auditors. The consolidated statement of operations data for the six months ended June 30, 1998 and 1999 and the consolidated balance sheet data at June 30, 1999 are derived from unaudited consolidated financial statements included elsewhere in this prospectus and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of the results of operations for these periods. The historical results are not necessarily indicative of future results.

                                                                            Six Months
                                  Years Ended December 31,                Ended June 30,
                          ---------------------------------------------  -----------------
                           1994     1995     1996      1997      1998     1998      1999
                          -------  -------  -------  --------  --------  -------  --------
                                     (in thousands except per share data)
Consolidated Statements
 of Operations Data:
Revenues:
 Licenses...............  $   850  $   --   $   --   $  1,000  $    --   $   --   $    309
 Software support
  services..............      --       --        25       100       152       50       177
                          -------  -------  -------  --------  --------  -------  --------
Total revenues..........      850      --        25     1,100       152       50       486
Cost of revenues:
 Licenses...............      --       --       --        --        --       --         42
 Software support
  services..............      --       --         5       102       191       84       208
                          -------  -------  -------  --------  --------  -------  --------
Total cost of revenues..      --       --         5       102       191       84       250
                          -------  -------  -------  --------  --------  -------  --------
Gross profit (loss).....      850      --        20       998       (39)     (34)      236
Operating costs and
 expenses:
 Research and
  development...........    1,469    2,620    4,852     8,287    13,041    6,358     7,088
 Sales and marketing....      --       --     1,573     2,717     3,870    1,902     2,449
 General and
  administrative........      930      803    1,735     1,932     2,717    1,075     2,117
 Amortization of
  deferred
  compensation..........      --       --       --        --        --       --        195
                          -------  -------  -------  --------  --------  -------  --------
Total operating costs
 and expenses...........    2,399    3,423    8,160    12,936    19,628    9,335    11,849
                          -------  -------  -------  --------  --------  -------  --------
Loss from operations....   (1,549)  (3,423)  (8,140)  (11,938)  (19,667)  (9,369)  (11,613)
Interest income
 (expense), net.........      (39)    (160)     180       229         5       (9)      202
                          -------  -------  -------  --------  --------  -------  --------
Net loss................  $(1,588) $(3,583) $(7,960) $(11,709) $(19,662) $(9,378) $(11,411)
                          =======  =======  =======  ========  ========  =======  ========
Basic and diluted net
 loss per share.........  $ (0.16) $ (0.35) $ (0.67) $  (0.86) $  (1.41) $ (0.68) $  (0.75)
                          =======  =======  =======  ========  ========  =======  ========
Shares used in computing
 basic and diluted net
 loss per share.........    9,645   10,223   11,913    13,639    13,966   13,777    15,307
                          =======  =======  =======  ========  ========  =======  ========
Pro forma basic and
 diluted net loss per
 share..................                                       $  (0.91)          $  (0.43)
                                                               ========           ========
Shares used in computing
 pro forma basic and
 diluted net loss per
 share..................                                         21,688             26,808
                                                               ========           ========

                                          December 31,
                               -------------------------------------  June 30,
                                1994    1995    1996   1997    1998     1999
                               ------  ------  ------ ------  ------  --------
Consolidated Balance Sheet
 Data:
Cash and cash equivalents..... $    9  $  386  $8,359 $1,884  $5,575  $15,295
Working capital (deficit)..... (1,319) (4,590)  6,061 (1,893) (3,042)   3,423
Total assets..................    194     603   9,076  3,111   8,280   17,220
Total stockholders' equity
 (deficit).................... (1,148) (4,387)  6,708   (847) (2,014)   4,645

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with the consolidated financial statements and notes appearing elsewhere in this prospectus. The following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Risk Factors."

Overview

   We have developed a general purpose DRM platform that serves as a foundation for providers of digital information, technology, and commerce services to participate in a global system for digital commerce. InterTrust was formed and incorporated in January 1990. From inception through 1998, our efforts were principally devoted to research and development, raising capital, recruiting personnel, and establishing licensing relationships. As a result, we were considered a development stage enterprise during this period. We shipped the general availability version of our Commerce software at the end of December 1998, and some of our partners are in or are about to enter into pilot programs using this software.

   We license our DRM platform to companies to build digital commerce services and applications. Our goal is to license to content, technology, and commerce services partners in order to achieve widespread dissemination of our technology, an expanding consumer base, and broad participation by digital information providers. We currently derive all of our revenues from initial license fees and associated software support services. Our license agreements also require our partners to pay a transaction fee that is a percentage of amounts paid by users or charged by our partners in commercial transactions and services that use our technology, and sales of products incorporating our technology. Our license agreements relating to uses of our technology within enterprises for privately managing proprietary data may require a per-user fee. Over time, we anticipate that our revenues will be derived primarily from transaction fees and to a significantly lesser extent, from initial license fees and support fees. However, we do not expect to receive any transaction fees in 1999, if ever. Future transaction fees are dependent on the success of our licensees and their customers in commercially deploying services and applications and we may not recognize significant revenue from this source.

   We are targeting relationships that will establish our DRM in several large markets, including entertainment, business information, and publishing. To date, a significant part of our licensing efforts has been focused on adoption of our technology by the music industry as we believe it will be an early implementer of DRM technology. We believe that if our general purpose platform is adopted in the music market, we will be positioned to have our platform adopted in other entertainment markets, including games, audio books, and video, and other markets, including business information and publishing.

   We have three basic types of license agreements: commerce service licenses, business licenses, and applications licenses. These agreements provide different rights and technology depending on the commercial plans of our partners. Initial license fees received from these agreements may vary in amount depending on partner commitments, scope of the license with respect to commercial markets, territory, term of agreement and other factors. We have in the past decided, and may in the future decide to reduce or eliminate initial license fees based on these factors.

   Licenses of our Commerce software generally require the payment of an initial license fee. Initial license revenue is recognized upon execution of a license agreement and delivery of our software, only if we have no remaining obligations with regard to development, upgrades, enhancements, or future deliverables, and provided that the license fee is fixed or determinable, and collection of the fee is probable. Our license agreements generally include the right to upgrades and enhancements for a specified period. Under these circumstances, the license payments received in advance of revenue recognition are deferred and recognized on a subscription basis over the period of obligation. We began recognizing revenue under some license agreements in January 1999, subsequent to shipping the general availability version of our Commerce software at the end of December 1998. At June 30, 1999, we had approximately $7.7 million of deferred license revenue that will be recognized in future periods.

   Our license agreements also require the payment of a transaction fee that is a percentage of revenues received by our partners from transactions and services that use our technology and sales of products incorporating our technology. Transactions involving the use of our technology to conduct the sale, lease, rental, or licensing of commercial content requires the payment of a transaction fee based on the amounts paid by users or charged by our partners for selling or distributing the content. Transactions involving the use of our technology for commercial services generally require the payment of a transaction fee based on the amounts paid by users or charged by our partners for the services. Transactions involving the sale, lease, rental, or licensing of products incorporating our technology generally require the payment of a transaction fee based on the amounts paid by users or charged by our partners for the product. Our partners are required to pay all amounts due for transaction fees within specified periods, depending on the licensing arrangement. Our revenue recognition policy with regard to transaction fees is to recognize the revenue when the amounts due are known, which will generally be in the quarter subsequent to the transaction. We have received $1.5 million in prepaid transaction fees which are included in deferred revenue as of June 30, 1999. Prepaid transaction fees may generally be offset against a portion of transaction fee amounts due in any given quarter. To date, we have not recognized any transaction fees from commercial transactions or services, or sales of products.

   Support services, which include the right to telephone and online support and customer training, are generally provided for in the license agreements for an agreed upon amount generally over a period of two years. Support service revenue is recognized over the period in which the services are provided. Some of our partners were utilizing pre-commercial versions of our product in the development of their own solutions and, as a result, were utilizing our support services before the shipment of our commercial release.

   Through the end of 1998, the Company was in the development stage and had a limited number of licensees. Mitsubishi, a stockholder, accounted for 91% of total revenues in 1997 and 40% of total revenues in the six months ended June 30, 1999. Reciprocal, accounted for 100% of total revenues in 1996, 9% in 1997, 66% in 1998, 100% in the six months ended June 30, 1998, and 24% in the six months ended June 30, 1999. Our success depends on significantly increasing the number of companies that license our technology and use it for the sale and management of digital content and services.

   In view of the rapidly changing nature of our industry and our new and unproven business model, we believe that period-to-period comparisons of revenues and operating results are not necessarily meaningful and should not be relied upon as indications of future performance. We operate in an intensely competitive market for highly qualified technical, sales and marketing, and management personnel and periodically make salary and other compensation adjustments to retain and hire employees. We anticipate that our operating expenses will increase substantially in future quarters and, accordingly, expect to incur additional losses for the foreseeable future. As a result, we will need to generate significant additional revenue to achieve and maintain profitability. In addition, we have limited and delayed insight on consumer trends and sales which makes prediction of our future revenues difficult.

Results of Operations

Six Months Ended June 30, 1998 and 1999

   Revenues

   Total revenues increased from approximately $50,000 in the six months ended June 30, 1998 to approximately $486,000 in the six months ended June 30, 1999. Software support services accounted for 100% of total revenues in the six months ended June 30, 1998. License fees and software support services accounted for 64% and 36% of total revenues in the six months ended June 30, 1999.

   No license revenue was recognized in the six months ended June 30, 1998, as the general availability release of our Commerce software was not delivered to our partners until December 1998. License revenues were approximately $309,000 for the six months ended June 30, 1999, and represent the amortization of deferred license fees.

   Revenue from software support services increased from $50,000 in the six months ended June 30, 1998 to approximately $177,000 in the six months ended June 30, 1999. This increase was due to support and training fees from additional partner licensing agreements.

   Cost of Revenues

   Cost of licenses consists primarily of the costs incurred to manufacture, package, and distribute our products and related documentation. Total cost of revenues was approximately $84,000 in the six months ended June 30, 1998 as compared to approximately $250,000 in the six months ended June 30, 1999. The period over period increase resulted from increased costs incurred to support our new partners.

   No costs were incurred for licenses during the six months ended June 30, 1998, as we did not deliver the general availability release of our Commerce software to our partners until the end of 1998. Costs related to license revenue were approximately $42,000 during the six months ended June 30, 1999. Cost of licenses will fluctuate from period to period depending on the number of new partners, number of software releases, and the amount of software documentation provided to our partners during the period.

   Cost of software support services consists primarily of the cost of personnel, travel related expenditures, and training materials. These expenditures are incurred both onsite at our facilities as well as offsite at partner locations. Cost of support services increased from approximately $84,000 for the six months ended June 30, 1998 to approximately $208,000 for the six months ended June 30, 1999. The increase in support costs represents the increase in support personnel time required to provide technical assistance and training to a greater number of partners. Support costs are expected to increase as we license to new partners and may vary significantly from period to period depending on the support requirements of our partners.

   Research and Development

   Research and development expenses consist principally of salaries and related personnel expenses, consultant fees, and the cost of software used in product development. Research and development expenses are expensed to operations as incurred. Research and development spending for the six months ended June 30, 1998 was approximately $6.4 million as compared to approximately $7.1 million for the six months ended June 30, 1999. The increase was primarily the result of increased personnel and utilization of consultant services associated with both product development and future technology requirements, and the cost of software used in product development. We believe that continued investment in research and development is critical to attaining our strategic product objective and we expect these expenses to increase significantly in absolute dollars in future periods.

   Sales and Marketing

   Sales and marketing expenses consist of salaries and related expenses for personnel engaged in direct sales, partner development, marketing and field service support, consultant fees, advertising, promotional materials, and trade show exhibit expenses. Sales and marketing expenses increased from approximately $1.9 million for the six months ended June 30, 1998 to $2.4 million for the six months ended June 30, 1999. This increase reflects the costs associated with increased selling efforts. These costs include travel expenses, trade shows, public relations, and other promotional costs. We expect sales and marketing expenses to increase in absolute dollars due to planned growth of our sales and partner development organizations, including the establishment of additional offices in domestic and international locales, and aggressive implementation of advertising and promotional programs.

   General and Administrative

   General and administrative expenses consist primarily of salaries and related expenses for executive, legal, accounting and administrative personnel, professional services, and general corporate expenses. General and administrative expenses increased from approximately $1.1 million for the six months ended June 30, 1998 to $2.1 million for the six months ended June 30, 1999. This increase was primarily the result of increased legal and accounting personnel, higher payroll expense, and costs associated with patent prosecution, including the use of outside patent counsel. We anticipate general and administrative expenses to increase in absolute dollars as we add personnel, incur additional costs to support continued growth, and implement additional operating systems necessary to support a public company.

   Deferred Compensation

   We recorded total deferred compensation of approximately $4.3 million in the six months ended June 30, 1999. This amount represents the difference between the exercise price of employee stock options and the deemed fair value of our common stock at the time of the grants. We are amortizing this amount over the vesting periods of the applicable options using a graded vesting method. We recognized approximately $195,000 of related compensation expense during the six months ended June 30, 1999. The total charges to be recognized in future periods from amortization of deferred stock compensation recorded as of June 30, 1999 are anticipated to be approximately $1,122,000 for the remaining six months of 1999, $1,601,000 for 2000, $835,000 for 2001, $410,000 for 2002, and
$110,000 for 2003.

   Interest Income (Expense), Net

   Interest income (expense), net, consists primarily of interest earned on cash and cash equivalents offset by interest expense incurred on convertible promissory notes. We recognized no interest income in the six months ended June 30, 1998 as compared to approximately $202,000 for the six months ended June 30, 1999. The increase in interest income results primarily from increases in the amount of interest bearing investments outstanding during each period. We recorded $9,000 in interest expense in the six months ended June 30, 1998 related to convertible promissory notes that were subsequently converted to preferred stock. We did not incur interest expense in the six-month period ended June 30, 1999.

Years Ended December 31, 1996, 1997 and 1998

   Revenues

   Total revenues were approximately $25,000 in 1996, $1.1 million in 1997, and $152,000 in 1998. The increase in total revenues in 1997 was primarily related to $1.0 million of revenue recognized from a limited term license.

   Software support services accounted for 100% of total revenues in the 1996, 9% of total revenues in 1997 and 100% of total revenues in 1998. Support revenues increased from approximately $25,000 in 1996, to approximately $100,000 in 1997, and to approximately $152,000 in 1998. The increase from 1996 to 1997 was attributable to the recognition of six months of support and training fees from one partner in 1996 to a full year of fees in 1997. The increase from 1997 to 1998 was due to support and training fees from additional partner licensing agreements.

   Cost of Revenues

   Total cost of revenues was derived only from software support services in 1996, 1997, and 1998. Total cost of revenues increased from approximately $5,000 in 1996, to approximately $102,000 in 1997, and to approximately $191,000 in 1998. The increase in support costs represents the increase in support personnel time required to provide technical assistance and training to a greater number of our partners.

   Research and Development

   Research and development expenses increased from approximately $4.9 million in 1996 to approximately $8.3 million in 1997, and increased 57.4% to approximately $13.0 million in 1998. The increases in 1997 and 1998 were primarily the result of increased personnel and utilization of consultant services associated with both product development and future technology requirements.

   Sales and Marketing

   Sales and marketing expenses increased from approximately $1.6 million in 1996 to approximately $2.7 million in 1997, and increased 42.4% to approximately $3.9 million in 1998. Increases in 1997 and 1998 were primarily associated with the increased personnel in our sales and marketing departments, consultant fees, advertising, promotional materials, and trade show exhibit expenses.

   General and Administrative

   General and administrative expenses increased from approximately $1.7 million in 1996 to approximately $1.9 million in 1997, and increased 40.6% to approximately $2.7 million in 1998. Increases in 1997 and 1998 were primarily the result of increased legal and accounting personnel and costs associated with patent prosecution, including filing and translation fees and the use of outside patent counsel.

   Interest Income (Expense), Net

   Interest income (expense), net, was primarily derived from interest earned on cash and cash equivalents offset by interest expense incurred on convertible promissory notes. Net interest income increased from approximately $180,000 in 1996, to approximately $229,000 in 1997, and decreased to approximately $5,000 in 1998. Interest income decreased from approximately $261,000 in 1996, to approximately $229,000 in 1997, and to approximately $42,000 in 1998. The change in interest income results primarily from changes in the amount and rate of interest bearing investments outstanding during each period. We recorded $81,000 of interest expense in 1996 and $37,000 of interest expense in 1998 related to two separate convertible promissory notes.

   Net Loss

   We have incurred net losses since inception for federal and state tax purposes and have not recognized any tax provision or benefit. As of December 31, 1998, we had approximately $36.2 million of federal and $4.3 million of state net operating loss carryforwards to offset against future taxable income. We also had $1.1 million of federal research and development tax credit carryforwards. The related deferred tax assets have been fully reserved through June 30, 1999. The federal net operating loss and tax credit carryforwards expire in years 2007 through 2018, if not used. The state net operating loss carryforwards expire in years 1999 through 2003, if not used. Utilization of net operating losses and credits may be subject to a substantial annual limitation due to the change in ownership provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

Quarterly Results of Operations

   The following table sets forth, for the periods presented, selected data from our consolidated statements of operations. The data has been derived from our unaudited consolidated financial statements, and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of the results of operations for these periods. This unaudited information should be read in conjunction with the consolidated financial statements and notes included elsewhere in this prospectus. The operating results in any quarter are not necessarily indicative of the results that may be expected for any future period. We have incurred losses in each quarter since inception and expect to continue to incur losses for the foreseeable future.

                                        Three Months Ended
                          ----------------------------------------------------
                           Mar.     June     Sept.    Dec.     Mar.     June
                            31,      30,      30,      31,      31,      30,
                           1998     1998     1998     1998     1999     1999
                          -------  -------  -------  -------  -------  -------
                                          (in thousands)
Revenues:
  Licenses............... $   --   $   --   $   --   $   --   $   167  $   142
  Software support
   services..............      25       25       25       77       65      112
                          -------  -------  -------  -------  -------  -------
    Total revenues.......      25       25       25       77      232      254
Cost of revenues:
  Licenses...............     --       --       --       --        32       10
  Software support
   services..............      40       44       50       57       87      121
                          -------  -------  -------  -------  -------  -------
    Total cost of
     revenues............      40       44       50       57      119      131
                          -------  -------  -------  -------  -------  -------
Gross profit (loss)......     (15)     (19)     (25)      20      113      123
  Operating costs and
   expenses:
  Research and
   development...........   3,215    3,143    3,299    3,384    3,436    3,652
  Sales and marketing....   1,004      898      956    1,012    1,134    1,315
  General and
   administrative........     554      521      683      959      759    1,358
  Amortization of
   deferred
   compensation..........     --       --       --       --        27      168
                          -------  -------  -------  -------  -------  -------
    Total operating costs
     and expenses........   4,773    4,562    4,938    5,355    5,356    6,493
                          -------  -------  -------  -------  -------  -------
Loss from operations.....  (4,788)  (4,581)  (4,963)  (5,335)  (5,243)  (6,370)
Interest income
 (expense), net..........     --        (9)      (2)      16       42      160
                          -------  -------  -------  -------  -------  -------
Net loss................. $(4,788) $(4,590) $(4,965) $(5,319) $(5,201) $(6,210)
                          =======  =======  =======  =======  =======  =======

   We began recognizing deferred revenue under a number of license agreements in January 1999, subsequent to shipping the general availability version of our product at the end of December 1998. The increase in support revenue beginning in the quarter ended December 30, 1998 was the result of training services associated with new partner agreements. Support revenue in the quarter ended December 31, 1998 also included a one-time support fee related to a limited term license. Quarter over quarter increases in the cost of support services reflect the increased effort of engineering personnel to provide support services to our partners. During the quarter ended June 30, 1998, we reduced the amount of employee travel, limited the amount of hiring, and reduced the number of consultants to InterTrust in order to manage cash flow. As a result of these efforts, our operational spending was lower in all departments during the quarter ended June 30, 1998. Overall increases in research and development spending since the quarter ended March 31, 1998 are primarily attributable to increased headcount and spending on software tools used in the development of our products. The decrease in sales and marketing spending in the quarter ended June 30, 1998 also reflects a reduction in marketing personnel. Expense increases in sales and marketing beginning in the quarter ended September 30, 1998 reflect additional headcount as well as increased expenses for travel, trade shows, public relations, and other promotional costs. General and administrative expenses increased quarter over quarter beginning in the quarter ended September 30, 1998, primarily as a result of increased legal and accounting personnel and costs associated with patent prosecution including filing and translation fees and the use of outside patent counsel. The general and administrative expenses in the quarter ended December 31, 1998 also included higher than normal charges for executive recruiting commissions, charges related to the write down of abandoned computer equipment, and higher building maintenance expenses.

   We anticipate research and development, sales and marketing, and general and administrative expenses to increase in absolute dollars for the foreseeable future as a result of new hires and related personnel costs. Sales and marketing spending is expected to increase as a result of our spending on branding, trade shows, advertising, and promotion. We also expect to incur significantly higher operational costs as a result of the new facility lease we entered into in July 1999.

   In the future, our operating results may fall below the expectations of securities analysts and investors. In this event, the trading price of our common stock would likely decline.

Liquidity and Capital Resources

   We have funded our cash requirements primarily through private placements of equity securities. Through June 30, 1999, we have raised approximately $61.2 million through equity financings. In July 1999, we raised approximately $15.7 million through the sale of preferred stock.

   At June 30, 1999, our principal source of liquidity included $15.3 million in cash and cash equivalents. Net cash used in operating activities totaled $14.1 million in 1998 and $8.8 million in the six months ended June 30, 1999. The $14.1 million of cash used in 1998 is primarily attributable to the net loss of $19.7 million and an increase in accounts receivable of $1.5 million, offset by an increase of $6.1 million in deferred revenue. The use of cash in the six months ended June 30, 1999 was primarily attributable to a net loss in the quarter of $11.4 million offset by a decrease in accounts receivable of $1.1 million and increases in accounts payable, accrued liabilities and deferred revenue.

   Through June 30, 1999, our investing activities have consisted primarily of capital expenditures totaling $509,000 in 1998 and $210,000 in the six months ended June 30, 1999. Capital acquisitions have been principally comprised of computer hardware and software used to support our product development and growing employee base. Although to date our requirements for capital expenditures have been moderate, we anticipate a substantial increase in capital expenditures and lease commitments consistent with anticipated growth in operations, infrastructure and personnel.

   Net cash provided by financing activities totaled $18.3 million in 1998 and $18.8 million in the six months ended June 30, 1999. The proceeds in 1998 were principally generated from the issuance of preferred stock totaling $14.8 million and the issuance of $3.0 million of convertible promissory notes. In the six months ended June 30, 1999, proceeds from financing activities were provided by the issuance of $14.7 million of preferred stock and approximately $3.1 million from stock option and warrant exercises. During the six months ended June 30, 1999, we also issued a convertible promissory note in the face amount of $1.0 million which converted into preferred stock in July 1999.

   We believe that the net proceeds of this offering, together with cash on hand, cash equivalents, and credit facilities with our equipment vendors will be sufficient to meet our working capital needs for at least the next 12 months. Thereafter, we may require additional funds to support our working capital requirements or for other purposes and may seek to raise additional funds through public or private equity financing or from other sources. Additional financing may not be available at all or, if available, may not be obtainable on terms favorable to us. In addition, any additional financing may be dilutive.

Impact of Year 2000

   Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with these Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

   Our software and associated tools were designed to be Year 2000 compliant. Our Year 2000 plan currently in progress will determine whether or not our products, internal systems, computer hardware and software, and the products of our critical vendors and suppliers are Year 2000 compliant. Our assessment plan consists of:

  . quality assurance testing of our internally developed proprietary software;

  . contacting third-party vendors and licensors of material hardware, software, and services that are directly or indirectly related to the delivery of our DRM platform to our partners;

  . contacting vendors of the third-party systems;

  . assessing repair or replacement requirements;

  . implementing repair or replacement; and

  . creating contingency plans in the event of Year 2000 failures.

   Based on product evaluations and quality assurance testing, we believe that our products are Year 2000 compliant. We have contacted our third party vendors who supply our core technology infrastructure and obtained statements from them regarding their compliance with the Year 2000 issue. We have also conducted an inventory of our information technology hardware and software systems and anticipate that any Year 2000 non-compliant hardware or software will be replaced before January 2000. We are currently developing contingency plans and anticipate these plans to be completed during the third quarter of 1999.

   Costs

   To date, we have spent an immaterial amount on Year 2000 compliance issues but expect to incur an additional $35,000 to $50,000 in connection with identifying, evaluating and addressing Year 2000 compliance issues. Most of our expenses have related to, and are expected to continue to relate to, the operating cost associated with time spent by employees and consultants in the evaluation process and Year 2000 compliance matters generally. These expenses, if higher than anticipated, could significantly harm our business and operating results.

   Risks

   We are not currently aware of any Year 2000 compliance problems relating to our systems that would significantly harm our business and operating results, without taking into account our efforts to avoid or fix these problems. We might discover Year 2000 compliance problems in our systems that will require significant upgrading or replacement. In addition, third-party software, hardware or services incorporated into our material systems might need to be fixed or replaced, all of which could be time-consuming and expensive. The failure on our part to fix or replace our proprietary software or third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs, the loss of customers and other business interruptions, any of which could significantly harm our business and operating results. Moreover, our failure to adequately address Year 2000 compliance could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

   In addition, governmental agencies, utility companies, Internet access companies, third-party service providers and others outside of our control might not be Year 2000 compliant. The failure by these entities to be Year 2000 compliant could result in a systemic failure beyond our control, for example, a prolonged Internet, telecommunications or electrical failure. We believe the primary business risks, in the event of these failures, would include:

  . loss of telecommunication tools to support our partners;

  . lost transaction revenues;

  . increased operating costs; and

  . claims of mismanagement, misrepresentation or breach of contract.

   Contingency Plan

   As discussed above, we are engaged in an ongoing Year 2000 assessment and we are currently developing our contingency plans. The results of our Year 2000 testing and the responses received from third-party vendors and service providers will be taken into account in determining the nature and extent of any contingency plans.

Recent Accounting Pronouncements

   We adopted Statement of Position, or SOP, 97-2, Software Revenue Recognition and SOP 98-4, Deferral of the Effective Date of a Provision of 97-2, as of January 1, 1998. SOP 97-2 and SOP 98-4 provide guidance for recognizing revenue on software transactions and supersede SOP 98-1. The adoption of SOP 97-2 and SOP 98-4 did not have a material impact on our operating results.

   In December 1998, the American Institute of Certified Public Accountants issued SOP 98-9, Modifications of SOP 97-2, "Software Revenue Recognition", With Respect to Certain Transactions. SOP 98-9 amends SOP 98-4 to extend the deferral of the application of selected passages provided by SOP 98-4 though fiscal years beginning on or before March 15, 1999. All of these provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. We believe the adoption of SOP 98-9 will not have a material effect on our operating results or financial condition.

   In June 1998, the Financial Accounting Standards Board issued Statement on Financial Accounting Standards, or SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years beginning after June 15, 1999. To date, we have not used derivatives, and management anticipates that the adoption of SFAS 133 will not have a significant effect on our operating results or financial position.

Qualitative and Quantitative Disclosures about Market Risks

   We develop products in the United States and license our products to partners in North America, Europe, and Asia. As a result, our financial results could be affected adversely by various factors, including foreign currency exchange rates or weak economic conditions in foreign markets. Transaction revenues from our European and Asian partners will be primarily denominated in foreign currencies and translated generally on a monthly basis to United States dollars to determine the amount of fees due our company. As a result, we could be affected adversely by fluctuations in foreign currency exchange rates.

   Our interest income is sensitive to changes in the general level of United States interest rates, particularly since the majority of our investments are in short-term instruments. Due to the nature of our short-term investments, we have concluded that there is no material market risk exposure. Therefore, no quantitative tabular disclosures are required. At December 31, 1998 and June 30, 1999, our cash and cash equivalents consisted primarily of demand deposits and money market funds held by a large institution in the United States.

                                    BUSINESS

Overview

   We have developed a general purpose digital rights management (DRM) platform that serves as a foundation for providers of digital information, technology, and commerce services to participate in a global system for digital commerce. We provide our DRM platform as software and tools to licensees, which we call partners. Collectively, these partners will offer digital commerce services and applications that will form a global commerce system we have branded the "MetaTrust Utility."

   DRM technologies protect and manage the rights and interests in digital information of artists, authors, producers, publishers, distributors, traders and brokers, enterprises, governments and other institutions, and consumers. The Internet and the music industry have dramatized the need for protection and management of digital information. The very characteristics that make the Internet ideal for distributing digital information also makes it ideal for pirating. DRM is needed by any industry that distributes information that can be put into digital form.

   Our DRM platform provides a common foundation for people and organizations to define rules for using digital information, and building commercial models. Our technology is designed to protect digital information, apply rules persistently after information is distributed, and automate many of the commercial consequences of using the information. It is general purpose and can manage a broad range of rights across digital information and media types.

   Our partners are: BMG Entertainment Storage Media, Computacenter, Diamond Multimedia Systems, Mediascience, Mitsubishi Corporation, MusicMatch, National Westminster Bank, PublishOne, Reciprocal and Universal Music Group. We have alliances with Digital Theater Systems (DTS), Fraunhofer Institut, Harris Corporation, Portal Software, and SAIC. Some of our partners are in, or are about to enter, commercial trials, and we expect applications and services to be commercially available in the MetaTrust Utility in 2000.

Industry Background

   The Internet has emerged not only as the fastest growing communications medium in history, but also as one of the most efficient distribution channels for commerce. According to IDC, total worldwide Internet commerce spending was $50.4 billion in 1998 and is estimated to grow to $1.3 trillion in 2003. IDC further estimates that worldwide Internet commerce spending per online buyer will grow from $1,635 in 1998 to $7,216 per year by 2003.

   While most Internet commerce to date has involved the delivery of physical goods like books and CDs ordered online, the Internet is poised to become a leading distribution channel for digital goods as well. Today most content is in, or can be easily put into, digital form. This content includes music, video, games, software, published material, business information, and images. The Internet can be used to disseminate this digital information efficiently to broad audiences without geographic boundaries, and can eliminate many of the traditional costs associated with manufacturing, packaging, and distribution. The use of the Internet for digital goods is being supported both by the growing number of households and businesses connected to the Internet, and by electronic devices beyond the PC, such as set top boxes, portable music players, mobile phones, and other hand-held devices, all of which are becoming connected to the Internet. In addition, downloading digital content is becoming significantly easier with the emergence and adoption of broadband technologies including Digital Subscriber Lines (DSL) and cable modems, and with enhanced compression technologies including MP3 for music and MPEG-4 for video. The Internet will add to the existing channels for distributing digital goods on physical media like CDs and DVDs.

   The characteristics that make the Internet ideal for distributing digital goods also make it ideal for pirating and misusing them. Digital goods, if not protected and managed, can be easily copied without any degradation in quality, altered and defaced, and distributed with the touch of a button to a large number of recipients. These threats are increased by advances in broadband and compression technologies, wider uses of portable devices, and wider availability of re-writeable CD and DVD devices. As the number of users connected to the Internet and the amount of digital information increases, these users and information become more vulnerable to parties who wish to interfere with the integrity of digital information and digital transactions.

   Recent events in the music industry provide the most visible example of an industry facing the problem of protecting and managing its rights related to digital information. A technology called MP3 that compresses music with near-CD quality has rapidly become recognized as a major threat to the industry. With readily available MP3-enabled software, music can be copied from CDs into computers, compressed to under 10% of its former size, redistributed, played, and even copied back onto a blank CD for private use or pirated resale. Songs in the MP3 format can be moved from PCs to new portable consumer devices and can then be played through headphones or stereo speakers. Every CD published and distributed is at risk of being copied. Already, many popular titles have been digitized in MP3 form multiple times across the Internet and a new channel of direct MP3 distribution is emerging.

   Digital rights management is needed across all content industries, including music, video, games, software, publishing, business information, and images, and by all of the constituencies in these industries. These constituencies, including artists, authors, producers, publishers, and distributors, are all concerned about protecting and managing their rights in digital content. All parties want to get paid. Artists and authors want to protect the integrity of their works. Consumers want easy transparent access to good content but are concerned about protecting their privacy. Producers, publishers, and distributors want to structure and optimally manage their business models.

   DRM applies to more than content industries. The Internet is becoming a principal means for digital interaction among organizations and individuals. A vast amount of data about organizations and individuals is digitized on computers, sent over networks, and stored in electronic form. Much of this information is confidential and proprietary, including trade secrets, supply chain, and product information, or personal, including financial and medical records. This information is gathered, stored, and exchanged among many entities, including corporations, governments, schools, hospitals, and individuals. These organizations and individuals need to manage their digital rights in the flow of proprietary and personal information, so that only the appropriate people can use the information. DRM is also useful for protecting rights as these information flows become more automated, in trading, brokering, regulatory compliance, and other industries.

   Current computing environments and security techniques are not designed to provide sufficient protection and management of digital rights. Historically, computers, networks, and operating systems were designed primarily for creating, processing, and distributing information. Similarly, security technologies evolved to protect computers and networks from the outside environment and to protect information during a point-to-point transmission, not to protect information and rights once information has been received and properly accessed by a user. In commercial transactions in current computing environments, information is generally stored and transactions are processed at remote mainframes or servers, even when it is less efficient, because the client and other parts of the environment do not provide adequate protection and security. As a result, these security technologies either do not consider an authorized user as a potential threat, or fail to provide sufficient mechanisms to prevent the improper use of information. With digital commerce, the threat is not only from the outside--a hacker trying to break into the protected computer or decrypt an encrypted transmission. The threat is also from the inside--a user who may be authorized to initially access digital information but performs an unauthorized use, such as making or distributing copies. Moreover, the requirement for centralized transaction processing and information storage is less efficient, harder to scale, and more constrained in use, than systems that distribute secure processing.

   Current techniques for DRM that are built on these centralized security approaches generally only provide secure digital distribution. For example, these techniques generally lack the ability to persistently manage digital information, especially when offline, and essentially allow only a limited number of inflexible business relationships that are predetermined by the technology provider. These techniques usually require online interaction, which increases costs, limits consumer convenience, and makes some business models uneconomical.

   A new computing technology is required to address all of these concerns--one that, when distributed over a vast array of computers and devices, consistently protects and manages rights related to digital information and processes, online and offline, wherever such information and processes may occur. Creators, publishers, distributors, service providers, governments and other institutions, and users must have the ability both to create and associate rights and rules that persistently apply to digital information and processes, and to modify the rights and rules, if permitted, even after the information is distributed. These rights and rules might represent information regarding ownership, access, payment, promotion, warranty, privacy, and other elements of commerce in information. When these rights and rules are based on a common foundation, they can form a basis for an interoperable global system for digital commerce.

InterTrust Solution

   We have developed a general purpose DRM platform which serves as a foundation for providers of digital information, technology, and commerce services to participate in a global system for digital commerce. Protected information can flow from party to party, as it would in normal commerce, and be managed throughout its lifecycle in accordance with specified rules. Our platform consists of:

  . DRM Software and Technology--We license platform software and tools to companies to build products and operate commerce services. Our technology is designed to operate on the PCs, devices, and servers in this global system and to provide the capability to package and publish protected information with rules for use. These rules are flexible, and can be applied and changed dynamically, enabling our partners to program their business models easily. The rules are persistently enforced wherever the content may travel.

  . MetaTrust Utility Services--We maintain and administer the specifications which are designed to ensure the interoperability, security, and trustedness of the global digital commerce system being built by our partners. This utility service enables our DRM platform to offer a common, neutral basis for publishers, merchants, organizations, consumers, and other participants to conduct business and exchange protected information.

Our focus on providing DRM technology and MetaTrust Utility services allows our partners to develop their own commercial models. They build the applications and operate the commerce services themselves. A content provider can establish a relationship with one or more of our partners and have its content managed consistently as it flows throughout the entire system. As in traditional commerce, a content provider can select several commerce service providers and provide users with a choice of payment methods.

   Our general purpose DRM platform has broad capabilities and is designed to address the needs of all parties seeking to distribute and manage digital goods. Our platform provides the following benefits:

  . Robust Security--Our highly sophisticated use of multiple layers of security and tamper-resistance techniques are designed to provide varying levels of security depending on the commercial value and nature of digital information in accordance with rights and interests of all parties.

  . Persistent Protection and Management--Content providers can protect persistently both the information itself and the rules of use. Persistent protection means that these rules continue to apply even after the information arrives, online or offline, each time the information is accessed, and even when it is sent on to other people.

  . Flexible Business Models--Content providers can specify and establish their own commercial models with fully programmable rules that manage the use of digital information. Rules can be easily changed, even after content is distributed, for example to permit promotional offers, to accommodate changing commercial circumstances, or to automatically present differing offers under differing circumstances. Rules can also adjust themselves dynamically to each consumer's unique identity characteristics and circumstances of access, for example, student or senior citizen discounts, membership in affinity groups, or employment at a specific corporation.

  . Superdistribution--Content providers can take advantage of superdistribution: allowing and encouraging consumers to become redistributors of content in the system. Superdistribution means that users of content, if permitted by rules, can forward content to others, with persistent application of rules and protection of content. Providers get paid and users are free to act naturally by forwarding content they like to their associates or friends. If these parties are not already part of the digital commerce system, they have an incentive to join in order to use the content.

  . Multiple Content and Media Types--Content providers can use our platform for multiple content types. Distributors can employ various means of digital distribution, including CDs,

   DVDs, Internet, and broadband. Consumers may sign up to use any one content type, like music, but then can use our client software for other content or services in the system. Payment processors can use InterTrust technology for both digital goods transactions, and to process payments for physical goods sold electronically.

  . Efficient Transaction Processing--Processing partners can take advantage of significant increases in efficiency, including: offline processing, immediate payment across a value chain, and automated application of rules. Our technology can securely store usage and payment transactions that take place offline, accumulate them until a minimum threshold is met, for example 30 days, or $50, and then automatically forward the stored transactions for processing. This allows both micropayments and efficient collection of usage information. In addition, as required by provider-supplied rules, when processing these transactions, immediate payment can be made throughout the value chain, eliminating multiple parties handling payment.

  . New Advertising Models--Today, advertising on the Internet is largely limited to viewing banners and other promotional materials on a web page. With our technology, advertising can be managed and audited locally on a user's machine every time the user sees the advertisement, whether the user is on- or off-line. A rule can be applied to a brief product placement, for example, the appearance of a car within a music video, so that the car company promotes its products and pays for the promotion each time the car is viewed. This feature, combined with our ability to operate offline and securely store and later forward collected data, enables new cost-effective ways for companies to generate revenue and price content.

  . Personalized Marketing--Marketing organizations can use many different aspects of our platform to identify and profile individual consumers and match content, offers, and ads to specific users or class of users, subject to user consent and privacy rights. Because our technology can locally process ads and promotions as easily as digital content, this automated personalization can occur on the network or on the consumer's PC, offline.

 The MetaTrust Utility

   We license our DRM platform as software and tools to partners to build applications and operate services for electronic commerce. By offering commercial products and services based on our specifications and MetaTrust Utility services, the partners can collectively build a global digital commerce system that we have branded the "MetaTrust Utility." Our DRM platform is designed to enable creators, publishers, distributors, service providers, governments and other institutions, and users to persistently associate rights and rules with digital information.

   The user experience with the MetaTrust Utility will typically begin with activating our client software, called the InterRights Point, which our partners will either preinstall or distribute through a variety of means, including digital download and optical disk distribution. The user will activate the InterRights Point by establishing a relationship with one of our commerce service partners. Users will provide basic identity and authentication information in a largely automated process. Once initialized, the InterRights Point can interact with any of the services and content available in the system, from any of our partners. The following diagram illustrates the lifecycle of content commerce in the system.

                             Commerce Flow Example



Narrative Description of Graphic on p. 45 of Business Section

Graphic titled "Commerce Flow Example." In the upper right hand corner is a box titled "Key" in which there are four symbols. The first is a sphere with three arrows pointing to its center labeled "InterRights Point." The second is a cube labeled "DigiBox container." The third is the symbol "$" labeled "Payment." The fourth is the letter "i" inside a circle labeled "Usage data."

In the center is a web browser labeled "WWW." Above and to the right is a picture of a piece of paper titled "Usage Rules" with an arrow that points to the web browser. To the right of the web browser are two compact disks and a floppy disk. Below is the caption "Distributor." From the web browser an arrow with a cube in the middle points down towards a box. Inside the box is a human form, a sphere with three arrows meeting in its center, and a picture of a computer monitor with an image, entitled "Agree to Rules," projecting from the screen.

From the box an arrow with a cube in the middle points to the right to a picture of an electronic device entitled "Information Appliance."

From the box an arrow points to the left to a box entitled "Commerce Services Providers." In the middle of the arrow is a clear cube with the symbol "$" and the letter "i" inside. Inside the box there are two buildings and a sphere with three arrows that meet in its center. The building on the left is marked with the symbol "$" in a circle. The building on the right is marked with the letter "i" in a circle.

Two arrows, one with the symbol "$" in the middle and one with the letter "i" in the middle, point to a box titled "Publishers." Inside the box is a human form, a sphere with three arrows meeting in its center and a computer monitor. Pointing towards the sphere is a picture of a piece of paper captioned "Usage Rules" and a sphere with the caption "Digital Information." An arrow with a cube in the middle points back to the web browser.

  . Packaging Content--With an application developed by one of our partners using our DRM technology, system participants can be both creators and consumers of digital information. Working from a PC, in this example, a user creates digital information and, using an InterRights Point, associates business rules with the information and packages it securely in a DigiBox container.

  . Distributing Content--The information is disseminated in DigiBox containers over networks, on optical disks, or other means for delivery of digital information. The information can securely travel through unsecure networks, because the information in a DigiBox container is itself protected. Distributors, portals, and websites can, as enabled by the rules of the publisher, add additional rules for use or modify the rules; for example, mark up price, make promotional offers, bundle the content with other content, or establish frequent buyer programs. Importantly, rules for use can be easily changed, even after content is distributed.

  . Using Content--A user receives content and "double clicks" on the DigiBox container, setting in motion a secure process. The InterRights Point compares identity characteristics of the user or machine with the rules that have been associated with the requested event, for example, listen or view, and presents the appropriate offers. The event occurs only as permitted by the rules. If the rules permit, protected content can be transferred to other devices. Our technology, if present, will continue to manage the information's use.

  . Processing Transactions--The InterRights Point can process transactions involving both payment and usage information, for example, special surveys, or information on interaction with an advertisement. These transactions could be processed immediately, much like a credit card event, or deferred, much like running up a tab, or any combination of immediate and deferred, as specified by the rules. The InterRights Point forwards the transactions in secure DigiBox containers to our processing partners who ensure that everyone who is supposed to get paid gets paid, that usage information is made available to agreed upon parties, and that the privacy of the individual is protected.

Strategy

   Our goal is to empower multiple providers of content, technology, and commerce services to build a global system for digital commerce based on our DRM platform. The key elements of our strategy are:

 Expand Key Strategic Partnerships

   We are focused on bringing into the MetaTrust Utility an optimal combination of content, technology, and commerce service participants. Through this focus, we intend to create mutually-reinforcing widespread dissemination of our technology, an expanding consumer base, and ever-broader participation by information providers. We are targeting relationships that will establish our DRM initially in several large markets, including entertainment, business information, and publishing. We intend to leverage early success in any one market to help drive adoption and usage in other markets. We encourage potential participants to enter into relationships with us as well as with our partners in the following key areas:

   Content--We intend to continue entering into direct relationships with premier and emerging publishers, distributors, and packagers of content. We have established strategic relationships with Universal Music Group and BMG Entertainment Storage Media. In addition, we will encourage premier content providers to participate in the MetaTrust Utility through our partners.

   Technology--We will continue to target leading technology and device companies who can build our technology into the infrastructure of several industries, including computers, consumer electronics, the Internet, and communications. We have established a strategic relationship with Diamond Multimedia Systems to build our technology into portable music devices and software players.

   Commerce Services--We are targeting partners with trusted brands and operations, including Mitsubishi Corporation and National Westminster Bank. These partners' reputations, markets, and customer base will facilitate user acceptance of the MetaTrust Utility.

   By having a combination of content, technology, and commerce service participants in multiple markets in the MetaTrust Utility, we would not depend on any one partner, any specific commercial model, or any specific vertical market to succeed.

 Promote Widespread InterRights Point Deployment

   We have designed our client technology and our licensing structure to achieve efficient and rapid deployment. Our technology is designed so that it can be conveniently activated by consumers.

It is also designed so that it can be flexibly deployed by our partners through a variety of means, including digital download, optical disk distribution, and pre-installation. In order to further help achieve our deployment goals, we will work with our partners to develop business models that promote rapid deployment, for example, superdistribution which allows users to drive InterRights Point deployment through redistribution of content.

 Leverage the MetaTrust Utility Model

   We believe that our neutral utility model is fundamental to achieving widespread adoption of our DRM platform. World class partners are more likely to participate in building a global commerce system if they perceive that the provider of the foundational technology is not likely to engage in commercial models that directly compete with them. We intend to provide technology and maintain policies needed for an interoperable, secure, and trusted foundation for all participants in the MetaTrust Utility. Partners can take advantage of the global interoperability and general purpose nature of this system to build on the success of the other partners; as more partners and users participate in the system, participation in the system becomes more efficient and valuable. In addition, by structuring our compensation in the form of a small, non-distortive share of the value of goods and services flowing through the system, we align our interests with those of our partners. From time to time, we may provide special assistance to new ventures using our technology and may in return take limited equity positions if we believe it will not compromise our neutrality.

 Maintain Technology Lead

   We believe we are the leader in DRM technology and intend to continue advancing the state-of-the-art of DRM. We have attracted a group of internationally renowned computer scientists in both our engineering team and in STARLab, our electronic commerce research facility, to focus on a broad range of topics important to advancing DRM. These include commerce language, streaming media, security, software tamper resistance, secure processing hardware, and watermarking. We currently have been issued nine United States patents, and will continue to develop our intellectual property in the field of digital rights management and electronic commerce.

Strategic Partners and Markets

   We license our DRM technology to our partners who currently are building digital commerce services and applications. In addition, we intend to leverage our partners' activities as they bring their own partners and customers into the MetaTrust Utility. While we have received initial license fees from our partners, over time we anticipate that our revenues will be derived primarily from transaction fees from our partners' and their customers' commercial deployment of applications and services.

   We currently have four basic types of partnering arrangements: commerce service licenses, business licenses, applications licenses, and alliance agreements. A summary of our primary relationships follows.

 Commerce Services

   Our Commerce Service partners have broad rights to process and clear transactions for the MetaTrust Utility, and to create and deploy applications. They operate data centers, provide various clearinghouse services, and may distribute applications or host application services. These partners are actively focused on establishing relationships with multiple digital content, enterprise, and government customers. Our current commerce service partners collectively have the ability to provide services both in the United States and internationally, with bases of operations in the United States, Europe, and Asia-Pacific.

   Mitsubishi--Japan-based Mitsubishi Corporation is one of the largest trading companies in the world. Mitsubishi's license to the Commerce software allows it to create financial and usage clearinghouses, develop software applications, and act as a deployment manager. Mitsubishi is also one of our stockholders.

   NatWest--National Westminster Bank Plc is one of the world's largest banks and a leading processor of credit card transactions and multi-currency credit card clearing. NatWest recently announced a digital commerce service called Magex which is based on our Commerce software. NatWest's license allows it to create financial and usage clearinghouses, develop software applications, and act as a deployment manager.

   Reciprocal--Reciprocal, Inc. is a venture-backed company formed in 1996 by SOFTBANK Services Group to provide DRM solutions and clearinghouse services. Reciprocal's license with us allows it to create financial and usage clearinghouses, develop software applications, and act as a deployment manager. Reciprocal has recently made public announcements concerning its initiatives based on our DRM technology in various vertical markets including music, business information, and education information.

 Business

   We have licensed Business partners to operate services in one or more content or application markets. We intend to license additional Business partners, and also believe that many content companies will participate in the MetaTrust Utility through our partners.

   Bertelsmann--BMG Entertainment Storage Media, a unit of Bertelsmann AG, one of the world's leading media companies with significant interests in all areas of media, services BMG Entertainment music labels and other Bertelsmann companies, including Random House, Inc. BMG Entertainment Storage Media's license to the Commerce software enables it to develop applications and services in a wide range of vertical markets including music, business information, software, and computer games.

   PublishOne--PublishOne Inc. was founded in February 1999 to develop digital publishing applications and services based on our DRM technology. PublishOne's license to the Commerce software allows it to create a usage clearinghouse and software applications and services for publishing. PublishOne's initial focus will be on business information, but it also plans on having future activities in other content areas including education.

   Reuters--Reuters Limited Plc is one of the largest news service companies in the world. Reuters has announced trials with our commerce services partners, NatWest and Reciprocal, for managing the distribution of business information. Reuters is one of our stockholders.

   Universal--Universal Music Group is the largest of the five major music labels. Universal's license to the Commerce software allows it to create a financial and usage clearinghouse, to develop software applications, and act as a deployment manager, for various entertainment markets. Universal is one of our stockholders.

 Applications

   Application partners are licensed to develop applications, embed our technology into software or devices, or perform hosting integration, and other services for users of our DRM technology.

   Computacenter--UK-based Computacenter Plc is one of the largest European information technology providers. Computacenter's license to the Commerce software allows it to develop a usage clearinghouse for enterprises and to develop applications and services for enterprises and commercial customers. We will also work with Computacenter to establish them as a Center of Excellence authorized to provide training, support, system integration, and other services.

   Diamond--Diamond Multimedia Systems, Inc. is a multimedia and hardware device company. It introduced the Rio, the first commercially available portable player of music files in the MP3 format in November 1988. Diamond has licensed the Commerce Application Developer's Kit product and additional InterTrust DRM technology to use with the Diamond Rio player, and to develop software applications for distributing music in connection with Diamond's Rioport.com website.

   MusicMatch--MusicMatch was the first company to introduce an MP3 jukebox music player, which is still one of the most popular MP3 players. Its music portal is among the most popular MP3 music sites. MusicMatch licensed a music player-related application developer's kit to enable MusicMatch to develop a software music player with DRM capabilities.

   Mediascience--Mediascience developed and distributes the Sonique MP3 player, which is one of the leading MP3 music players. Mediascience licensed a music player-related application developer's kit to enable Mediascience to develop a software music player with DRM capabilities.

                       Our Partners and Potential Markets

   The following table shows the markets in which our partners have indicated an interest in pursuing products and services using our DRM technology. This table is based on our partners' current interest, which may change, and there is no assurance that there will be any deployments by our partners in any of these markets.



                                                                Regulated
                                                              (government,
            Market   Entertainment        Publishing           healthcare,          Enterprise
                     (music, video,     (business and         education and      (secure document
                      audio books,  financial information,    information,     exchange, enterprise
                     merchandising,   traditional media,   telecommunications, information portals,
  Partner                games)            images)            secure email)     trading/brokering)
---------------------------------------------------------------------------------------------------
  Mitsubishi                X                  X                     X                   X
---------------------------------------------------------------------------------------------------
  NatWest                   X                  X                     X
---------------------------------------------------------------------------------------------------
  Reciprocal                X                  X                     X
---------------------------------------------------------------------------------------------------
  Bertelsmann               X                  X
---------------------------------------------------------------------------------------------------
  PublishOne                                   X
---------------------------------------------------------------------------------------------------
  Reuters                                      X
---------------------------------------------------------------------------------------------------
  Universal                 X
---------------------------------------------------------------------------------------------------
  Computacenter             X                  X                     X                   X
---------------------------------------------------------------------------------------------------
  Diamond                   X
---------------------------------------------------------------------------------------------------
  MusicMatch                X
---------------------------------------------------------------------------------------------------
  Mediascience              X


 Alliances

   In order to help gain penetration into various vertical markets, we have entered into several alliance agreements. The alliance agreements provide for cooperative activities regarding product development and targeting specific strategic business opportunities. To date, we have entered into alliance agreements with Digital Theater Systems Inc. (DTS), Fraunhofer-Institut fur Integrierte Schaltungen, Harris Corporation, Portal Software, and Science Application Information Company.

Products and MetaTrust Utility Services

   Our general purpose DRM platform is comprised of both proprietary software and technology, and the utility services needed for security, interoperability, and trustedness of the MetaTrust Utility.

 Products

   Our Commerce software is a general purpose DRM platform and includes systems software, development tools, and applications for building, deploying, and managing digital commerce applications. We shipped the general availability version of our Commerce software at the end of December 1998. Digital information providers and software companies can use the product to integrate rights management capabilities into applications that securely manage, control usage of, and fulfill digital information commerce through digital distribution channels. Payment processing and Internet infrastructure companies can use the product to provide various commerce services, including payment clearing, usage reporting, market analysis and user profiling, advertising, regulatory compliance, affinity marketing, and automated trading systems.

   Our software is designed to be fully scalable and comes in several packages, depending upon the scope of rights licensed by our partners. The key components of the Commerce software are:

  . InterRights Point--software that processes DigiBox containers, and manages usage of digital information throughout its lifecycle. It may function as a client or server, as determined by rules;

  . Application Developer's Kit--software and tools for systems integrators, applications developers, software vendors, and web sites enabling them to develop end-user applications and services;

  . Sample Applications--software and components that assist development of applications and services;

  . RightsWallet Application--client software that manage identities, memberships, budgets, and transactions;

  . Commerce Modeler Application--graphical object oriented environment for "drag and drop" definition of business models, rights and usage rules, and usage reporting;

  . Transaction Authority Framework--software and databases for handling communications with InterRights Points and processing transactions; and

  . Deployment Manager Application--software for activating and managing
    InterRights Points.

   We have an Enterprise Edition of our Commerce software designed for enterprises to manage private information, including supply chain or work flow information. It provides an information security and policy management system for the enterprise and selected secure document exchange applications.

   We have developed and will develop special technology to assist our partners to promote the adoption of our DRM platform in various vertical markets. For example, we created Powerchord technology, comprised of tool kits and full-featured demonstration applications, to help our partners accelerate the adoption of our DRM platform for protected digital music distribution.

 MetaTrust Utility Services

   We will maintain the specifications and administer the interoperability, security, and trustedness of the MetaTrust Utility. We do this through our MetaTrust Certification Program which has three essential elements:

  . Specifications--Our partners and their products and services must comply with InterTrust specifications. These specifications establish policies that address technical, procedural and related matters designed to promote the security, trustedness, integrity, interoperability, and performance of products and services in the MetaTrust Utility.

  . Certification--We test and certify, or provide the means for testing and certifying, that products and services of participants in the MetaTrust Utility comply with our specifications. Certification applies to all applications interfacing with an InterRights Point as well as partner sites and operations. We expect to provide various procedures designed to make certification an easy process, including pre-certification of components.

  . Security--Our system addresses numerous areas of security, including securing digital information after initial use and providing tamper resistance in the InterRights Point software.

   We have designed, and will continue to design, countermeasures which we plan to implement if security is compromised. We also plan on assisting our partners in cryptographic key management.

Technology

   Our DRM platform is based on our proprietary software and technology that add fundamental new functionality to traditional computing environments. By using proven security technologies plus this new functionality, we have created platform software that enables computing environments to perform a broad range of new operating functions relating to managing, not merely protecting, rights in digital information.

   Our DRM platform is general purpose and enables digital commerce to operate in accordance with provider-specified rules through a network of independent, protected processing environments which we brand InterRights Points. This technology is currently implemented as software and includes tools, components, sample applications, documentation and training that allows our partners and their customers to build digital commerce applications and services and leverage off of the reusable, common foundation of the MetaTrust Utility. The accompanying diagram shows the primary architectural elements of our platform.

Narrative Description of Graphic on p. 52 of Business Section

Box titled "InterTrust DRM Platform." Below the heading, the caption "InterRights Point" next to a picture of a sphere with three arrows meeting in its center; the caption "DigiBox Container" next to a picture of a cube; the caption "Usage Rules" next to a picture of a piece of paper; and the caption "Transaction Authority" next to a picture of a building.

  . InterRights Point. The core element of our architecture is the InterRights Point, which operates on PCs and servers in the MetaTrust Utility. DRM processing occurs at InterRights Points. Each InterRights Point acts as a secure "virtual machine" that can manage each parties' digital rights remotely. Each InterRights Point creates a local, secure database that stores the users' rights, identities, transactions, budgets and keys. We are currently developing different implementations of the InterRights Point for use in other electronic devices.

  . DigiBox Container. Protected information in our system is encrypted and stored in a format called a DigiBox container. Once in a DigiBox container, the information can flow across unsecured networks, and only an InterRights Point can access the information. Information in a DigiBox container can remain protected even after a user has accessed it, providing persistent protection of the information and continuing control over its use, regardless of where the information travels.

  . Usage Rules. Content usage is managed by rules, including price, payment offer, play, view, print, copy, save, superdistribution, and others. We offer a variety of tools for allowing providers to create and change rules, and associate them with digital information. Rules are protected in the same way content is protected. As with content, they are stored in DigiBox containers for distribution. Rules can travel with the information, or separately, allowing our partners the flexibility to change any rule, including rights or price, after content has been delivered. InterRights Points ensure that applicable rules are followed every time an information usage "event" is requested.

  . Transaction Authority Framework. InterRights Points connect into our processing partners' data centers through a communications controller system called the Transaction Authority Framework. The Transaction Authority Framework receives transaction records from InterRights Points, stores the records, and forwards them, as specified by usage rules, for further processing including payment fulfillment. The Transaction Authority Framework also stores messages resulting from this further processing, like payment confirmation, and when the InterRights Point next connects to the data center, sends these messages to the InterRights Points. The Transaction Authority Framework includes administrative software called the Deployment Manager which activates InterRights Points and manages them after activation, including fraud detection, revocation, security updates, and back-up services.

Currently most of our software runs on Windows 95, Windows NT, and Windows 98. Our Transaction Authority Framework runs on Window NT and Solaris operating system environments. Our software is currently being modified to run on additional operating systems.

Sales and Partner Development

   Our sales activities are designed to establish the initial relationships with potential partners and help them understand the services and applications that can be developed using our technology. Our partner development organization helps our partners and their potential customers understand both the business and technical benefits of the products, and assists them in expanding their businesses with our technology. The sales organization will generally make the initial contact with a potential partner. The organization assigns a representative that will serve as our primary contact point for managing the potential relationship throughout the due diligence and business discussion process. Our sales organization consisted of nine employees as of June 30, 1999, five in Sunnyvale, one in Washington D.C., one in London, England and two in Sydney, Australia. Licensing our Commerce software is complicated. See "Risk Factors--The long and complex process of licensing our Commerce software could delay the development of our technology and harm our business."

   Our partner development organization provides a single point of coordination for all interactions with the customers after they become partners. These personnel are skilled in both business consulting and systems design to facilitate the successful deployment of our products. The partner development organization works with the partners on use of our DRM as well as on developing cross-partner and new customer relationships. Our partner development organization consisted of six employees as of June 30, 1999.

Marketing

   We market our products worldwide primarily through our partners in combination with our own efforts. We conduct a variety of marketing programs worldwide to educate our target market, create awareness and generate leads for our MetaTrust Utility. To achieve these goals, we have engaged in marketing activities including joint partner marketing, print and online advertising campaigns and trade shows. These programs are targeted at key business unit executives as well information technology officers. In addition, we conduct comprehensive public relations programs that include establishing and maintaining relationships with key trade press, business press and industry analysts. We have established consistent branding guidelines for all of our partners in order to increase our brand awareness. Our programs are designed to assist our partners in developing their internal marketing programs and capabilities. Our marketing organization consisted of eight individuals as of June 30, 1999.

Research and Development; Training and Support

   Our research and development organization is divided into product development, training and support, and STARLab. To date, substantially all software development costs have been expensed as incurred and developed by our employees. Research and development expenses were $8.3 million in 1997, $13.0 million in 1998, and $7.1 million for the six months ended June 30, 1999.

   As of June 30, 1999, our research and development, and training and support organizations were comprised of 94 employees and nine contractors.

 Product Development

   The product development organization is responsible for designing, developing, and supporting commercial implementations of our DRM and developing future enhancements to our software. There are six engineering groups in the product development organization: core rights technology, appliance technology, applications & components, security & tamper resistance, product architecture, and advanced development. These six engineering groups are supported by quality assurance, product management, documentation, deployment operations, and developer support. The quality assurance group implements a process designed to identify software defects through the entire development cycle, including operational deployments. Product management is responsible for all functional and certification specifications, schedules, and overall project coordination. The documentation group is responsible for end user, administrator and developer documentation and support for our products. Deployment operations is responsible for MetaTrust Utility operations and management, including emergency response, fraud detection, key management, and application certification. Developer support is responsible for technical support to our partner's engineering staff.

 Training and Support

   Our training and support organizations work closely with the partner development organization to provide partners with the training and support as contemplated under a partners' license. We believe that customer satisfaction is essential for our long-term success. In general, our license agreements provide for a limited period of support and training, including onsite visits, and email and website support. We plan on providing our partners with a variety of standard support packages after this initial support period. As our partner base grows, we intend to increase the size of our support organization.

 STARLab

   We have attracted a group of internationally renowned computer science experts for STARLab, our electronic commerce research organization. STARLab projects cover a broad range of topics necessary for advanced DRM, including watermarking, commerce language, streaming media, security, and secure processing hardware. The activities of STARLab are integrated with our important strategic objectives, including:

  . extending our portfolio of intellectual property;

  . developing and prototyping new digital rights management technology;

  . providing an engineering consulting resource to assist product development;

  . participating in and leading standards efforts; and

  . advising governmental, research, and other institutions.

Competition

   The market for DRM solutions is new, intensely competitive, and rapidly evolving. We expect competition to continue to increase both from existing competitors and new market entrants. Our primary competition currently comes from or is anticipated to come from:

  . companies offering secure digital distribution systems, including AT&T, IBM, Liquid Audio, Microsoft, Preview Software, and Xerox; and

  . companies offering hardware-based content metering and copy protection systems, including the 4C Entity (IBM, Intel, Matsushita, Toshiba), Sony, and Wave Systems.

   In addition to these two categories, in the future, operating system manufacturers like Microsoft or Sun Microsystems may also develop or license digital rights management solutions for inclusion in their operating systems.

   The primary bases of competition for providers of DRM solutions include:

  . range of content types and markets, from specific content type to general purpose, multiple-markets;

  . flexibility of pricing and other business options, from narrow, fixed rules to flexible, dynamic rules;

  . price of solution, from as high as 30-40% to a nominal percentage of transaction value;

  . range of usage environments, from PC-based, online-only to multiple devices, offline and online;

  . choice of service providers, from being tied to a single vendor who also provides DRM technology and processing services, to being able to choose among multiple, competing service providers; and

  . business model of DRM provider, from vertically-integrated technology provider to neutral utility model.

   We believe that we currently compete favorably with our competitors on many of these bases.

   We believe that our ability to compete depends on many other factors both within and beyond our control, including:

  . the ease of use, performance, features, and reliability of our solutions and our partner's applications and services as compared to those of our competitors;

  . the timing and market acceptance of new solutions and enhancements to existing solutions developed by us and our partners and our competitors;

  . the quality of our partner development and support organization and similar organizations of our partners; and

  . the effectiveness of our sales and marketing efforts, and of similar efforts of our partners.

   We believe that we currently compete favorably with our competitors in many of these areas.

   Some of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. Many of these companies have broader customer relationships that could be leveraged, including relationships with many of our customers. These companies also have more established customer support and professional services organizations than we do.

Intellectual Property

   Our success will depend in part on our ability to protect our intellectual property and other proprietary rights in our software and other technology. To protect our proprietary rights, we rely on a combination of patent, trademark, copyright, and trade secret law, and confidentiality and license agreements with our employees, customers, partners and others. Despite these protections, others might use our intellectual property without our authorization. If this occurs, a party might copy or otherwise obtain and use our products or technology to develop similar technology. If we are unable to adequately protect our intellectual property, it could materially affect our financial performance. Moreover, potential competitors might be able to develop technologies or services similar to ours without infringing our patents. In addition, if our agreements with employees, consultants and others who participate in product and service development activities are breached, we may not have adequate remedies, and our trade secrets may become known or independently developed by competitors.

 Patents

   We have devoted substantial time, resources, and capital to protecting our intellectual property. As of June 30, 1999, we hold nine United States patents and one European patent. We also have filed a number of additional United States patent applications, as well as counterpart foreign applications in many instances. We believe that our issued patents and patent applications cover a broad range of subjects generally relating to protecting electronic rights and content, enabling secure electronic transactions, and applying DRM technology in the digital economy.

   Any pending or future patent applications may not be granted, existing or future patents may be challenged, invalidated or circumvented, and the rights granted under a patent that has issued or any patent that may issue may not provide competitive advantages to us.

   Many of our current and potential competitors dedicate substantial resources to protection and enforcement of intellectual property rights, especially patents. If a blocking patent has issued or issues in the future, we would need either to obtain a license or to design around the patent. We may not be able to obtain a required license on acceptable terms, if at all, or to design around the patent.

   In part due to the broad range of technologies included in InterTrust technology, we have not conducted and do not conduct comprehensive patent searches to determine whether technology that is used in our products infringes patents held by other third parties. In addition, it is difficult to proceed with certainty in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. In the past, we have received notices alleging potential infringements by us of the proprietary rights of others. In January 1996, we received a letter from an attorney representing

E-Data Corporation containing an allegation of infringement of a patent E-Data allegedly owns. We exchanged correspondence with E-Data's attorneys ending in September 1996. We have not heard from any representative of E-Data since that time. In November 1997, we received a letter from representatives of TAU Systems Corporation informing us of two patents held by TAU Systems. In the letter, the representatives stated their opinion that our Commerce software contained various elements recited in the two patents and requested that we discuss licensing the technology of these patents. We responded to the letter stating that although we had not undertaken a detailed review of the patents, we were unaware of any of our products having one of the elements required by the patent claims. We have not received any further correspondence from TAU Systems. In the future we could be found to infringe upon the patent rights of E-Data, TAU Systems or other companies. Furthermore, companies in the software market are increasingly bringing suits alleging infringement of their proprietary rights, particularly patent rights. If we were to discover that our products violate third-party proprietary rights, we may not be able to obtain licenses to continue offering these products without substantial reengineering, efforts to undertake this reengineering may not be successful, licenses may be unavailable on commercially reasonable terms, if at all, and litigation may not be avoided or settled without substantial expense and damage awards.

 Other Intellectual Property

   We have received United States and selected foreign registrations for our InterTrust and DigiBox trademarks. We also have pending applications for United States and foreign registration of several of our trademarks and service marks, including MetaTrust, the MetaTrust Utility, InterRights, TrustMail, and others. We do not know if these marks will be approved. In addition, a significant portion of our marks use the words "Inter," "Trust," "Meta," or "Digi." We are aware of other companies that use "Inter," "Trust," "Meta," or "Digi" in their marks alone or in combination with other words, and we do not expect to be able to prevent all third-party uses of the words "Inter," "Trust," "Meta," or "Digi." In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, and effective patent, copyright, trademark, and trade secret protection may not be available in these jurisdictions. We license our proprietary rights to third parties, and these licensees may fail to abide by compliance and quality control guidelines with respect to our proprietary rights or take actions that would harm our business.

   Our partners may rely in part on "shrinkwrap" and "clickwrap" licenses to license their products that are not signed by the end user and, therefore, may be unenforceable under the laws of some jurisdictions. As with other software products, our products are susceptible to unauthorized copying and uses that may go undetected. Policing unauthorized use is difficult.

   Any claims relating to the infringement of third-party proprietary rights, even if meritless, could result in the expenditure of significant financial and managerial resources and could result in injunctions preventing us from distributing particular products and services. These claims could harm our business. We also rely on technology that we license from third parties, including software that is integrated with internally developed software and used in our products and services to perform key functions. Third-party technology licenses may not continue to be available to us on commercially reasonable terms. The loss of any of these technologies could harm our business. Although we generally seek to be indemnified against claims that technology licensed by us infringes the intellectual property rights of others, we do not receive indemnification in some cases. In some cases indemnification is not always available for all types of intellectual property and proprietary rights, and in other cases the scope of indemnification is limited. Even if we receive broad indemnification, third-party indemnitors are not always well capitalized and may not be able to indemnify us in the event of infringement, resulting in substantial liability to us. Infringement or invalidity claims may arise from the incorporation of third-party technology, and our customers may make claims for indemnification. These claims, even if meritless, could result in the expenditure of significant financial and managerial resources in addition to potential product or service redevelopment costs and delays, all of which could harm our business.

Standards

   We participate in selected industry groups to promote digital rights management in computer, consumer electronics, and entertainment markets. With this aim in mind we have most recently been involved with the following standards bodies and industry groups: Moving Pictures Expert Group (MPEG), Secure Digital Music Initiative (SDMI), Open Platform Initiative for Multimedia Access (OPIMA), The Cross Industry Working Team (XIWT), and Copy Protection Technical Working Group (DVD CPTWG). We believe our activities in MPEG and SDMI are of particular importance.

   The MPEG-4, the standard for multimedia software and devices, includes an Intellectual Property Management and Protection (IPMP) architecture that permits DRM systems to be used in future MPEG-4 systems, including set-top boxes, DVD players, and game machines. We played a major role in the definition of the IPMP interface, which is consistent with our technology. MPEG-4 content developers can use our technology to incorporate IPMP capabilities into their applications.

   SDMI was started by the Recording Industry Association of America, the International Federation of the Phonographic Industry, and the Recording Industry Association of Japan shortly after the first release of the Diamond Rio MP3 music player in an effort to establish a standard for secure digital delivery and use of recorded music. We have participated in SDMI from the beginning. We have been active as one of three Vice-Chairs of the first working group which devised the specifications for SDMI-compliant portable devices. Following the approval of the SDMI portable devices specification, we believe our technology will enable the protection and management of digital audio content on the Internet, PCs, and portable devices. We plan to continue participating actively and developing our technology to be compliant with emerging SDMI specifications.

Employees

   At June 30, 1999, we had a total of 138 employees. Of the total, 94 were in research and development and training and support, 23 were engaged in marketing, sales and partner development, and business development, and 21 were in administration and finance. None of our employees is subject to a collective bargaining agreement and we believe that our relations with our employees are good.

   Our future operating results depend in significant part on the continued service of our key technical, sales and senior management personnel, none of whom is bound by an employment agreement. Our future success also depends on our continuing ability to attract and retain highly qualified technical, sales and senior management personnel. Competition for these personnel is intense, and we may not be able to retain our key technical, sales and senior management personnel or attract these personnel in the future. We have experienced difficulty in recruiting qualified technical, sales and senior management personnel, and we expect to experience these difficulties in the future. If we are unable to hire and retain qualified personnel in the future, this inability could seriously harm our business.

Facilities

   Our principal administrative, sales, marketing, and research and development facility occupies approximately 28,800 square feet in Sunnyvale, California under two leases which expire in August 1999. We have recently entered into an agreement to lease a facility occupying approximately 66,000 square feet in Santa Clara, California which we intend to occupy beginning in September 1999. The term of the lease is five years beginning September 1, 1999. InterTrust International, our wholly-owned subsidiary, has an office located in London, England and is establishing an office in Sydney, Australia.

                                   MANAGEMENT

Executive Officers and Directors

   Our executive officers and directors, and their ages as of July 28, 1999, are as follows:

Name                     Age                        Position
----                     ---                        --------
Victor Shear............  52 Chairman of the Board and Chief Executive Officer

Edmund J. Fish..........  36 Director, Senior Operating Officer and
                             Executive Vice President, Corporate Development

Erwin N. Lenowitz.......  49 Vice Chairman of the Board,
                             Chief Financial Officer and Secretary

David P. Maher..........  48 Chief Technology Officer

Douglas M. Armati.......  48 Senior Vice President, Strategic Sales

Duncan M. Davidson......  46 Senior Vice President, Business Development

Richard H. Frank........  57 Senior Vice President, Portable Device Group

Joseph W. Jennings......  45 Senior Vice President, Marketing

Richard A. Landsman.....  47 Senior Vice President, Product Development and Support

Robert P. Weber.........  56 Senior Vice President, Business and Technology Strategy

Patrick P. Nguyen.......  32 Vice President, Global Alliances

David M. Van Wie........  34 Director and Senior Vice President of Research

Bruce Fredrickson.......  56 Director

Satish K. Gupta.........  54 Director

Larry D. McArthur.......  57 Director

   Victor Shear has served as chairman of the board and chief executive officer of InterTrust since our inception in January 1990. Before founding InterTrust, Mr. Shear co-founded Personal Library Software, Inc., a text and document database company, in June 1986. Mr. Shear served as chairman, president and chief executive officer of Data Scientific Corporation, a software developer of scientific workstations, from May 1982 to February 1985. Mr. Shear received a B.A. in Sociology from Brandeis University.

   Edmund J. Fish has served as a director and as senior operating officer and executive vice president, corporate development since June 1999. From September 1995 to June 1999, Mr. Fish served as general counsel and vice president, corporate development. Before joining InterTrust, Mr. Fish practiced law in the Silicon Valley, Washington D.C. and New York offices of Weil, Gotshal & Manges, an international law firm, from August 1989 to August 1995. Mr. Fish received a B.S. in Biomedical Engineering from Marquette University and a J.D. from Wayne State University.

   Erwin N. Lenowitz has served as vice chairman of the board, chief financial officer and secretary of InterTrust since January 1993. Before joining InterTrust, Mr. Lenowitz served as vice president of business development and planning for Sun Microsystems, Inc., an enterprise networking company, from August 1989 to January 1992 and as controller from May 1984 to July 1989.
Mr. Lenowitz received a B.S. in Econometrics from the City College of New York and an M.B.A. from St. Johns University.

   David P. Maher has served as chief technology officer of InterTrust since June 1999. Before joining InterTrust, Mr. Maher served in various positions at AT&T from June 1981 to June 1999, including as an AT&T Fellow, a Bell Labs Fellow and Head of the Secure Systems Research Department. At AT&T, Mr. Maher developed secure wideband transmission systems, cryptographic key management systems and secure communications devices. In addition, Mr. Maher was chief architect for AT&T's STU-III secure device, data, and video products for secure government communications. Mr. Maher has been a consultant for the National Science Foundation, National Security Agency, National Institute of Standards and Technology, and the Congressional Office of Technology Assessment, and has taught Electrical Engineering, Mathematics and Computer Science at several institutions. Mr. Maher received B.A., M.S. and Ph.D. degrees in Mathematics from Lehigh University.

   Douglas M. Armati has served as senior vice president, strategic sales for InterTrust since April 1999. From June 1997 to March 1999, Mr. Armati served as vice president, strategic sales and managing director of InterTrust International, our subsidiary. From December 1996 to June 1997, Mr. Armati served as an independent consultant to InterTrust International, our subsidiary. From January 1994 to December 1996, Mr. Armati was a principal at Jackson Brevis Ltd., a British consulting firm, focusing on electronic commerce and intellectual property rights in digital environments. Mr. Armati received a B.Comm. from Murdoch University.

   Duncan M. Davidson has served as senior vice president, business development of InterTrust since July 1997. Before joining InterTrust, Mr. Davidson was managing partner of Gemini McKenna, an alliance between Gemini Consulting and Regis-McKenna, Inc., and The McKenna Group, from August 1995 to July 1997. Mr. Davidson also served as vice president of Gemini Consulting, the management consulting arm of Cap Gemini, a systems integrator, and its predecessor, The MAC Group, from April 1989 to August 1995. Mr. Davidson is a founder of Covad Communications, a telecommunications company providing DSL services, and serves on its board of advisors. Mr. Davidson received a Sc.B. in Physics-Mathematics from Brown University and a J.D. from the University of Michigan.

   Richard H. Frank is senior vice president, portable device group of InterTrust and has served in various other capacities, including chief technology officer, since joining InterTrust in February 1997. Before joining InterTrust, Mr. Frank was a senior consultant to electronic commerce companies, including Novell Corporation, a computer-networking company. From March 1991 to September 1992, Mr. Frank served as vice president of development at Software Publishing, a software development company, and as chief technology officer from September 1992 to September 1994. From January 1979 to September 1984, Mr. Frank served as chief executive officer at Sorcim, a personal computer software company. Mr. Frank received a B.A. in Chemistry from San Francisco State University.

   Joseph W. Jennings has served as senior vice president, marketing of InterTrust since February 1998. Before joining InterTrust, Mr. Jennings served as a consultant to the venture capital firms of Sigma Partners, Mohr Davidow Ventures and InnoCal Ventures from January 1995 to December 1997. From July 1994 to January 1998, Mr. Jennings served as president of GCI Jennings, a technology marketing communications company. Mr. Jennings received a B.A. in Political Science from Whitman College and an M.B.A from the University of Washington.

   Richard A. Landsman is senior vice president, product development and support of InterTrust and has served in various positions since joining InterTrust in July 1997. Before joining InterTrust, from October 1992 to July 1997, Mr. Landsman worked for Borland International, Inc., a provider of programming and data base tools, where he directed Borland's Java development tools business and managed Borland's C++ class libraries and frameworks team. Before joining Borland, Mr. Landsman served as a senior manager at Lotus Development, a productivity applications software company, from January 1983 to October 1992. Mr. Landsman received a B.S. in Management and Finance from the University of Massachusetts and an M.S. in Computer Science from Boston University.

   David M. Van Wie has served as senior vice president, research of InterTrust since January 1996. From September 1992 to January 1996, Mr. Van Wie served as our chief technology officer and in August 1995, Mr. Van Wie became a member of our board of directors. From January 1991 to September 1992, Mr. Van Wie was president and chief executive officer of CD-ROM Solutions, a technology integrator for the CD-ROM marketplace. From February 1989 to January 1991, Mr. Van Wie managed the development of a high-speed information retrieval system for a subsidiary of Maxwell Communications. Mr. Van Wie attended Pomona College and the University of Wisconsin.

   Robert P. Weber has served as senior vice president, business and technology strategy of InterTrust since January 1996. Before joining InterTrust, Mr. Weber was a principal at Northeast Consulting Resources, Inc., a firm specializing in business and information technology planning and strategy, from April 1990 to December 1995. Mr. Weber has held several technology-related positions at Harvard University, the last as a strategist for the use of the Internet in education, research, and medicine. Mr. Weber received a B.A. in Sociology from American International College and an M.A. and Ph.D. in Sociology from the University of Connecticut.

   Patrick P. Nguyen is vice president, global alliances, and has also served as vice president, corporate development, since joining InterTrust in July 1998. Before joining InterTrust, Mr. Nguyen was a partner at the Silicon Valley Office of Weil, Gotshal & Manges, where he headed the Corporate and Technology Transactions Group. Mr. Nguyen received a B.S. in Computer Science from the University of California, Irvine and a J.D. from the University of California at Los Angeles.

   Bruce Fredrickson has served as a director of InterTrust since February 1993. Mr. Fredrickson has also served as president of Tactical Marketing Ventures LLC, a marketing firm for computer hardware, software and Internet service companies, since September 1991. Before his position with Tactical Marketing Ventures, Mr. Fredrickson served as vice president of marketing for Ingram Micro, a computer products distributor, from February 1986 to August 1991. Mr. Fredrickson received a B.S. from St. Olaf College and an M.S. from the University of Colorado.

   Satish K. Gupta has served as a director of InterTrust since February 1993. Mr. Gupta has been the president and chief executive officer of Cradle Technologies, a semiconductor company, since July 1998. From May 1994 to June 1998, Mr. Gupta was the vice president of corporate marketing and business development of Cirrus Logic, a semiconductor company, and from June 1991 to May 1994, he was vice president of strategic marketing and advanced development of Media Vision, a multi-media peripherals company. Mr. Gupta received a B.E. in Electrical Engineering from Birla Institute of Technology and Science (India), an S.M. in Electrical Engineering from Massachusetts Institute of Technology, and an M.S. in Engineering and Economic Systems from Stanford University.

   Larry D. McArthur has served as a director of InterTrust since March 1995. From February 1995 to June 1999, Mr. McArthur served as president and chief executive officer of Ascent Logic Corporation, a systems engineering company. Mr. McArthur was the president and chief operating officer of The MacNeal-Schwendler Co., a structural analysis software company, from September 1993 to September 1994. From January 1984 to September 1993, Mr. McArthur served as president and chief executive officer of Aries Technology, Inc. a mechanical analysis software company. Mr. McArthur received a B.S. degree in Engineering from Western Michigan University.

Board Committees

   The board of directors has an audit committee and a compensation committee.

   Audit Committee. The audit committee of the board of directors has responsibility for reviewing and monitoring our corporate financial reporting and external audits, including our internal control functions, the results and scope of the annual audit and other services provided by our independent auditors and our compliance with legal matters that have a significant impact on our financial reports. The audit committee also consults with management and our independent auditors before the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, the audit committee has the responsibility to consider and recommend the appointment of, and to review fee arrangements with, our independent auditors. The current members of the audit committee are Messrs. Gupta and McArthur.

   Compensation Committee. The compensation committee of the board of directors reviews and makes recommendations to the board regarding all forms of compensation provided to the executive officers and directors of InterTrust and our subsidiary including stock compensation and loans. In addition, the compensation committee reviews and makes recommendations on bonus and stock compensation arrangements for all of our employees. As part of these responsibilities the compensation committee also administers or will administer our 1995 Stock Plan, 1999 Equity Incentive Plan and 1999 Employee Stock Purchase Plan. The current members of the compensation committee are Messrs. Fredrickson and McArthur.

Director Compensation

   Messrs. Gupta, Fredrickson, and McArthur have each received options for 80,000 shares of common stock at an exercise price of $0.625 per share. Upon and following this offering, non-employee directors will receive automatic option grants under our 1999 Non-Employee Directors Option Plan. Please see "Employee Benefit Plans--1999 Non-Employee Directors Option Plan" for more details.

Compensation Committee Interlocks and Insider Participation

   The compensation committee of the board of directors currently consists of Messrs. Fredrickson and McArthur. No interlocking relationship exists between any member of our board of directors or our compensation committee and any member of the board of directors or compensation committee of any other company, and no interlocking relationship has existed in the past.

Indemnification

   Our Sixth Amended and Restated Certificate of Incorporation, to be effective after the closing of this offering, includes a provision that eliminates the personal liability of our directors and officers for monetary damages for breach of fiduciary duty as a director or officer, except for liability:

  . for any breach of the director's or officer's duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

  . for any transaction from which the director or officer derived an improper personal benefit.

   Our Amended and Restated Bylaws provide that:

  . we must indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to very limited exceptions;

  . we may indemnify our other employees and agents to the same extent that we indemnify our officers and directors; and

  . we must advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions.

   We have also entered into indemnification agreements with our officers and directors containing provisions that may require us to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of a culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

Executive Compensation

   The following table presents information about compensation paid by us in 1998 for services by our chief executive officer and our four other highest-paid executive officers whose total salary and bonus for the fiscal year exceeded $100,000:

                           Summary Compensation Table

                                                                    Long-Term
                                                                   Compensation
                                                                      Awards
                                                                   ------------
                                                         Annual
                                                      Compensation  Securities
                                                      ------------  Underlying
Name and Principal Position(s)                         Salary ($)  Options (#)
------------------------------                        ------------ ------------
Victor Shear.........................................   $175,000         --
 Chairman of the Board and Chief Executive Officer
Douglas M. Armati....................................    169,751         --
 Senior Vice President, Strategic Sales
Duncan M. Davidson...................................    220,000         --
 Senior Vice President, Business Development
Joseph W. Jennings...................................    167,340     320,000
 Senior Vice President, Marketing
Erwin N. Lenowitz....................................    175,000         --
 Vice Chairman of the Board, Chief Financial Officer
 and Secretary

   The table below shows each grant of stock options during 1998 to our chief executive officer and our four other highest-paid executive officers. No stock appreciation rights were granted to these individuals during 1998.

   The percentage of total options granted to employees in the last fiscal year is based on options to purchase a total of 1,616,000 shares granted to our employees during 1998.

   The exercise price of each option granted is equal to the fair market value of our common stock as valued by our board of directors on the date of grant. The exercise price may be paid in cash, in shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. We may also finance the option exercise by lending the optionee sufficient funds to pay the exercise price for the purchased shares.

   The potential realizable value is calculated based on the ten-year term of the option at the time of grant. Annual stock price appreciation of 5% and 10% is assumed according to rules promulgated by the Securities and Exchange Commission and does not represent our prediction of our stock price performance. The potential realizable value at 5% and 10% appreciation is calculated by assuming that the exercise price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

                       Option Grants in Last Fiscal Year

                                                                             Potential Realizable
                                          Individual Grants                    Value at Assumed
                         ---------------------------------------------------    Annual Rates of
                         Number of                                                Stock Price
                         Securities  Percent of Total                          Appreciation for
                         Underlying   Options Granted   Exercise                  Option Term
                          Options      To Employees       Price   Expiration ---------------------
Name                     Granted(#) In Last Fiscal Year ($/share)    Date       5%        10%
----                     ---------- ------------------- --------- ---------- --------- -----------
Victor Shear............      --            --              --         --          --          --
Douglas M. Armati.......      --            --              --         --          --          --
Duncan M. Davidson......      --            --              --         --          --          --
Joseph W. Jennings......  320,000          19.8%          $2.50     6/4/08   $ 503,116 $ 1,274,994
Erwin N. Lenowitz.......      --            --              --         --          --          --

   In addition to the options listed in the table, stock options were granted in 1999 to Mr. Armati under our 1995 Stock Plan for 80,000 shares at an exercise price of $3.50. The option shares vest in equal monthly installments over a period of 48 months.

   The table below presents for our chief executive officer and our four other highest-paid executive officers the number and value of shares underlying unexercised options that were held by these executive officers as of December 31, 1998. Mr. Davidson exercised options totaling 56,666 shares of common stock during 1998. No other executive officers listed above exercised stock options in 1998. No stock appreciation rights were exercised by these executive officers in 1998, and no stock appreciation rights were outstanding at the end of that year.

   Each of the options listed in the table becomes vested and exercisable as follows: upon the completion of six months of service, 12.5% of the option shares become vested and, upon the completion of each of the next 42 months of service, 1/48th of the option shares become vested. Our board may provide for the options to become immediately exercisable; in that case, any unvested shares that are purchased by an optionee may be repurchased by us at the original exercise price paid per share if the optionee ceases service with us before vesting in these shares.

   The figures in the "value of unexercised in-the-money options at fiscal year end" column are based on the fair market value of our common stock at the end of 1998, less the exercise price payable for these shares. The fair market value for class A voting common stock at the end of 1998 was $3.50 per share. Mr. Armati and Mr. Jennings have options to purchase class A voting common stock. The fair market value for class B non-voting common stock at the end of 1998 was $1.75 per share. Mr. Lenowitz has options to purchase class B non-voting common stock. Mr. Davidson was granted options to purchase 160,000 shares of class A voting common stock and 160,000 shares of class B non-voting common stock, of which he has exercised and purchased 56,666 shares in 1998.

                         Fiscal Year-End Option Values

                                                           Number Of                 Value Of
                                                     Securities Underlying          Unexercised
                                                      Unexercised Options      In-The-Money Options
                            Shares                  At Fiscal Year End (#)    At Fiscal Year End ($)
                         Acquired on     Value     ------------------------- -------------------------
Name                     Exercise (#) Realized ($) Exercisable Unexercisable Exercisable Unexercisable
----                     ------------ ------------ ----------- ------------- ----------- -------------
Victor Shear............       --            --          --           --           --           --
Douglas M. Armati.......       --            --       76,666       83,334     $153,332     $166,668
Duncan M. Davidson......    56,666     $  56,666      56,666      206,668      113,332      310,002
Joseph W. Jennings......       --            --       66,666      253,334       66,666      253,334
Erwin N. Lenowitz.......       --            --      360,000          --       405,000          --

Employee Benefit Plans

 1992 Stock Plan and 1995 Stock Plan

   Our 1992 Stock Plan and 1995 Stock Plan will be terminated immediately before the closing of this offering, and no additional options will be granted upon or after the closing of this offering under these plans. However, the termination of these plans will not affect any outstanding options, which will remain outstanding until they are exercised, terminate or expire, according to the terms of their stock option agreements.

 1999 Equity Incentive Plan

   Our board of directors adopted our 1999 Equity Incentive Plan on July 22, 1999. We will also seek stockholder approval of this plan. We have reserved 1,900,000 shares of our common stock for issuance under the 1999 Equity Incentive Plan. As of January 1 of each year, starting in 2000, the number of shares reserved for issuance under our 1999 Equity Incentive Plan will be increased automatically by 4% of the total number of shares of common stock then outstanding or, if less, 1,500,000 shares. No options have yet been granted under the 1999 Equity Incentive Plan.

   Under the 1999 Equity Incentive Plan, the persons eligible to receive awards are:

  . employees;

  . non-employee members of the board of directors; and

  . consultants.

   The types of awards that may be made under the 1999 Equity Incentive Plan are:

  . options to purchase shares of common stock;

  . stock appreciation rights;

  . restricted shares; and

  . stock units.

   Options may be incentive stock options that qualify for favorable tax treatment for the optionee under Section 422 of the Internal Revenue Code of 1986 or nonstatutory stock options not designed to qualify for favorable tax treatment. With limited restrictions, if shares awarded under the 1999 Equity Incentive Plan are forfeited, those shares will again become available for new awards under the 1999 Equity Incentive Plan.

   The compensation committee of our board of directors will administer the 1999 Equity Incentive Plan. The committee has complete discretion to make all decisions relating to the interpretation and operation of our 1999 Equity Incentive Plan. The committee has the discretion to determine which eligible individuals are to receive any award, and to determine the type, amount, vesting requirements and other features and conditions of each award.

   The exercise price for incentive stock options granted under the 1999 Equity Incentive Plan must be at least 100% of the fair market value of our common stock on the option grant date. The exercise price for nonstatutory options granted under the 1999 Equity Incentive Plan must be at least 85% of the fair market value of our common stock on the option grant date.

   Our 1999 Equity Incentive Plan provides that no participant may receive options or stock appreciation rights covering more than 500,000 shares in the same year, except that a newly hired employee may receive options or stock appreciation rights covering up to 1,000,000 shares in the first year of employment.

   The exercise price may be paid with:

  . cash;

  . outstanding shares of common stock;

  . the cashless exercise method through a designated broker;

  . a pledge of shares to a broker; or

  . a promissory note.

   The purchase price for newly issued restricted shares awarded under the 1999 Equity Incentive Plan may be paid with:

  . cash;

  . a promissory note; or

  . the rendering of past services.

   The committee may reprice options and may modify, extend or assume outstanding options and stock appreciation rights. The committee may accept the cancellation of outstanding options or stock appreciation rights in return for the grant of new options or stock appreciation rights. The new option or right may have the same or a different number of shares and the same or a different exercise price.


   If a change in control of InterTrust occurs, an option or other award under the 1999 Equity Incentive Plan will become fully exercisable and fully vested if the option or award is not assumed by the surviving corporation or its parent or if the surviving corporation or its parent does not substitute comparable awards for the awards granted under the 1999 Equity Incentive Plan.

   A change in control includes:

  . a merger or consolidation of InterTrust after which our then-current stockholders own less than 50% of the surviving corporation;

  . a sale of all or substantially all of our assets;

  . a proxy contest that results in replacement of more than one-half of our directors over a 24-month period; or

  . an acquisition of 50% or more of our outstanding stock by a person other than a person related to InterTrust, including a corporation owned by our stockholders.

   If a merger or other reorganization occurs, the agreement of merger or reorganization may provide that outstanding options and other awards under the 1999 Equity Incentive Plan shall be assumed by the surviving corporation or its parent, shall be continued by InterTrust if it is the surviving corporation, shall have accelerated vesting and then expire early, or shall be cancelled for a cash payment.

   Our board of directors may amend or terminate the 1999 Equity Incentive Plan at any time. If our board amends the plan, stockholder approval of the amendment will be sought only if required by applicable law. The 1999 Equity Incentive Plan will continue in effect indefinitely unless the board terminates the plan.

 1999 Employee Stock Purchase Plan

   Our board of directors adopted our 1999 Employee Stock Purchase Plan on July 22, 1999. We will seek stockholder approval of this plan. We have reserved 350,000 shares of our common stock for issuance under our 1999 Employee Stock Purchase Plan. As of January 1 each year, starting in 2000, the number of shares reserved for issuance under this plan will be increased automatically by 2% of the total number of shares of common stock then outstanding or, if less, 350,000 shares. Our 1999 Employee Stock Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code.

   Eligible employees may begin participating in the 1999 Employee Stock Purchase Plan at the start of an offering period. Each offering period, other than the initial offering period, lasts

24 months. Two overlapping offering periods will start on May 1 and November 1 of each calendar year. However, the first offering period will start on the effective date of this offering and end on October 31, 2001. Purchases of our common stock will occur on or about April 30 and October 31 of each calendar year during an offering period.

   Our compensation committee of our board of directors will administer this plan. Each of our employees is eligible to participate if he is employed by us for more than 20 hours per week and for more than five months per year.

   Our 1999 Employee Stock Purchase Plan permits each eligible employee to purchase common stock through payroll deductions. Each employee's payroll deductions may not exceed 15% of cash compensation. The initial period during which payroll deductions may be contributed will begin on the effective date of this offering and end on April 30, 2000. Each participant may purchase up to 600 shares on any purchase date.

   The price of each share of common stock purchased under our 1999 Employee Stock Purchase Plan will be 85% of the lower of:

  . the fair market value per share of our common stock on the date immediately before the first date of the applicable offering period; or

  . the fair market value per share of our common stock on the purchase date.

   In the case of the first offering period, the price per share under the plan will be 85% of the lower of:

  . the price offered to the public in this offering; or

  . the fair market value per share of our common stock on the purchase date.

   Employees may end their participation in the 1999 Employee Stock Purchase Plan at any time. Participation ends automatically upon termination of employment with InterTrust.

   If a change in control of InterTrust occurs, our 1999 Employee Stock Purchase Plan will end, and shares will be purchased with the payroll deductions accumulated to date by participating employees, unless this plan is assumed by the surviving corporation or its parent. Our board of directors may amend or terminate the 1999 Employee Stock Purchase Plan at any time. If our board of directors increases the number of shares of common stock reserved for issuance under this plan, it must seek the approval of our stockholders.

 1999 Non-Employee Directors Option Plan

   Our board of directors adopted our 1999 Non-Employee Directors Option Plan on July 22, 1999. We will seek stockholder approval of this plan. Only the non-employee members of our board of directors will be eligible for automatic option grants under this plan.

   We have reserved 350,000 shares of our common stock for issuance under our 1999 Non-Employee Directors Option Plan. As of January 1 each year, starting in 2000, the number of shares reserved for issuance under our 1999 Non-Employee Directors Option Plan will be increased automatically to restore the total number of shares available under this plan to 350,000 shares. No shares have yet been issued under our 1999 Non-Employee Directors Option Plan.

   The compensation committee of our board of directors will make any administrative determinations under our 1999 Non-Employee Directors Option Plan. No discretionary decisions will be made by the compensation committee under this plan.

   The exercise price for options granted under our 1999 Non-Employee Directors Option Plan may be paid in cash or in outstanding shares of our common stock. Options may also be exercised on a cashless basis through the same-day sale of the purchased shares.

   Each individual who is a member of our board of directors as a non-employee director on the effective date of this offering will receive a fully vested option for 15,000 shares of our common stock on the effective date of this offering. The exercise price of this option will be the initial price offered to the public in this offering.

   Each individual who first joins our board of directors as a non-employee director after the effective date of this offering will receive at that time a fully vested option for 15,000 shares of our common stock. In addition, at each of our annual stockholders' meetings, beginning in 2000, each non-employee director who will continue to be a director after that meeting will automatically be granted at that meeting a fully vested option for 5,000 shares of our common stock. However, any non-employee director who receives an option for 15,000 shares under this plan will first become eligible to receive the annual option for 5,000 shares at the annual meeting that occurs during the calendar year following the year in which he received the option for 15,000 shares.

   Our board of directors may amend or modify the 1999 Non-Employee Directors Option Plan at any time. The 1999 Non-Employee Directors Option Plan will continue in effect indefinitely, unless our board of directors terminates the plan.

Change of Control Arrangements

   Joseph W. Jennings, our senior vice president, marketing, has received option grants for 320,000 shares that provide that upon a change in control transaction, the vesting of the option will accelerate and 50% of the then unvested option shares will become vested. Duncan M. Davidson, our senior vice president, business development, has received option grants for 320,000 shares that provide that upon a change in control transaction, the vesting of the option will accelerate and 100% of the then unvested option shares will become vested. In addition, certain of our other executive officers who are not among our four highest-paid executive officers during 1998 were also granted options that provide that upon a change in control transaction, the vesting of the options will accelerate and 100% of the then unvested option shares will become vested.

   If a change in control of InterTrust occurs, an option or other award under the 1999 Equity Incentive Plan will become fully exercisable and fully vested if the option or award is not assumed by the surviving corporation or its parent or if the surviving corporation or its parent does not substitute comparable awards for the awards granted under the 1999 Equity Incentive Plan.

   Under our 1995 Stock Plan, upon a merger or asset sale, if the options or stock purchase rights are not assumed by the surviving corporation or its parent or subsidiary or if the surviving corporation or its parent or subsidiary does not substitute comparable awards for the options or stock purchase rights, then the options and stock purchase rights will terminate.

                           RELATED-PARTY TRANSACTIONS

   Since January 1996, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our common stock, or an immediate family member of any of the foregoing, had or will have a direct or indirect interest other than:

  . compensation arrangements, which are described where required under "Management;" and

  . the transactions described below.

   Series A Preferred Stock Financing. In March 1996, we issued and sold 1,174,168 shares of Series A preferred stock to Kistler Associates, a 5% stockholder of us, at a per share purchase price of $2.555.

   In June 1996, we issued and sold 97,846 shares of Series A preferred stock to SLF Partners IV, LP at a per share purchase price of $2.555. One of our executive officers, Patrick P. Nguyen, is a limited partner of SLF Partners IV, LP.

   Series B Preferred Stock Financing. In December 1997, we issued and sold 233,372 shares of Series B preferred stock to Kistler Associates, and in March, April and December 1998, we issued and sold an aggregate of 466,744 shares of Series B preferred stock to Kistler Associates, in both cases at a per share purchase price of $4.285.

   In July and December 1998, we issued and sold an aggregate of 878,632 shares of Series B preferred stock to SLF Partners IV, LP at a per share purchase price of $4.285.

   In December 1998, we issued and sold 186,500 shares of Series B preferred stock to Ecomm Ventures I, LLC at a per share purchase price of $4.285. One of our executive officers, Patrick P. Nguyen, is a director of Ecomm Ventures I, LLC.

   Series C Preferred Stock Financing. In March 1999, we issued and sold 29,645 shares of Series C preferred stock to Kistler Associates at a per share purchase price of $5.89.

   Series D Preferred Stock Financing. In April 1999, we issued and sold 235,294 shares of Series D preferred stock to Kistler Associates at a per share purchase price of $8.50.

   In April 1999, we issued and sold 479,412 shares of Series D preferred stock to SLF Partners IV, LP at a per share purchase price of $8.50.

   In April 1999, we issued and sold 25,000 shares of Series D preferred stock to Tactical Marketing Ventures, LLC at a per share purchase price of $8.50. Bruce Fredrickson, a director of InterTrust, is the president of Tactical Marketing Ventures, LLC.

   In June 1999, we issued and sold 199,412 shares of Series D preferred stock to Ecomm Ventures II, LLC at a per share purchase price of $8.50. One of our executive officers, Patrick P. Nguyen, is a director of Ecomm Ventures II, LLC.

   Series E Preferred Stock Financing. In July 1999, we issued and sold 233,333 shares of Series E preferred stock to Kistler Associates at a per share purchase price of $12.00.

   In July 1999, we issued and sold 50,001 shares of Series E preferred stock to Duncan M. Davidson, one of our executive officers, at a per share purchase price of $12.00.

   Option to Purchase Class B Non-Voting Common Stock. In October 1993, we granted an option to purchase 160,000 shares of our class B non-voting common stock to Electronic Ventures, LLC at an exercise price of $0.625. Erwin N. Lenowitz, an officer of InterTrust, is a managing director of Electronic Ventures, LLC.

   Loan to Executive Officer. In December 1997 and January 1998, we loaned an aggregate of $62,290 to Edmund J. Fish, one of our executive officers, secured by a stock pledge agreement. This note accrues interest at the rate of 7% per year. The principal balance of this note and accrued interest is due upon consummation of this offering.

   Bonus to Executive Officer. In May 1999, our compensation committee approved a bonus in the amount of $200,000 to Edmund J. Fish, which was paid in June 1999.

   Indemnification. We have entered into an indemnification agreement with each of our officers and directors. See "Management--Indemnification" for a description of the indemnification available to our officers and directors under our Sixth Amended and Restated Certificate of Incorporation, to be effective after the closing of this offering and our Amended and Restated Bylaws.

                               ----------------

   We believe that the transactions above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions, including loans between us and our officers, directors, principal stockholders and their affiliates, will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors on the board of directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

   The table on the next page presents selected information regarding beneficial ownership of our outstanding common stock as of July 28, 1999, and as adjusted to reflect the sale of the common stock being sold in this offering for:

  . each of our directors, our chief executive officer and our four other highest-paid executive officers;

  . each other person known by us to own beneficially more than 5% of our common stock and one of our principal stockholders; and

  . all of our directors and executive officers as a group.

   Under the rules of the Securities and Exchange Commission, beneficial ownership includes sole or shared voting or investment power with respect to securities and includes the shares issuable under stock options or warrants that are exercisable within 60 days of July 28, 1999. Shares issuable under stock options exercisable within 60 days are deemed outstanding for computing the percentage of the person holding the options but are not deemed outstanding for computing the percentage of any other person. Accordingly, the following table includes information regarding shares issuable under stock options exercisable within 60 days for the following persons and in the following amounts: Edmund J. Fish, options exercisable for 14,167 shares; Erwin N. Lenowitz, options exercisable for 160,000 shares; Douglas M. Armati, options exercisable for 5,000 shares; Duncan M. Davidson, options exercisable for 6,666 shares; Joseph W. Jennings, options exercisable for 126,666 shares; David M. Van Wie, options exercisable for 320,800 shares; Satish K. Gupta, options exercisable for 80,000 shares; and Larry D. McArthur, options exercisable for 73,333 shares.

   Percentage ownership calculations are based on 31,411,500 shares of common stock outstanding as of July 28, 1999, as adjusted to reflect the conversion of all outstanding shares of preferred stock and class B non-voting common stock into common stock, and the exercise of warrants to purchase 21,692 shares of common stock upon the closing of this offering. The numbers shown in the table below assume no exercise by the underwriters of their over-allotment option to
purchase up to           shares.

   Unless otherwise indicated, the address for each listed stockholder is: c/o InterTrust Technologies Corporation, 460 Oakmead Parkway, Sunnyvale, California 94086. To our knowledge, except as indicated in the footnotes to this table and under applicable community property laws, the persons or entities identified in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

                                                               Percent of
                                                           Shares Outstanding
                                                          --------------------
                                        Number of Shares  Before the After the
Name of Beneficial Owner               Beneficially Owned  Offering  Offering
------------------------               ------------------ ---------- ---------
Victor Shear..........................      7,712,000        24.6%
Kistler Associates....................      2,372,556         7.6
 101 West 79th Street, Suite 22C
 New York, NY 10024
Entities affiliated with SLF                1,540,779         4.9
 Partners(1)..........................
 Attn: Steven L. Fingerhood, General
 Partner
 301 Mission Street, Suite 350
 San Francisco, CA 94105
Erwin N. Lenowitz(2)..................        558,206         1.8
David M. Van Wie......................        344,800         1.1
Duncan M. Davidson(3).................        296,667           *
Edmund J. Fish(4).....................        286,886           *
Douglas M. Armati(5)..................        173,333           *
Satish K. Gupta.......................        160,000           *
Bruce Fredrickson(6)..................        137,000           *
Joseph W. Jennings....................        126,666           *
Larry D. McArthur.....................         73,333           *
Executive officers and directors as a
 group (15 persons)(7)(8)(9)..........     10,969,348        33.7

--------
*  Represents beneficial ownership of less than 1%.
(1) Includes 1,455,890 shares held of record by SLF Partners IV, L.P. and 84,889 shares held of record by SLF Partners V, L.P.
(2) Includes an option immediately exercisable for 160,000 shares held by Electronic Ventures, LLC. Mr. Lenowitz, one of our directors and executive officers, is a managing director of Electronic Ventures, LLC. Mr. Lenowitz disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in Electronic Ventures, LLC. Also includes 13,218 shares held as custodian for Jeremy Lenowitz and 13,218 shares held as custodian for Jessica Lenowitz.
(3) Includes 210,001 shares held by the Davidson Family Revocable Trust of which 80,000 shares are subject to a right of repurchase by us as of July 28, 1999. Mr. Davidson, one of our executive officers, is the trustee of the Davidson Family Revocable Trust and exercises voting and investment power over these shares. In connection with a loan to two employees of the Company, Mr. Davidson is taking a security interest in 80,624 shares of common stock.
(4) Includes 834 shares subject to a right of repurchase by us as of July 28, 1999.
(5) Includes 58,333 shares subject to a right of repurchase by us as of July 28, 1999.
(6) Includes 25,000 shares held of record by Tactical Marketing Ventures LLC. Mr. Fredrickson is the chief executive officer of Tactical Marketing Ventures LLC and exercises voting and investment control over shares held by that entity.
(7) Includes 1,123,298 shares subject to options that are exercisable within 60 days of July 28, 1999 and the shares described in Notes 2 through 6.
(8) Includes 243,165 shares held by the Robert P. Weber Trust. One of our executive officers, Robert P. Weber, is the trustee of the Robert P. Weber Trust and exercises voting and investment power over these shares.
(9) Includes 18,334 shares held by Patrick P. Nguyen, one of our executive officers, subject to a right of repurchase by us as of July 28, 1999. Also includes 186,500 shares held by Ecomm Ventures I, LLC and 199,412 shares held by Ecomm Ventures II, LLC. Mr. Nguyen is a director of both entities. Mr. Nguyen disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest arising from his interest in Ecomm Ventures II, LLC. Also includes approximately 1,800 shares held by SLF Partners IV, LP. Mr. Nguyen is a limited partner of SLF Partners IV, LP and exercises voting and investment control over these shares.

   Two of our stockholders, Kistler Associates and Amerindo Investment
Advisors, each have the right to purchase       shares of common stock in this
offering. If either of them exercises this right in full, they will own
and       shares, or      % and      % of us.

                          DESCRIPTION OF CAPITAL STOCK

General

   Upon the consummation of this offering, we will be authorized to issue 120,000,000 shares of common stock, and 10,000,000 shares of undesignated preferred stock. The following is a summary description of our capital stock. Our Amended and Restated Bylaws and our Sixth Amended and Restated Certificate of Incorporation, to be effective after the closing of this offering, provide further information about our capital stock.

Common Stock

   As of July 28, 1999, there were 31,411,500 shares of common stock outstanding, as adjusted to reflect the conversion of all outstanding shares of preferred stock and class B non-voting common stock into common stock, and the exercise of warrants to purchase 21,692 shares of common stock, upon the closing of this offering, that were held of record by approximately 300
stockholders. There will be           shares of common stock outstanding,
assuming no exercise of the underwriters' over-allotment option and assuming no exercise after July 28, 1999 of outstanding options or warrants, after giving effect to the sale of the shares of common stock to the public offered in this prospectus.

   The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of funds legally available. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable.

Warrants

   Immediately following the closing of this offering, there will be an outstanding warrant to purchase a total of 311,016 shares of common stock. This warrant expires on August 19, 2006.

Preferred Stock

   The board of directors has the authority, without action by the stockholders, to designate and issue the preferred stock in one or more series and to fix the rights, preferences, privileges and related restrictions, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of the series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, we have no plans to issue any of our preferred stock.

Registration Rights

   After this offering, the holders of approximately 18,689,401 shares of common stock will be entitled to rights with respect to the registration of these shares under the Securities Act. Under the terms of the agreement between us and the holders of these registrable securities, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of registration and are entitled to include their shares of common stock in the registration. Holders of 13,885,443 shares of the registrable securities are also entitled to specified demand registration rights under which they may require us to file a registration statement under the Securities Act at our expense with respect to our shares of common stock, and we are required to use our best efforts to effect this registration. Further, the holders of these demand rights may require us to file additional registration statements on Form S-3. All of these registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in the registration and our right not to effect a requested registration within six months following the initial offering of our securities.

Anti-takeover Effects of Delaware Law, and Provisions of the Sixth Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

   Selected provisions of Delaware Law, and our Sixth Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, effective upon the closing of this offering, could make more difficult the acquisition of InterTrust by means of a tender offer or a proxy contest and the removal of incumbent officers and directors. These provisions, summarized below, are expected to discourage particular types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of InterTrust to negotiate first with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure InterTrust outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms. However, these provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they might also inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

   Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. Generally, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  . before the date of the business combination, the transaction is approved by the board of directors of the corporation;

  . upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding stock; or

  . on or after the date of the business combination, the business combination is approved by the board and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

   A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

   Stockholder Meetings. Under our bylaws, special meetings of the stockholders can only be called by our board of directors or by the chairman of the board, the chief executive officer or at the request of stockholders holding at least 20% of our capital stock.

   Requirements for Advance Notification of Stockholder Nominations and Proposals. Our Amended and Restated Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a related committee.

   Elimination of Stockholder Action By Written Consent. Our Sixth Amended and Restated Certificate of Incorporation eliminates the right of stockholders to act by written consent without a meeting.

   Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of InterTrust. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of InterTrust.

   Amendment of Restated Charter. The amendment of any of the above provisions would require approval by holders of at least 66 2/3% of our outstanding common stock.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is Boston EquiServe
L.P.

The Nasdaq National Market Listing

   We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "ITRU."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of this offering, we will have            shares of common
stock outstanding, assuming no exercise of options after July 28, 1999. Of
these shares, the            shares sold in this offering will be freely
tradable without restriction or further registration under the Securities Act, except that any shares held by persons that directly or indirectly control, or are controlled by, or are under common control with us, may generally only be sold in compliance with the limitations of Rule 144 described below.

Sales of Restricted Shares

   The remaining            shares of common stock are deemed restricted shares
under Rule 144. The number of shares of common stock available for sale in the public market is limited by restrictions under the Securities Act and lock-up agreements under which the holders of the shares have agreed not to sell or dispose of any of their shares for a period of 180 days after the date of this prospectus without the prior written consent of Credit Suisse First Boston
Corporation. On the date of this prospectus,       shares other than the
           shares being sold in this offering will be eligible for sale. Beginning 180 days after the date of this prospectus, or earlier with the
consent of Credit Suisse First Boston Corporation,            restricted shares
will become available for sale in the public market subject to the limitations of Rule 144 of the Securities Act.

   In general, under Rule 144 of the Securities Act as currently in effect, beginning 90 days after this offering, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including a person who may be deemed an affiliate, is entitled to sell within any three-month period a number of shares of common stock that does not exceed the greater of 1% of the then-outstanding shares of our common stock,
approximately            shares after giving effect to this offering, and the
average weekly trading volume of our common stock on The Nasdaq National Market during the four calendar weeks preceding this sale. Sales under Rule 144 of the Securities Act are subject to restrictions relating to manner of sale, notice and the availability of current public information about us. A person who is not our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least two years, would be entitled to sell these shares immediately following this offering without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144 of the Securities Act. However, the transfer agent may require an opinion of counsel that a proposed sale of shares comes within the terms of Rule 144 of the Securities Act before effecting a transfer of these shares.

   Before this offering, there has been no public market for our common stock and no predictions can be made of the effect, if any, that the sale or availability for sale of shares of additional common stock will have on the market price of our common stock. Nevertheless, sales of substantial amounts of these shares in the public market, or the perception that these sales could occur, could adversely affect the market price of the common stock and could impair our future ability to raise capital through an offering of our equity securities.

Options

   As of July 28, 1999, options to purchase a total of 6,856,871 shares of common stock were outstanding and options to purchase 3,149,721 shares of common stock were exercisable. All of the shares subject to options are subject to lock-up agreements. An additional 452,249 shares of common stock were available as of July 28, 1999 for future option grants or direct issuances under the 1995 Stock Plan. In addition, in July 1998, the board of directors and a majority of stockholders approved an increase in the 1995 Stock Plan by an additional 500,000 shares. However, as of the date of this offering, our 1995 Stock Plan will terminate and no future options will be granted under this plan. In addition, in July 1999, 1,900,000 shares were reserved for issuance under our 1999 Equity Incentive Plan, 350,000 shares were reserved for issuance under our 1999 Employee Stock Purchase Plan and 350,000 shares were reserved for issuance under our 1999 Non-Employee Directors Option Plan. See "Management--Employee Benefit Plans--1999 Equity Incentive Plan," "--1999 Employee Stock Purchase Plan," "--1999 Non-Employee Directors Option Plan" and Notes 4 and 7 of Notes to Consolidated Financial Statements.

   Rule 701 under the Securities Act provides that shares of common stock acquired on the exercise of outstanding options may be resold by persons other than our affiliates, beginning 90 days after the date of this prospectus, subject only to the manner of sale provisions of Rule 144, and by affiliates, beginning 90 days after the date of this prospectus, subject to all provisions of Rule 144 except its one-year minimum holding period. We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and common stock issued or issuable under our 1999 Equity Incentive Plan. We expect to file the registration statement covering shares offered under the 1999 Equity Incentive Plan and the 1999 employee stock purchase plan and 1999 Non-Employee Directors Option Plan approximately 30 days after the closing of this offering. These registration statements are expected to become effective upon filing. Shares covered by these registration statements will then be eligible for sale in the public markets, subject to the lock-up agreements, if applicable.

                                  UNDERWRITING

   Under the terms and subject to conditions contained in an underwriting
agreement dated            , 1999, we have agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation, J.P. Morgan Securities, Inc., Salomon Smith Barney Inc. and SoundView Technology Group, Inc. are acting as representatives, the following respective numbers of shares of common stock:

                                                                        Number
   Underwriter                                                        of Shares
   -----------                                                        ----------
   Credit Suisse First Boston Corporation............................
   J.P. Morgan Securities, Inc. .....................................
   Salomon Smith Barney Inc. ........................................
   SoundView Technology Group, Inc. .................................
                                                                      ----------
     Total...........................................................
                                                                      ==========

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to       additional shares at the initial public offering price
less the underwriting discounts and commissions. This option may be exercised only to cover any over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $      per share. The
underwriters and selling group members may allow a discount of $      per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

   The following table summarizes the compensation and estimated expenses we will pay.

                                       Per Share                       Total
                             ----------------------------- -----------------------------
                                Without          With         Without          With
                             Over-Allotment Over-Allotment Over-Allotment Over-Allotment
                             -------------- -------------- -------------- --------------
   Underwriting discounts
    and commissions paid by
    us.....................      $              $              $              $
   Expenses payable by us..      $              $              $              $

   The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

   We, our officers and directors and substantially all of our stockholders have agreed that we and they will not offer, sell, contract to sell, announce our intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any of our common stock without the prior consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except in our case issuances pursuant to the exercise of employee options outstanding on the date hereof.

   The underwriters have reserved for sale, at the initial public offering
price, up to       shares of the common stock for employees, directors and
other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares. In addition, Kistler Associates has the right to purchase shares in the offering and an affiliate of Amerindo Investment
Advisors has the right to purchase           shares in the offering.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

   We have made application to list our shares of common stock on The Nasdaq Stock Market's National Market under the symbol "ITRU."

   Before this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between the representatives and us. The principal factors to be considered in determining the public offering price include: the information set forth in this prospectus and otherwise available to the underwriters; the history and the prospects for the industry in which we will compete; the ability of our management; the prospects for our future earnings; the present state of our development and our current financial condition; the general condition of the securities markets at the time of this offering; and the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

   The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  . Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions.

   These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

   In July 1999, an affiliate of Credit Suisse First Boston Corporation purchased 41,666 shares of our Series E preferred stock for a total purchase price of $499,992.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of commons tock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice before any resale of the common stock.

Representations of Purchasers

   Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from which the purchase confirmation is received that (i) the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws, (ii) where required by law, that the purchaser is purchasing as principal and not as agent and (iii) the purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or these persons. All or a substantial portion of the assets of the issuer and these persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or these persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or these persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser in this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser sunder relevant Canadian legislation.

                                 LEGAL MATTERS

   The validity of the common stock being offered will be passed upon for InterTrust by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California and for the underwriters by Fenwick & West LLP, Palo Alto, California. As of the date of this prospectus, some members and employees of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, beneficially owned an aggregate of 17,916 shares of our common stock.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock being offered. This prospectus does not contain all of the information presented in the registration statement and the exhibits to the registration statement. For further information with respect to InterTrust and our common stock we are offering, reference is made to the registration statement and the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document referred to are only summaries of these documents. You should refer to the exhibits to this registration statement for the complete contents of these contracts and documents. Each statement is qualified in all respects by reference to the relevant exhibit. The registration statement, including the exhibits, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part may be obtained from this office after payment of fees prescribed by the Commission. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Commission. The address of the site is http://www.sec.gov.

                      INTERTRUST TECHNOLOGIES CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors........................... F-2
Consolidated Balance Sheets................................................. F-3
Consolidated Statements of Operations....................................... F-4
Consolidated Statements of Stockholders' Equity (Deficit)................... F-5
Consolidated Statements of Cash Flows....................................... F-6
Notes to Consolidated Financial Statements.................................. F-8

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
InterTrust Technologies Corporation

   We have audited the accompanying consolidated balance sheets of InterTrust Technologies Corporation as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of InterTrust Technologies Corporation at December 31, 1997 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young llp

Palo Alto, California
February 19, 1999,
 except for Note 6,
 as to which the date is
 May 5, 1999

                      INTERTRUST TECHNOLOGIES CORPORATION

                          CONSOLIDATED BALANCE SHEETS
               (in thousands, except share and per share amounts)

                                                                    Pro Forma
                                                                  Stockholders'
                                     December 31,                    Equity
                                   -----------------   June 30,   (Deficit) at
                                     1997     1998       1999     June 30, 1999
                                   --------  -------  ----------- -------------
                                                      (Unaudited)  (Unaudited)
              ASSETS
Current assets:
  Cash and cash equivalents....... $  1,884  $ 5,575   $ 15,295
  Accounts receivable.............       25    1,545        399
  Other current assets............      156      132        304
                                   --------  -------   --------
    Total current assets..........    2,065    7,252     15,998
Property and equipment, net.......      967      938        885
Other assets......................       79       90        337
                                   --------  -------   --------
                                   $  3,111  $ 8,280   $ 17,220
                                   ========  =======   ========
  LIABILITIES AND STOCKHOLDERS'
         EQUITY (DEFICIT)
Current liabilities:
  Accounts payable................ $    654  $   549   $    899
  Accrued compensation............      387      560        740
  Other accrued liabilities.......      417      610        720
  Convertible promissory note.....       --       --      1,000
  Deferred revenue................    2,500    8,575      9,216
                                   --------  -------   --------
    Total current liabilities.....    3,958   10,294     12,575
Commitments
Stockholders' equity (deficit):
  Convertible preferred stock,
   $0.001 par value, issuable in
   series; 20,000,000 shares
   authorized, 6,300,388,
   10,500,387, and 12,492,410
   shares issued and outstanding
   at December 31, 1997 and 1998
   and June 30, 1999,
   respectively, and none pro
   forma..........................        6       10         12      $    --
  Common stock, $0.001 par value,
   issuable in classes; 70,000,000
   shares authorized, 13,790,260,
   14,670,648, and 17,343,950
   shares issued and outstanding
   at December 31, 1997 and 1998
   and June 30, 1999,
   respectively, and 29,919,693
   shares issued and outstanding
   pro forma......................       14       15         17           30
  Additional paid-in capital......   24,999   43,697     65,801       66,800
  Deferred stock compensation.....       --       --     (4,078)      (4,078)
  Notes receivable from
   stockholders...................      (68)    (276)      (236)        (236)
  Accumulated deficit.............  (25,798) (45,460)   (56,871)     (56,871)
                                   --------  -------   --------      -------
    Total stockholders' equity
     (deficit)....................     (847)  (2,014)     4,645      $ 5,645
                                   --------  -------   --------      =======
                                   $  3,111  $ 8,280   $ 17,220
                                   ========  =======   ========

                            See accompanying notes.

                      INTERTRUST TECHNOLOGIES CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                        Years Ended           Six Months Ended
                                       December 31,               June 30,
                                 ---------------------------  -----------------
                                  1996      1997      1998     1998      1999
                                 -------  --------  --------  -------  --------
                                                                (Unaudited)
Revenues:
  Licenses.....................  $    --  $  1,000  $     --  $    --  $    309
  Software support services....       25       100       152       50       177
                                 -------  --------  --------  -------  --------
    Total revenues.............       25     1,100       152       50       486
Cost of revenues:
  Licenses.....................       --        --        --       --        42
  Software support services....        5       102       191       84       208
                                 -------  --------  --------  -------  --------
    Total cost of revenues.....        5       102       191       84       250
                                 -------  --------  --------  -------  --------
Gross profit (loss)............       20       998       (39)     (34)      236
Operating costs and expenses:
  Research and development.....    4,852     8,287    13,041    6,358     7,088
  Sales and marketing..........    1,573     2,717     3,870    1,902     2,449
  General and administrative...    1,735     1,932     2,717    1,075     2,117
  Amortization of deferred
   compensation................       --        --        --       --       195
                                 -------  --------  --------  -------  --------
    Total operating costs and
     expenses..................    8,160    12,936    19,628    9,335    11,849
                                 -------  --------  --------  -------  --------
Loss from operations...........   (8,140)  (11,938)  (19,667)  (9,369)  (11,613)
Interest income................      261       229        42       --       202
Interest expense...............      (81)       --       (37)      (9)       --
                                 -------  --------  --------  -------  --------
Net loss.......................  $(7,960) $(11,709) $(19,662) $(9,378) $(11,411)
                                 =======  ========  ========  =======  ========
Basic and diluted net loss per
 share.........................  $ (0.67) $  (0.86) $  (1.41) $ (0.68) $  (0.75)
                                 =======  ========  ========  =======  ========
Shares used in computing basic
 and diluted
 net loss per share............   11,913    13,639    13,966   13,777    15,307
                                 =======  ========  ========  =======  ========
Pro forma basic and diluted net
 loss per share ...............                     $  (0.91)          $  (0.43)
                                                    ========           ========
Shares used in computing pro
 forma basic and diluted
 net loss per share............                       21,688             26,808
                                                    ========           ========


                            See accompanying notes.

                      INTERTRUST TECHNOLOGIES CORPORATION

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                     (in thousands, except share amounts)

                        Convertible                                                  Notes                     Total
                      Preferred Stock    Common Stock     Additional   Deferred    Receivable              Stockholders'
                     ----------------- ------------------  Paid-In      Stock         From     Accumulated     Equity
                       Shares   Amount   Shares    Amount  Capital   Compensation Stockholders   Deficit     (Deficit)
                     ---------- ------ ----------  ------ ---------- ------------ ------------ ----------- -------------
Balance at December
31, 1995............         --  $--   10,454,240   $11    $ 1,732     $    --       $  --      $ (6,129)     $(4,386)
 Issuance of Series
 A preferred stock,
 net................  3,966,666    4           --    --      9,513          --          --            --        9,517
 Issuance of Series
 B preferred stock,
 net................  1,400,234    1           --    --      5,618          --          --            --        5,619
 Issuance of Class A
 common stock upon
 exercise of war-
 rants..............         --   --       54,560    --         41          --          --            --           41
 Conversion of con-
 vertible promissory
 notes and accrued
 interest
 into Class A common
 stock..............         --   --    2,781,958     3      3,475          --          --            --        3,478
 Issuance of Class A
 common stock upon
 exercise of op-
 tions..............         --   --      207,332    --        136          --          --            --          136
 Issuance of Class B
 common stock upon
 exercise of op-
 tions..............         --   --      179,700    --         73          --          --            --           73
 Repurchase of Class
 A common stock.....         --   --      (84,446)   --        (53)         --          --            --          (53)
 Compensation re-
 lated to stock op-
 tions granted......         --   --           --    --        244          --          --            --          244
 Net loss...........         --   --           --    --         --          --                    (7,960)      (7,960)
                     ----------  ---   ----------   ---    -------     -------       -----      --------      -------
Balance at December
31, 1996............  5,366,900    5   13,593,344    14     20,779          --          --       (14,089)       6,709
 Issuance of Series
 B preferred stock..    933,488    1           --    --      3,999          --          --            --        4,000
 Issuance of Class A
 common stock upon
 exercise of war-
 rant...............         --   --       16,000    --         20          --          --            --           20
 Issuance of Class A
 common stock upon
 exercise of op-
 tions..............         --   --      138,916    --        115          --         (68)           --           47
 Issuance of Class B
 common stock upon
 exercise of op-
 tion...............         --   --       42,000    --         37          --          --            --           37
 Compensation re-
 lated to stock op-
 tion granted.......         --   --           --    --         49          --          --            --           49
 Net loss...........         --   --           --    --         --          --          --       (11,709)     (11,709)
                     ----------  ---   ----------   ---    -------     -------       -----      --------      -------
Balance at December
31, 1997............  6,300,388    6   13,790,260    14     24,999          --         (68)      (25,798)        (847)
 Issuance of Series
 B preferred stock..  3,484,144    3           --    --     14,828          --          --            --       14,831
 Issuance of Series
 B preferred stock
 upon conversion of
 convertible note
 payable and accrued
 interest...........    715,855    1           --    --      3,066          --          --            --        3,067
 Issuance of Class A
 common stock upon
 exercise of op-
 tions..............         --   --      201,568    --        228          --         (47)           --          181
 Issuance of Class B
 common stock upon
 exercise of op-
 tions..............         --   --      617,332     1        500          --        (319)           --          182
 Forgiveness of note
 receivable from
 stockholder........         --   --           --    --         --          --         106            --          106
 Issuance of Class A
 common stock upon
 net exercise of op-
 tions
 and related compen-
 sation.............         --   --       28,631    --         50          --          --            --           50
 Issuance of Class A
 common stock upon
 net exercise of
 warrant
 and related compen-
 sation.............         --   --       32,857    --         26          --          --            --           26
 Payments on notes
 receivable from
 stockholders.......         --   --           --    --         --          --          52            --           52
 Net loss...........         --   --           --    --         --          --          --       (19,662)     (19,662)
                     ----------  ---   ----------   ---    -------     -------       -----      --------      -------
Balance at December
31, 1998............ 10,500,387   10   14,670,648    15     43,697          --        (276)      (45,460)      (2,014)
 Issuance of Series
 C preferred stock
 (unaudited)........    850,000    1           --    --      5,006          --          --            --        5,007
 Issuance of Series
 D preferred stock
 (unaudited)........  1,142,023    1           --    --      9,706          --          --            --        9,707
 Issuance of Class A
 common stock upon
 exercise
 of options (unau-
 dited).............         --   --    1,560,798     1      2,267          --          --            --        2,268
 Issuance of Class B
 common stock upon
 exercise
 of options (unau-
 dited).............         --   --      819,196     1        519          --          --            --          520
 Issuance of Class A
 common stock upon
 exercise
 of warrants (unau-
 dited).............         --   --      293,308    --        333          --          --            --          333
 Deferred compensa-
 tion (unaudited)...         --   --           --    --      4,273      (4,273)         --            --           --
 Amortization of de-
 ferred compensation
 (unaudited)........         --   --           --    --         --         195          --            --          195
 Forgiveness of note
 receivable from
 stockholders (unau-
 dited).............         --   --           --    --         --          --          40            --           40
 Net loss (unau-
 dited).............         --   --           --    --         --          --          --       (11,411)     (11,411)
                     ----------  ---   ----------   ---    -------     -------       -----      --------      -------
Balance at June 30,
1999 (unaudited).... 12,492,410  $12   17,343,950   $17    $65,801     $(4,078)      $(236)     $(56,871)     $ 4,645
                     ==========  ===   ==========   ===    =======     =======       =====      ========      =======

                            See accompanying notes.

                      INTERTRUST TECHNOLOGIES CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                        Years Ended           Six Months Ended
                                       December 31,               June 30,
                                 ---------------------------  -----------------
                                  1996      1997      1998     1998      1999
                                 -------  --------  --------  -------  --------
                                                                (Unaudited)
Operating activities
Net loss.......................  $(7,960) $(11,709) $(19,662) $(9,378) $(11,411)
Adjustments to reconcile net
 loss to net cash used in
 operating activities:
  Depreciation and
   amortization................      119       283       538      211       263
  Amortization of deferred
   stock compensation and other
   stock related compensation
   charges.....................      264        99       182       --       275
  Issuance of preferred stock
   for accrued interest........       --        --        37       --        --
  Changes in operating assets
   and liabilities:
    Accounts receivable........      (25)       --    (1,520)      --     1,146
    Other current assets.......      (33)     (111)       24       (2)     (172)
    Accounts payable...........      261       187      (105)     229       350
    Accrued compensation.......      172       190       173      101       180
    Other accrued liabilities..     (326)      214       193      177       110
    Deferred revenue...........    1,500     1,000     6,075    2,000       441
                                 -------  --------  --------  -------  --------
Net cash used in operating
 activities....................   (6,028)   (9,847)  (14,065)  (6,662)   (8,818)
Investing activities
Capital expenditures...........     (578)     (662)     (509)    (116)     (210)
Other noncurrent assets........       15       (20)      (11)       4       (47)
                                 -------  --------  --------  -------  --------
Net cash used in investing
 activities....................     (563)     (682)     (520)    (112)     (257)
Financing activities
Proceeds from issuance of
 convertible
 promissory notes..............       --        --     3,030    3,030     1,000
Repayment of convertible
 promissory notes..............     (750)       --        --       --        --
Proceeds from issuance of
 preferred stock, net..........   15,136     4,000    14,831    3,900    14,714
Proceeds from issuance of
 common stock, net.............      178        54       363      115     3,081
Proceeds from repayment of note
 receivables from
 stockholders..................       --        --        52       --        --
                                 -------  --------  --------  -------  --------
Net cash provided by financing
 activities....................   14,564     4,054    18,276    7,045    18,795
                                 -------  --------  --------  -------  --------
Net increase (decrease) in cash
 and cash equivalents..........    7,973    (6,475)    3,691      271     9,720
Cash and cash equivalents at
 beginning of period...........      386     8,359     1,884    1,884     5,575
                                 -------  --------  --------  -------  --------
Cash and cash equivalents at
 end of period.................  $ 8,359  $  1,884  $  5,575  $ 2,155  $ 15,295
                                 =======  ========  ========  =======  ========

                            See accompanying notes.

                      INTERTRUST TECHNOLOGIES CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                    Six Months
                                                   Years Ended      Ended June
                                                   December 31,        30,
                                                ------------------ ------------
                                                 1996  1997  1998  1998  1999
                                                ------ ---- ------ ---- -------
                                                                   (Unaudited)
Supplemental schedule of cash flow information
Interest paid.................................  $   90 $ -- $   -- $ -- $    --
                                                ====== ==== ====== ==== =======
Supplemental schedule of noncash financing
 activities
Conversion of convertible promissory notes and
 accrued interest
 into Series B convertible preferred stock....  $   -- $ -- $3,067 $ -- $    --
                                                ====== ==== ====== ==== =======
Conversion of convertible promissory notes and
 accrued interest into
 Class A common stock.........................  $3,477 $ -- $   -- $ -- $    --
                                                ====== ==== ====== ==== =======
Increase in deferred compensation.............  $   -- $ -- $   -- $ -- $(4,273)
                                                ====== ==== ====== ==== =======
Common stock received in exchange for license
 agreement....................................  $   -- $ -- $   -- $ -- $   200
                                                ====== ==== ====== ==== =======




                            See accompanying notes.

                      INTERTRUST TECHNOLOGIES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1998
         (Information as of June 30, 1999 and for the six months ended
                      June 30, 1998 and 1999 is unaudited)

1.ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Description of Business

   InterTrust Technologies Corporation (InterTrust) has developed a general-purpose digital rights management (DRM) platform that serves as a foundation for providers of digital information, technology, and commerce services to participate in a global system for digital commerce. DRM technologies manage rights and interests in digital information. InterTrust was formed and incorporated in January 1990. From inception through December 1998, InterTrust's efforts were principally devoted to research and development, raising capital, recruiting personnel, and establishing partner relationships. InterTrust shipped the general availability version of its, Commerce software, at the end of fiscal 1998, and is therefore no longer in the development stage.

   InterTrust has incurred operating losses to date and had an accumulated deficit of $56.9 million at June 30, 1999. InterTrust's activities have been primarily financed through private placements of equity securities. InterTrust may need to raise additional capital through the issuance of debt or equity securities. Such financing may not be available on terms satisfactory to InterTrust, if at all.

 Principles of Consolidation

   The consolidated financial statements include the accounts of InterTrust and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

 Interim Financial Information

   The financial information as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 is unaudited but includes all adjustments, consisting only of normal recurring adjustments, that InterTrust's management considers necessary for the fair presentation of its financial position, operating results and cash flows for the interim date and periods. Results for the six months ended June 30, 1999 are not necessarily indicative of results to be expected for the full fiscal year of 1999 or for any future period.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Revenue Recognition

   InterTrust recognizes revenue from license fees, transaction fees, and software support services. License revenue is recognized after execution of a license agreement and delivery of the product,

                      INTERTRUST TECHNOLOGIES CORPORATION

         (Information as of June 30, 1999 and for the six months ended
                      June 30, 1998 and 1999 is unaudited)

provided there are no remaining obligations with regard to development, upgrades, enhancements, or future deliverables, and provided that the license fee is fixed or determinable, and collection of the fee is probable. InterTrust's license agreements generally include the right to upgrades and enhancements for a specified period. Under these circumstances, the license payments received in advance of revenue recognition are deferred and recognized on a subscription basis over the period of obligation. InterTrust began recognizing deferred revenue under some license agreements in January 1999, subsequent to shipment of the general availability version of its Commerce software at the end of fiscal 1998. Under license agreements with two preferred stockholders, InterTrust had received a total of $4,000,000 from nonrefundable license payments as of December 31, 1998.

   InterTrust's license agreements also require the payment of a percentage transaction fee based on the fulfillment of a transaction that utilizes its technology. InterTrust's partners are required to pay all amounts due for transaction fees within 30 to 90 days after the end of each quarter. InterTrust's revenue recognition policy with regard to transaction fees is to recognize the revenue when the amounts due are known, which will generally be in the quarter subsequent to the transaction. InterTrust had received $1,000,000 in prepaid transaction fees from a preferred stockholder which are included in deferred revenue as of December 31, 1998 and June 30, 1999. No transaction revenue has been recognized from commercial transactions or services as of June 30, 1999.

   Software support services, which include the right to telephone and online support and customer training, are generally provided for in the license agreements for an agreed upon amount generally over a period of two years. Support service revenue is recognized over the period in which the services are provided. Certain of InterTrust's partners were utilizing pre-commercial versions of its product in the development of their own solutions and, as a result, were utilizing InterTrust's support services prior to the shipment of its commercial release in December 1998.

   InterTrust adopted Statement of Position 97-2, "Software Revenue Recognition" (SOP 97-2), and Statement of Position 98-4, "Deferral of the Effective Date of a Provision of 97-2" (SOP 98-4), as of January 1, 1998.
SOP 97-2 and SOP 98-4 provide guidance for recognizing revenue on software transactions and supersede SOP 91-1. The adoption of SOP 97-2 and SOP 98-4 did not have a material impact on InterTrust's operating results.

   In December 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-9, "Modifications of SOP 97-2, Software Revenue Recognition With Respect to Certain Transactions" (SOP 98-9). SOP 98-9 amends SOP 98-4 to extend the deferral of the application of certain passages provided by SOP 98-4 through fiscal years beginning on or before March 15, 1999. All such provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. InterTrust believes the adoption of SOP 98-9 will not have a material effect on its results of operations or financial condition.

                      INTERTRUST TECHNOLOGIES CORPORATION

         (Information as of June 30, 1999 and for the six months ended
                      June 30, 1998 and 1999 is unaudited)


 Cash and Cash Equivalents

   InterTrust considers all highly liquid instruments with insignificant interest rate risk and maturities of three months or less to be cash equivalents. At December 31, 1998 and June 30, 1999, cash equivalents consist of money market funds.

 Concentration of Credit Risk

   Financial instruments that potentially subject InterTrust to a concentration of credit risk consist of cash, cash equivalents, and accounts receivable. Cash and cash equivalents are deposited with a high-credit quality financial institution. InterTrust's accounts receivable are primarily derived from customers located in North America, Europe, and Asia. InterTrust performs ongoing credit evaluations of its customers but does not require collateral from its customers. When required, InterTrust maintains allowances for credit losses, and to date, such losses have been within management's expectations.

   One customer, who is also a preferred stockholder, accounted for 91% of total revenues in 1997 and 40% of total revenues in the six months ended June 30, 1999. A second customer, also a preferred stockholder, accounted for 100%, 9%, and 66% of total revenues in 1996, 1997, and 1998, respectively, and 100% and 24% of total revenues in the six months ended June 30, 1998 and 1999, respectively. Two customers accounted for 13% and 21% of total revenues in 1998. One customer accounted for 13% of total revenue for the six months ended June 30, 1999. One customer accounted for 98% of accounts receivable at December 31, 1998. Two customers accounted for 63% and 10% of accounts receivable at June 30, 1999.

 Fair Value of Financial Instruments

   The carrying amounts of InterTrust's financial instruments, which include cash and cash equivalents, accounts receivable, current liabilities, and notes receivable from stockholders, approximate their fair value.

 Property and Equipment

   Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the terms of the leases.

 Stock-Based Compensation

   InterTrust accounts for stock-based compensation for awards to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock

                      INTERTRUST TECHNOLOGIES CORPORATION

         (Information as of June 30, 1999 and for the six months ended
                      June 30, 1998 and 1999 is unaudited)

Issued to Employees," and has adopted the disclosure only alternative of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123). InterTrust accounts for stock based compensation awards to non-employees using the fair value method prescribed in FAS 123.

 Research and Development

   Research and development expenditures are expensed to operations as incurred. Costs incurred in the development of new software and substantial enhancements to existing software are expensed as incurred until technological feasibility of such software has been established, at which time any additional costs would be capitalized in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." To date, InterTrust's software development has been completed concurrently with the establishment of technological feasibility and, accordingly, no research and development costs have been capitalized.

 Advertising Expense

   InterTrust recognizes advertising expense as incurred. Advertising expense has been immaterial in all periods since inception.

 Comprehensive Loss

   InterTrust adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (FAS 130), as of December 31, 1998. Under FAS 130, InterTrust is required to display comprehensive income (loss) and its components as part of the financial statements. Other comprehensive income includes certain changes in equity that are excluded from net income (loss). Specifically, FAS 130 requires unrealized holding gains and losses on available-for-sale securities to be included in accumulated and other comprehensive income. InterTrust has no material components of other comprehensive loss and, accordingly, the comprehensive loss is the same as the net loss for all periods presented.

 Net Loss Per Share, Pro Forma Net Loss per Share, and Pro Forma Stockholders' Equity

   Basic and diluted net loss per share are presented in conformity with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (FAS
128), for all periods presented. In accordance with FAS 128, basic and diluted net loss per share have been computed using the weighted average number of shares of common stock outstanding during the period, less shares subject to repurchase.

   Pro forma net loss per share has been computed as described above and also gives effect, under Securities and Exchange Commission guidance, to the conversion of convertible preferred stock not

                      INTERTRUST TECHNOLOGIES CORPORATION

         (Information as of June 30, 1999 and for the six months ended
                      June 30, 1998 and 1999 is unaudited)

included above that will automatically convert upon completion of InterTrust's initial public offering of common stock (using the as-converted method). If the offering contemplated by this prospectus is consummated, all of the convertible preferred stock outstanding as of June 30, 1999 and the outstanding convertible promissory note will automatically be converted into an aggregate of 12,575,743 shares of common stock. The number of shares to be issued upon conversion of the convertible promissory note was calculated using the price of the Series E financing completed in July 1999 (see note 7). Pro forma stockholders' equity at June 30, 1999, as adjusted for the conversion of the convertible preferred stock and convertible promissory note, is disclosed on the consolidated balance sheet.

   Historical and pro forma basic and diluted net loss per share are as follows (in thousands, except per share amounts):

                                                             Six Months Ended
                                Years Ended December 31,         June 30,
                                ---------------------------  -----------------
                                 1996      1997      1998     1998      1999
                                -------  --------  --------  -------  --------
                                                               (Unaudited)
Historical:
 Net loss...................... $(7,960) $(11,709) $(19,662) $(9,378) $(11,411)
                                =======  ========  ========  =======  ========
 Basic and diluted shares:
  Weighted average shares of
   common stock outstanding....  11,913    13,681    14,186   13,904    15,609
  Less weighted average shares
   subject to
   repurchase..................      --       (42)     (220)    (127)     (302)
                                -------  --------  --------  -------  --------
  Weighted average shares of
   common stock outstanding
   used in computing basic and
   diluted net per loss share..  11,913    13,639    13,966   13,777    15,307
                                =======  ========  ========  =======  ========
  Basic and diluted net loss
   per share................... $(0.67)  $ (0.86)  $ (1.41)  $(0.68)  $ (0.75)
                                =======  ========  ========  =======  ========
Pro Forma:
 Net loss......................                    $(19,662)          $(11,411)
                                                   ========           ========
 Weighted average shares of
  common stock
  outstanding used in computing
  basic and diluted
  net loss per share...........                      13,966             15,307
 Adjustment to reflect the
  assumed conversion of
  convertible preferred stock
  from the date of issuance....                       7,722             11,501
                                                   --------           --------
 Weighted average shares used
  in computing pro forma basic
  and diluted net loss per
  share........................                      21,688             26,808
                                                   ========           ========
 Pro forma basic and diluted
  net loss per share ..........                    $  (0.91)          $  (0.43)
                                                   ========           ========

   If InterTrust had reported net income, diluted net income per share would have included the shares used in the computation of pro forma net loss per share as well as the treasury stock impact of

                      INTERTRUST TECHNOLOGIES CORPORATION

         (Information as of June 30, 1999 and for the six months ended
                      June 30, 1998 and 1999 is unaudited)

approximately 6,172,000, 8,637,000, 9,084,000, 9,225,000, and 7,074,000 shares purchasable under outstanding options and warrants not included above for the years ended December 31, 1996, 1997, 1998, and for the six months ended June 30, 1998 and 1999, respectively. The number of common equivalent shares from options and warrants would be determined on a weighted average basis using the treasury stock method. The convertible promissory note outstanding at June 30, 1999 was excluded from the common equivalent share calculation, as it would have been antidilutive. If InterTrust had reported net income, shares used in computing diluted net income per share at June 30, 1999 would have included an additional 83,333 shares from the conversion of the convertible promissory note.

 Segments

   Effective January 1, 1998, InterTrust adopted Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" (FAS 131). FAS 131 changes the way companies report selected segment information in annual financial statements and requires companies to report selected segment information in interim financial reports to stockholders. FAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. InterTrust operates solely in one segment, and therefore, there is no impact on InterTrust's financial statements as a result of adopting FAS 131. For the year ended December 31, 1998, revenue from customers outside the United States was $52,000 and was derived from customers in Europe. For the six months ended June 30, 1999, customers from Asia and Europe accounted for revenue totaling approximately $194,000 and $130,000, respectively.

 Derivative Instruments and Hedging Activities

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS 133), which is required to be adopted in years beginning after June 15, 2000. To date, InterTrust has not used derivatives, and management anticipates that the adoption of FAS 133 will not have a significant effect on InterTrust's results of operations or financial position.

2.PROPERTY AND EQUIPMENT

   Property and equipment are stated at cost and consist of the following (in thousands):

                                                     December 31,
                                                     --------------   June 30,
                                                      1997    1998      1999
                                                     ------  ------  -----------
                                                                     (Unaudited)
Computer equipment and software..................... $1,271  $1,465    $ 1,665
Furniture and equipment.............................    119     193        203
Leasehold improvements..............................     56      56         56
                                                     ------  ------    -------
                                                      1,446   1,714      1,924
Accumulated depreciation and amortization...........   (479)   (776)    (1,039)
                                                     ------  ------    -------
                                                     $  967  $  938    $   885
                                                     ======  ======    =======

                      INTERTRUST TECHNOLOGIES CORPORATION

         (Information as of June 30, 1999 and for the six months ended
                      June 30, 1998 and 1999 is unaudited)

3.COMMITMENTS

   InterTrust leases its facilities under agreements expiring in August 1999 (see note 7). Rent under the agreements is expensed to operations on a straight-line basis over the terms of the leases. Future minimum rental commitments under operating leases entered into as of December 31, 1998 are approximately $355,000 in 1999. Rent expense for all operating leases was approximately $167,000, $258,000, $490,000, and $320,000 in 1996, 1997, 1998,
and for the six months ended June 30, 1999, respectively.

4.STOCKHOLDERS' EQUITY (DEFICIT)

 Preferred Stock

   InterTrust is authorized to issue 20,000,000 shares of convertible preferred stock, designated in series (see Note 7). A summary of convertible preferred stock is as follows (in thousands, except share amounts):

                                     Issued and Outstanding Shares   Liquidation Preference
                                    -------------------------------- -----------------------
                                        December 31,
                           Shares   --------------------  June 30,   December 31,  June 30,
                         Designated   1997       1998       1999         1998        1999
                         ---------- --------- ---------- ----------- ------------ ----------
                                                         (Unaudited)              (Unaudited)
Series A................ 5,000,000  3,966,666  3,966,666  3,966,666    $10,135     $10,135
Series B................ 6,533,722  2,333,722  6,533,721  6,533,721     27,997      27,997
Series C................   850,000         --         --    850,000         --       5,007
Series D................ 1,294,118         --         --  1,142,023         --       9,707
                                    --------- ---------- ----------    -------     -------
                                    6,300,388 10,500,387 12,492,410    $38,132     $52,846
                                    ========= ========== ==========    =======     =======

   The board of directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, and the number of shares constituting any series or designation of such series. In accordance with the Series A preferred stock financing, InterTrust is restricted from authorizing or issuing any other equity securities, reclassifying any equity securities resulting in preferences or priorities to those holders of Series A preferred stock, declaring or paying a dividend in excess of 10% of its net income, amending or appealing the Certificate of Incorporation in such a manner as to affect the voting rights of the Series A stockholders, or increasing or decreasing its total number of authorized shares without the consent of a majority of the holders of Series A preferred stock.

   In the event of liquidation, the Series A preferred stock has preference over the Series B, C, and D preferred stock and common stock in the amount of $2.555 per share, plus declared but unpaid dividends. Remaining assets would then be distributed pro rata based on (i) the number of shares of Class A common stock into which the Series A preferred stock converts, (ii) three times the number of shares of Class A common stock into which Series B, C, and D preferred stock converts, and (iii) the then outstanding shares of common stock. Series A preferred stockholders are to receive distributions

                      INTERTRUST TECHNOLOGIES CORPORATION

         (Information as of June 30, 1999 and for the six months ended
                      June 30, 1998 and 1999 is unaudited)

to a maximum aggregate amount of $7.665 per share. Series B, C, and D preferred stockholders are to receive distributions until their distribution total equals the aggregate of their original purchase prices of $4.285, $5.89, and $8.50 per share, respectively.

Each of the Series B, C, and D stockholders shall recommence participation in the distribution of any remaining assets once the common stockholders receive distributions equal to the original per share purchase price of the applicable preferred stock. Participation would be pro rata with the common stock outstanding on a one-for-one conversion of the preferred stock to Class A common stock.

   Holders of preferred stock are entitled to one vote for each share of common stock into which such shares are converted. Each share of Series A preferred stock entitles the holder to receive annual noncumulative dividends in preference to holders of Series B preferred shares and common shares, when and if declared by the board of directors. In the event that dividends are declared on Series A preferred stock, the dividends shall be declared at an annual rate of $0.23 per share. After payment of any declared annual dividends, the preferred stockholders will receive dividends, when and if declared by the board of directors, on an as-if-converted basis in an amount equal to the dividend paid to any other holders of outstanding stock. As of June 30, 1999, no dividends had been declared.

   Each share of preferred stock is convertible, at the option of the holder, into Class A common stock, subject to certain adjustments for antidilution. In addition, the preferred shares will automatically convert into common stock upon an underwritten public offering of InterTrust's common stock at not less than $3.75 per share, which results in aggregate proceeds to InterTrust in excess of $10,000,000. The holders of preferred stock also have certain registration rights. InterTrust has a right of first refusal should the preferred stockholder desire to sell or transfer its shares. The repurchase price must be substantially the same price and under the same terms offered to the third party. The right of first refusal terminates upon an underwritten public offering of InterTrust's common stock.

 Common Stock

   Authorized common stock has been designated as Class A voting common stock and Class B nonvoting common stock. The rights, preferences, privileges, and restrictions of Class A voting common stock and Class B nonvoting common stock are identical in all respects except as to certain voting rights. The Class B common stock will convert to Class A voting common stock upon the consummation of a public offering of InterTrust's common stock. A summary of common stock is as follows:

                                                 Issued and Outstanding Shares
                                               ---------------------------------
                                                   December 31,
                                      Shares   ---------------------  June 30,
                                    Designated    1997       1998       1999
                                    ---------- ---------- ---------- -----------
                                                                     (Unaudited)
Class A............................ 50,000,000 12,885,920 13,148,976 15,003,082
Class B............................ 20,000,000    904,340  1,521,672  2,340,868
                                               ---------- ---------- ----------
                                               13,790,260 14,670,648 17,343,950
                                               ========== ========== ==========

                      INTERTRUST TECHNOLOGIES CORPORATION

         (Information as of June 30, 1999 and for the six months ended
                      June 30, 1998 and 1999 is unaudited)

At December 31, 1998, common stock was reserved for issuance as follows:

Conversion of preferred stock......................................  10,500,387
Exercise of outstanding stock options..............................   8,457,989
Shares of common stock available for grant under the 1995 stock op-
 tion plan.........................................................     101,846
Exercise of warrants...............................................     626,016
                                                                     ----------
                                                                     19,686,238
                                                                     ==========

   During 1998, InterTrust received a note receivable in the amount of approximately $319,000 from one of its officers upon his exercise of an option to purchase 320,000 shares of common stock. As of December 31, 1998, approximately 214,000 of these shares were subject to repurchase by InterTrust at the original exercise price. The repurchase right lapses ratably over the 48-month vesting period of the underlying option. The note bears interest at 8% per annum and is secured by the related stock and general assets of the officer. The note and related interest are being forgiven over a period of four years of employment. InterTrust is recording compensation expense as the note is forgiven.

 1995 Stock Option Plan

   In October 1995, the board of directors adopted the 1995 Stock Option Plan (the 1995 Option Plan) for issuance of Class A common stock to eligible participants. Incentive stock options granted under the 1995 Option Plan are at prices not less than the fair value as determined by the board of directors, while nonstatutory options granted under the plan are at prices not less than 85% of the fair value on the date of the grant. Options expire after ten years. Options generally vest ratably over a period of no more than five years.

 Non Plan Stock Options

   InterTrust's board of directors have granted to eligible participants nonqualified stock options to purchase shares of Class B common stock. The options generally expire up to six years after the date of grant or earlier if employment or relationship is terminated. The options generally become exercisable ratably over a period of no more than four years. The exercisable options may be exercised in whole or in part but no more frequently than twice a year and in amounts of no less than 250 shares. There were no options to purchase shares of Class B common stock available for grant at December 31, 1998.

   During 1996 and 1997, InterTrust issued options outside of the 1995 Option Plan to purchase 160,000 shares of Class A common stock at $1.25 per share and 298,332 shares of Class A common stock at $1.50 per share, respectively.

                      INTERTRUST TECHNOLOGIES CORPORATION

         (Information as of June 30, 1999 and for the six months ended
                      June 30, 1998 and 1999 is unaudited)


   Information with respect to stock option activity is summarized as follows (see note 6):

                                      Shares of Common Stock
                                ------------------------------------  Weighted
                                   1995 Option Plan                   Average
                                -----------------------    Nonplan    Exercise
                                Available   Outstanding  Outstanding   Price
                                ----------  -----------  -----------  --------
Balance at December 31, 1995...  2,009,600     490,400    3,306,480    $0.51
 Shares authorized.............    880,000          --           --       --
 Options granted............... (2,326,000)  2,326,000      160,000    $1.16
 Options exercised.............         --    (207,332)    (179,700)   $0.54
 Unvested shares repurchased...     84,446          --           --       --
 Options canceled..............     32,000     (32,000)    (364,852)   $0.35
                                ----------  ----------   ----------
Balance at December 31, 1996...    680,046   2,577,068    2,921,928    $0.81
 Shares authorized.............  1,600,000          --           --       --
 Options granted............... (2,823,300)  2,823,300      882,332    $1.46
 Options exercised.............         --    (138,916)     (92,000)   $0.75
 Options canceled..............    720,044    (720,044)    (274,016)   $1.02
                                ----------  ----------   ----------
Balance at December 31, 1997...    176,790   4,541,408    3,438,244    $1.08
 Shares authorized.............  1,200,000          --           --       --
 Options granted............... (1,536,000)  1,536,000       80,000    $2.64
 Options exercised.............         --    (259,275)    (617,332)   $0.91
 Options canceled..............    261,056    (261,056)          --    $1.45
                                ----------  ----------   ----------
Balance at December 31, 1998...    101,846   5,557,077    2,900,912    $1.39
 Shares authorized
  (unaudited)..................    750,000          --           --       --
 Options granted (unaudited)...   (933,600)    933,600       22,028    $4.75
 Options exercised
  (unaudited)..................         --  (1,264,548)  (1,117,528)   $1.17
 Options canceled (unaudited)..    219,878    (219,878)     (70,252)   $2.04
                                ----------  ----------   ----------
Balance at June 30, 1999
 (unaudited)...................    138,124   5,006,251    1,735,160    $1.91
                                ==========  ==========   ==========
Exercisable and vested at
 December 31, 1998.............              2,026,979    2,529,244
                                            ==========   ==========
Exercisable and vested at June
 30, 1999 (unaudited)..........              1,527,885    1,675,160
                                            ==========   ==========
Shares of common stock subject
 to repurchase at December 31,
 1998..........................                     --      213,334
                                            ==========   ==========
Shares of common stock subject
 to repurchase at
 June 30, 1999 (unaudited).....                     --      405,002
                                            ==========   ==========

                      INTERTRUST TECHNOLOGIES CORPORATION

         (Information as of June 30, 1999 and for the six months ended
                      June 30, 1998 and 1999 is unaudited)

   The following table summarizes information about options outstanding under the 1995 option plan and nonplan options at December 31, 1998:

                                                           Options Exercisable
                    Options Outstanding                    ---------------------
      ---------------------------------------------------
                                   Weighted     Weighted               Weighted
        Range of                    Average     Average                Average
        Exercise                  Contractual   Exercise               Exercise
         Prices        Shares        Life        Price      Shares      Price
      -------------   ---------   -----------   --------   ---------   --------
                                  (In years)
      $0.01 - $0.31     698,160      3.13        $0.17       698,160    $0.17
      $0.63 - $0.75   2,106,838      5.67        $0.63     1,834,001    $0.63
          $1.25       1,016,168      7.70        $1.25       604,393    $1.25
          $1.50       2,681,107      8.03        $1.50     1,093,162    $1.50
      $2.00 - $2.50   1,637,216      9.24        $2.37       318,551    $2.29
          $3.50         318,500      9.73        $3.50         7,956    $3.50
                      ---------                            ---------
      $0.01-$3.50     8,457,989      7.30        $1.39     4,556,223    $0.97
                      =========                            =========

   In July 1996, InterTrust extended the exercise period of certain fully vested options to purchase Class B common stock for an additional six-year period. The difference between the exercise price and the deemed fair value of such options at that date was approximately $220,000. This amount was recorded as compensation expense in 1996.

   In connection with the acceleration of vesting of certain options at the time of an employee termination, InterTrust recorded a charge of $49,166 in 1997.

 Stock-Based Compensation

   In connection with the grant of certain options to employees during the six months ended June 30, 1999, InterTrust recorded deferred stock compensation of approximately $4,273,000 for the difference between the exercise prices of those options at their respective dates of grant and the deemed fair values for accounting purposes of the shares of common stock subject to such options. Such amounts are included as a reduction of stockholders' equity and are being amortized on a graded vesting method. The compensation expense of $195,000 during the six months ended June 30, 1999 relates to options awarded to employees in all operating expense categories. These amounts have not been separately allocated between operating expense categories.

   Pro forma information regarding net income is required by FAS 123 as if InterTrust had accounted for its stock-based awards to employees granted subsequent to December 31, 1994 under the fair value method. The fair value was estimated at the date of grant using the Black-Scholes option pricing model. The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock volatility. InterTrust is a nonpublic company and is permitted to use a near-zero volatility factor in its assumptions when applying the Black-Scholes model. Since InterTrust's stock-based awards have characteristics significantly different from those of traded options and since changes in the subjective

                      INTERTRUST TECHNOLOGIES CORPORATION

         (Information as of June 30, 1999 and for the six months ended
                      June 30, 1998 and 1999 is unaudited)

input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock-based awards. The fair value of InterTrust's stock-based awards to employees was estimated assuming no expected dividend; a risk-free interest rate of 6%, and expected lives of two years for nonplan options and five years for options granted under the 1995 Option Plan.

   The weighted-average fair value of options granted during 1996, 1997, and 1998 was $0.40, $0.74, and $1.23 per share, respectively.

                                                   Years Ended December 31,
                                                   ---------------------------
                                                    1996      1997      1998
                                                   -------  --------  --------
Pro forma net loss................................ $(8,269) $(12,645) $(21,115)
                                                   =======  ========  ========
Pro forma basic and diluted net loss per share....                    $  (0.97)
                                                                      ========

   For purposes of pro forma disclosures, the estimated fair value of the above stock-based awards is amortized to expense over the vesting period of the award. Because FAS 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until approximately 1999.

 Warrants

   As of December 31, 1998, warrants to purchase a total of 306,000 shares of Class A common stock at prices ranging from $0.63 to $2.56 per share were outstanding. Warrants to purchase 40,000 shares were issued in January 1995 in connection with convertible notes and were exercised in February 1999. Warrants to purchase 16,000 shares were issued in May 1995 to a related party in conjunction with convertible notes of which 13,308 were exercised in May 1999 with the remaining shares exercisable through May 2000. Warrants to purchase 240,000 shares were issued in April 1996 in conjunction with convertible notes and were exercised in April 1999. Warrants to purchase 10,000 shares were issued in November 1996 in connection with professional services and are exercisable through the earlier of the completion of an initial public offering of InterTrust's common stock or November 2001.

   As of December 31, 1998, warrants to purchase a total of 320,016 shares of Class B common stock were outstanding. A warrant to purchase 311,016 shares of Class B common stock was issued in August 1996 in conjunction with a license agreement. This warrant is exercisable beginning in August 2003 through August 2006 but may be exercised at an earlier date upon the occurrence of certain events. Warrants to purchase 9,000 shares of Class B stock at a weighted average exercise price of $1.61 per share were issued in 1998 in connection with professional services and are exercisable through the earlier of the completion of an initial public offering of InterTrust's common stock or at various dates through December 2003.

                      INTERTRUST TECHNOLOGIES CORPORATION

         (Information as of June 30, 1999 and for the six months ended
                      June 30, 1998 and 1999 is unaudited)


5.INCOME TAXES

   The difference between the amount of income tax benefit recorded and the amount of income tax benefit calculated using the U.S. federal statutory rate of 34% is primarily due to net operating losses not being benefited. Accordingly, there is no provision for income taxes for the years ended December 31, 1996, 1997, and 1998.

   Significant components of InterTrust's deferred tax assets are as follows (in thousands):

                                                                December 31,
                                                               ----------------
                                                                1997     1998
                                                               -------  -------
Deferred tax assets:
 Net operating loss carryforwards............................. $ 8,100  $12,500
 Capitalized research and development.........................   1,100    1,800
 Research credit carryforwards................................     800    1,700
 Deferred revenue.............................................     400    1,000
 Other........................................................     600    1,500
                                                               -------  -------
Total deferred tax assets.....................................  11,000   18,500
Valuation allowances.......................................... (11,000) (18,500)
                                                               -------  -------
Net deferred tax assets....................................... $    --  $    --
                                                               =======  =======

   The Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes InterTrust's historical operating performance and the reported cumulative net losses in all prior years, InterTrust has provided a full valuation allowance against its gross deferred tax assets.

   The valuation allowance increased by approximately $5,100,000 and $7,500,000 during the years ended December 31, 1997 and 1998, respectively. Approximately $100,000 of the valuation allowance at December 31, 1998 relates to the tax benefits of stock option deductions that will be credited to additional paid-in capital when realized.

   As of December 31, 1998, InterTrust had federal and state net operating loss carryforwards of approximately $36,200,000 and $4,300,000, respectively. InterTrust also had federal research and development tax credit carryforwards of approximately $1,100,000. The federal net operating loss and tax credit carryforwards expire in years 2007 through 2018, if not utilized. The state net operating loss carryforwards expire in years 1999 through 2003, if not utilized.

   Utilization of the net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the change in ownership provisions of the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating loss and tax credit carryforwards before utilization.

                      INTERTRUST TECHNOLOGIES CORPORATION

         (Information as of June 30, 1999 and for the six months ended
                      June 30, 1998 and 1999 is unaudited)


6.SUBSEQUENT EVENTS

   In March, April, and May 1999, InterTrust issued 850,000 shares of Series C preferred stock at a price of $5.89 per share and 1,142,023 shares of Series D preferred stock at a price of $8.50 per share. The Series C and D preferred stock have similar rights and preferences as the previously issued Series B preferred stock.

7.EVENTS SUBSEQUENT TO DATE OF AUDITORS' REPORT (UNAUDITED)

   In July 1999, InterTrust received permission from its shareholders to increase the available shares under the 1995 Option Plan by an additional 500,000 shares.

   In April 1999, in connection with executing a licensing arrangement, InterTrust issued to the licensee, for an aggregate amount of $1,000,000, a noninterest-bearing convertible promissory note. In July 1999, the note converted into 83,333 shares of Series E preferred stock of InterTrust at a price of $12.00 per share.

   In July 1999, the board of directors and stockholders approved the issuance of up to 1,400,000 shares of Series E preferred stock. During July 1999, InterTrust issued 1,309,700 shares of the Series E preferred stock at a price of $12.00 per share. The Series E preferred stock has similar rights and preferences as the previously issued Series B, C and D preferred stock.

   In July 1999, InterTrust entered into a lease agreement for office space to serve as its corporate headquarters and principal operating facility. The lease period commences September 1, 1999 and extends for a period of 60 months. The lease requires monthly rental payments of approximately $121,000 plus variable operating expenses and is subject to increases of 4% per annum.

   In July 1999, the board of directors adopted InterTrust's 1999 Equity Incentive Plan (the 1999 Plan), subject to stockholder approval, to be effective upon completion of InterTrust's initial public offering of its common stock. The 1999 Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock purchase awards, and stock appreciation rights to eligible participants. A total of 1,900,000 shares of common stock has been reserved for issuance under the 1999 Plan.

   In July 1999, the board of directors adopted InterTrust's 1999 Employee Stock Purchase Plan (the Purchase Plan), subject to stockholder approval, to be effective upon completion of InterTrust's initial public offering of its common stock. A total of 350,000 shares of common stock has been reserved for issuance under the Purchase Plan. Eligible employees may purchase common stock at 85% of the lesser of the fair market value of InterTrust's common stock on the first day of the applicable two-year offering period or the last day of the applicable six-month purchase period.

   In July 1999, the board of directors adopted the 1999 Non-Employee Directors Option Plan (the Director's Plan), subject to stockholder approval, to be effective upon completion of InterTrust's initial public offering of its common stock. The Director's Plan provides for the automatic grant of options to purchase shares of common stock to non-employee directors of InterTrust. A total of 350,000 shares of common stock has been reserved for issuance under the Director's Plan.

Narrative Description of Inside Back Cover

In the center of the page is a rough sketch of a cube facing the viewer at an angle. At the top of the page is a caption reading "Your Content Here" with an arrow pointing down to the cube. Below the cube, to the right, is the caption "DIGIBOX CONTAINER" with an arrow pointing up to the cube. At the bottom of the page, in the center, is the InterTrust logo above the caption "The MetaTrust Utility; Leading Digital Rights Management."

                                    PART II

                     Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

   The following table presents the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees, and The Nasdaq National Market listing fee.

   SEC Registration fee............................................. $   23,630
   NASD filing fee..................................................      9,000
   Nasdaq National Market listing fee...............................     90,000
   Printing and engraving expenses..................................    150,000
   Legal fees and expenses..........................................    400,000
   Accounting fees and expenses.....................................    175,000
   Road show expenses...............................................     50,000
   Blue sky fees and expenses.......................................      5,000
   Custodian and transfer agent fees................................     15,000
   Miscellaneous fees and expenses..................................     82,370
                                                                     ----------
     Total.......................................................... $1,000,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit indemnification under limited circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VI, Section 6.1 of our bylaws provides for mandatory indemnification of our directors, officers and employees to the maximum extent permitted by the Delaware General Corporation Law. Our Sixth Amended and Restated Certificate of Incorporation provides that our officers and directors shall not be liable for monetary damages for breach of the officers' or directors' fiduciary duty as officers or directors to our stockholders and us. This provision in the Sixth Amended and Restated Certificate of Incorporation does not eliminate the officers' or directors' fiduciary duty, and, in appropriate circumstances, equitable remedies like injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each officer or director will continue to be subject to liability for breach of the officer's or director's duty of loyalty to us or our stockholders for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the officer or director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect an officer's or director's responsibilities under any other law, like the federal securities laws or state or federal environmental laws. We have entered into indemnification agreements with our officers and directors, a form of which is attached as Exhibit 10.1 and incorporated by reference. The indemnification agreements provide our officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. Reference is made to Section 7 of the underwriting agreement contained in Exhibit 1.1 to this registration statement, indemnifying officers and directors of ours against limited liabilities.

Item 15. Recent Sales of Unregistered Securities

   Since January 1, 1996, we have issued and sold the following securities:

   1. We granted direct issuances or stock options to purchase 7,840,400 shares of our common stock at exercise prices ranging from $0.625 to $12.00 per share to employees, consultants, directors and other service providers under our 1995 Stock Plan. We granted direct issuances or stock options to purchase 1,234,360 shares of our common stock at exercise prices ranging from $0.01 to $7.65 per share to service providers outside of the 1995 Plan.

   2. We issued and sold an aggregate of 1,955,995 shares of our common stock to employees, consultants, and other service providers for aggregate consideration of approximately $2,573,811 under direct issuances or exercises of options granted under our 1995 Stock Plan. We issued and sold an aggregate of 1,676,200 shares of our common stock to employees, consultants, and other service providers for aggregate consideration of approximately $1,137,851 under direct issuances or exercises of options granted under our 1992 Stock Plan. We issued and sold an aggregate of 320,360 shares of our common stock to employees, consultants, and other service providers for aggregate consideration of approximately $449,701 under direct issuances or exercises of options granted outside of the Plans.

   3. On February 29, 1996, we issued a warrant to purchase 16,000 shares of our class A voting common stock with an exercise price of $1.25 per share to Alexander Communications in connection with the payment of a convertible promissory note. The warrant was subsequently exercised and we issued 16,000 shares thereunder.

   4. On April 24, 1996, we issued a warrant to purchase 8,000 shares of our class A voting common stock with an exercise price of $1.25 per share to John Holmgreen in connection with the payment of a convertible promissory note. The warrant was subsequently exercised and we issued 8,000 shares thereunder.

   5. On April 24, 1996, we issued two warrants to purchase a total of 200,000 shares of our class A voting common stock with an exercise price of $1.25 per share to Otto Candies, LLC in connection with the payment of two convertible promissory notes. The warrants were subsequently exercised and we issued 200,000 shares thereunder.

   6. On April 27, 1996, we issued a warrant to purchase 32,000 shares of our class A voting common stock with an exercise price of $1.25 per share to the Hubbs Family Trust in connection with the payment of a convertible promissory note. The warrant was subsequently exercised and we issued 32,000 shares thereunder.

   7. In March, April and June 1996, we issued and sold 3,966,666 shares of our Series A preferred stock for an aggregate purchase price of approximately $10,135,000 to a group of investors under a stock purchase agreement.

   8. In August and October 1996, June and December 1997, and March, April, July, August, September, November and December 1998, we issued and sold 6,533,721 shares of our Series B preferred stock for an aggregate purchase price of approximately $27,997,000 to a group of investors under a stock purchase agreement.

   9. On August 19, 1996, we issued a warrant to purchase 311,016 shares of our class B non-voting common stock to Upgrade Corporation of America.

   10. On November 1, 1996, we issued a warrant to purchase 10,000 shares of our class A voting common stock with an exercise price of $2.56 per share to the Rutherford Bolen Group.

   11. On April 28, 1998, we issued a warrant to purchase 2,000 shares of our class B non-voting common stock with an exercise price of $1.50 per share to Peter Williams.

   12. On June 4, 1998, we issued a warrant to purchase 3,000 shares of our class B non-voting common stock with an exercise price of $1.50 per share to Peter Williams.

   13. On December 21, 1998, we issued a warrant to purchase 4,000 shares of our class B non-voting common stock with an exercise price of $1.75 per share to Bill Horne.

   14. In March 1999, we issued and sold 850,000 shares of our Series C preferred stock for an aggregate purchase price of approximately $5,007,000 to a group of investors under a stock purchase agreement.

   15. In April and May 1999, we issued and sold 1,142,023 shares of our Series D preferred stock for an aggregate purchase price of approximately $9,707,000 to a group of investors under a stock purchase agreement.

   16. In July 1999, we issued and sold 1,393,033 shares of our Series E preferred stock for an aggregate purchase price of approximately $16,716,000 to a group of investors under a stock purchase agreement.

   The sale of the above securities was deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or transactions under compensation benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution and appropriate legends were affixed to the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

 Exhibit
   No.                                 Description
 -------                               -----------
  1.1*   Form of Underwriting Agreement.
  3.1    Fifth Amended and Restated Certificate of Incorporation of the
         Registrant.
  3.2    Form of Sixth Amended and Restated Certificate of Incorporation to be
         filed upon the closing of the offering made under this Registration
         Statement.
  3.3    Bylaws of the Registrant.
  3.4    Amended and Restated Bylaws of the Registrant to be effective upon the closing of the offering made under this Registration Statement.
  4.1    Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5.
  4.2*   Form of Registrant's Common Stock certificate.
  4.3    Form of Registration Rights under select Convertible Promissory Notes.
  4.4    Form of Registration Rights under select Class A Common Stock Purchase
         Agreements.
  4.5    Form of Series A Preferred Stock Registration Rights.
  4.6    Form of Series B, C, D and E Preferred Stock Registration Rights.
  4.7    Form of Registration Rights found in a Class B Non-Voting Common Stock
         Warrant.
  5.1*   Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
         LLP.
 10.1    Form of Indemnification Agreement entered into by the Registrant with each of its directors and executive officers.
 10.2    1999 Equity Incentive Plan and forms of agreements thereunder.
 10.3    1999 Employee Stock Purchase Plan.
 10.4    1999 Non-Employee Directors Option Plan.
 10.5*   Warrant for the purchase of Class B Non-Voting Common Stock made by the Registrant and held by Upgrade Corporation of America, dated
         August 19, 1996.
 10.6    Lease between California First, Ltd. and the Registrant dated April
         28, 1994.
 10.7    Amendment No. 1 to Lease between California First, Ltd. and the
         Registrant dated August 10, 1994.
 10.8    Amendment No. 2 to Lease between California First, Ltd. and the
         Registrant dated April 17, 1997.
 10.9    Standard Industrial/Commercial Multi-Tenant Lease-Modified Net and
         Addendum between Staffield Investments and the Registrant dated March
         21, 1997.
 10.10   Addendum No. 2 to Standard Industrial/Commercial Multi-Tenant Lease-
         Modified Net between Staffield Investments and the Registrant dated
         September 10, 1998.
 10.11   Lease between Mission West Properties, L.P. and the Registrant dated
         July 21, 1999.
 10.12*  Technology Development, Marketing, and License Agreement by and
         between the Registrant and National Westminster Bank PLC dated August
         18, 1998.
 10.13*  Technology Development, Marketing, and License Agreement by and
         between the Registrant and Bertelsmann Speichermedien GmbH d/b/a BMG
         Entertainment Storage Media dated June 9, 1999.
 10.14*  Technology Development and License Agreement by and between the
         Registrant and Universal Music Group, Inc. dated April 13, 1999.
 10.15*  Technology Development and License Agreement by and between the
         Registrant and Upgrade Corporation of America dated August 7, 1996.
 10.16*  Technology Development and License Agreement by and between the
         Registrant and Mitsubishi Corporation dated October 7, 1996.
 23.1    Consent of Ernst & Young LLP, independent auditors.
 23.2*   Consent of Counsel. Reference is made to Exhibit 5.1.
 24.1    Power of Attorney (see p. II-6).
 27.1    Financial Data Schedule.

--------
*To be filed by amendment.

  (b) Financial Statement Schedules

   All schedules have been omitted because the information required to be presented in them is not applicable or is shown in the consolidated financial statements or related notes.

Item 17. Undertakings

   We undertake to provide to the underwriters at the closing specified in the underwriting agreement, certificates in the denominations and registered in the names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant under the Delaware General Corporation Law, our Sixth Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws, the underwriting agreement, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities, other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of ours in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered in this offering, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether this indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

   We undertake that:

   (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered, and the offering of these securities at that time shall be deemed to be the initial bona fide offering.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 29th day of July, 1999.

                                          Intertrust Technologies Corporation

                                          By    /s/   Victor Shear
                                             ----------------------------------
                                                      Victor Shear
                                             Chairman of the Board and Chief
                                                    Executive Officer

                               POWER OF ATTORNEY

   Know all persons by these presents, that each individual whose signature appears below constitutes and appoints Victor Shear and Edmund J. Fish, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective on filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

           Signature                        Title                    Date

       /s/ Victor Shear          Chairman of the Board and        July 29, 1999
-------------------------------   Chief Executive Officer
         Victor Shear             (Principal Executive
                                  Officer)

     /s/ Erwin N. Lenowitz       Vice Chairman of the             July 29, 1999
-------------------------------   Board, Chief Financial
       Erwin N. Lenowitz          Officer (Principal
                                  Financial and Accounting
                                  Officer) and Secretary

      /s/ Edmund J. Fish         Director, Senior Operating       July 29, 1999
-------------------------------   Officer and Executive
        Edmund J. Fish            Vice President, Corporate
                                  Development

           Signature                        Title                    Date

       /s/ David Van Wie         Senior Vice President of         July 29, 1999
-------------------------------   Research and Director
         David Van Wie

    /s/ Bruce Frederickson       Director                         July 29, 1999
-------------------------------
       Bruce Fredrickson

      /s/ Satish K. Gupta        Director                         July 29, 1999
-------------------------------


        Satish K. Gupta
     /s/ Larry D. McArthur       Director                         July 29, 1999

-------------------------------
       Larry D. McArthur

                               INDEX TO EXHIBITS

 Exhibit
   No.                                 Description
 -------                               -----------
  1.1*   Form of Underwriting Agreement.
  3.1    Fifth Amended and Restated Certificate of Incorporation of the
         Registrant.
  3.2    Form of Sixth Amended and Restated Certificate of Incorporation to be
         filed upon the closing of the offering made under this Registration
         Statement.
  3.3    Bylaws of the Registrant.
  3.4    Amended and Restated Bylaws of the Registrant to be effective upon the closing of the offering made under this Registration Statement.
  4.1    Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5.
  4.2*   Form of Registrant's Common Stock certificate.
  4.3    Form of Registration Rights under select Convertible Promissory Notes.
  4.4    Form of Registration Rights under select Class A Common Stock Purchase
         Agreements.
  4.5    Form of Series A Preferred Stock Registration Rights.
  4.6    Form of Series B, C, D and E Preferred Stock Registration Rights.
  4.7    Form of Registration Rights found in a Class B Non-Voting Common Stock
         Warrant.
  5.1*   Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
         LLP.
 10.1    Form of Indemnification Agreement entered into by the Registrant with each of its directors and executive officers.
 10.2    1999 Equity Incentive Plan and forms of agreements thereunder.
 10.3    1999 Employee Stock Purchase Plan.
 10.4    1999 Non-Employee Directors Option Plan.
 10.5*   Warrant for the purchase of Class B Non-Voting Common Stock made by the Registrant and held by Upgrade Corporation of America, dated
         August 19, 1996.
 10.6    Lease between California First, Ltd. and the Registrant dated April
         28, 1994.
 10.7    Amendment No. 1 to Lease between California First, Ltd. and the
         Registrant dated August 10, 1994.
 10.8    Amendment No. 2 to Lease between California First, Ltd. and the
         Registrant dated April 17, 1997.
 10.9    Standard Industrial/Commercial Multi-Tenant Lease-Modified Net and
         Addendum between Staffield Investments and the Registrant dated March
         21, 1997.
 10.10   Addendum No. 2 to Standard Industrial/Commercial Multi-Tenant Lease-
         Modified Net between Staffield Investments and the Registrant dated
         September 10, 1998.
 10.11   Lease between Mission West Properties, L.P. and the Registrant dated
         July 21, 1999.
 10.12*  Technology Development, Marketing, and License Agreement by and
         between the Registrant and National Westminster Bank PLC dated August
         18, 1998.
 10.13*  Technology Development, Marketing, and License Agreement by and
         between the Registrant and Bertelsmann Speichermedien GmbH d/b/a BMG
         Entertainment Storage Media dated June 9, 1999.
 10.14*  Technology Development and License Agreement by and between the
         Registrant and Universal Music Group, Inc. dated April 13, 1999.
 10.15*  Technology Development and License Agreement by and between the
         Registrant and Upgrade Corporation of America dated August 7, 1996.
 10.16*  Technology Development and License Agreement by and between the
         Registrant and Mitsubishi Corporation dated October 7, 1996.
 23.1    Consent of Ernst & Young LLP, independent auditors.
 23.2*   Consent of Counsel. Reference is made to Exhibit 5.1.
 24.1    Power of Attorney (see p. II-6).
 27.1    Financial Data Schedule.

--------
*To be filed by amendment.